As filed with the Securities and Exchange Commission on July , 1996
                                                        Registration No.  333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                                  ANACOMP, INC.
             (Exact name of registrant as specified in its charter)


        Indiana                                 3577                      35-1144230

(State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)        Classification Code Number)    Identification Number)

                           11550 North Meridian Street
                                 P.O. Box 40888
                           Indianapolis, Indiana 46240
                                 (317) 844-9666
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             George C. Gaskin, Esq.
                                Corporate Counsel
                                  Anacomp, Inc.
                             2115 Monroe Drive N.2.
                             Atlanta, Georgia 30324
                                 (404) 876-3361
            (Name, Address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    Copy to:
                              Michael C. Ryan, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000
                              --------------------
        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                              --------------------
                         CALCULATION OF REGISTRATION FEE
================================================================================

               Title of Each Class of                Amount        Proposed Maximum      Proposed Maximum        Amount of
             Securities to be Registered       to be Registered  Offering Price per    Aggregate Offering   Registration Fee
                                                                      Security              Price (1)
Common Stock, $.01 par value, reserved
for issuance upon exercise of rights........ 3,000,000 shares         $10.00            $30,000,000.00     $10,344.83
- -----------------------------------------------------------------------------------------------------------------------------------
Rights...................................... 3,000,000 rights           --                    --                -- (2)
===================================================================================================================================

     (1) The price stated is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933; based on the average of the high and low prices reported for the Common Stock on the Nasdaq Automated Quotation System on July 30, 1996.

     (2) Pursuant to Rule 457(g) under the Securities Act of 1933, no separate registration fee is required with respect to the Rights.
================================================================================


                             --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              CROSS REFERENCE SHEET

                     Pursuant to Item 501 of Regulation S-K



  S-1 Item Number and Caption                                      Location or Heading in Prospectus

  1. Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus..................................    Outside Front Cover Page

  2. Inside Front and Outside Back Cover Pages of Prospectus...    Inside Front Cover Page; Outside Back Cover Page

  3. Summary of Information, Risk Factors and Ratio of
     Earnings to Fixed Charges.................................    Prospectus Summary; Risk Factors; Selected
                                                                   Consolidated Financial Data

  4. Use of Proceeds...........................................    Use of Proceeds

  5. Determination of Offering Price...........................    Outside Front Cover Page; Determination of Subscription
                                                                   Price; The Financial Advisor

  6. Dilution..................................................    Not Applicable

  7. Selling Security Holders..................................    Not Applicable

  8. Plan of Distribution......................................    Outside Front Cover Page; Plan of Distribution

  9. Description of Securities to be Registered................    Outside Front Cover Page; The Rights Offering;
                                                                   Description of Capital Stock
 10. Interests of Named Experts and Counsel....................    Not Applicable

 11. Information with Respect to the Registrant................    Outside Front Cover Page; Prospectus Summary;
                                                                   Risk Factors; Price Range of Common Stock;
                                                                   Dividend Policy; Capitalization; Selected
                                                                   Consolidated Financial Data; Pro Forma Unaudited
                                                                   Financial Information; Management's Discussion
                                                                   and Analysis of Results of Operations and
                                                                   Financial Condition; The Company; Description of
                                                                   Certain Indebtedness; Description of Capital
                                                                   Stock; Management; Security Ownership of Certain
                                                                   Beneficial Owners and Management; Certain
                                                                   Relationships and Related Transactions; Legal
                                                                   Matters; Index to Financial Statements

 12. Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities................................    Not Applicable

                  Subject to Completion, dated -------------, 1996




PROSPECTUS
                                  ANACOMP, INC.

                                  Common Stock
                     Offered Pursuant to Transferable Rights
                                _________ Shares

     Anacomp, Inc., an Indiana corporation (the "Company"), is distributing transferable subscription rights ("Rights") to holders of record at the close of business on _______, 1996 (the "Record Date") of its shares of common stock, par value $.01 per share (the "Common Stock"). The Rights entitle stockholders to subscribe for and purchase an aggregate of ________ shares of Common Stock (the "Rights Offering") at a cash price of $_____ per share (the "Subscription Price") [expected to be 80% of the last sale price of the Company's Common Stock reported on the Nasdaq Automated Quotation System as of the last business day prior to the date the Registration Statement relating to the Rights is declared effective under the Securities Act of 1933]. Holders of Rights ("Rights
Holders") will be able to exercise Rights until 5:00 p.m., Eastern Standard Time, on ________, 1996, unless extended or terminated by the Board of Directors of the Company in its sole discretion (such time and date, the "Expiration Date"). See "The Rights Offering."

     Stockholders of the Company on the Record Date will receive ___ Rights to purchase shares of Common Stock for each share of Common Stock held on the Record Date. Rights Holders are entitled to purchase, at the Subscription Price, one share of Common Stock for each whole Right held (the "Basic Subscription Privilege"). An aggregate of approximately ____ Rights will be distributed pursuant to the Rights Offering. In lieu of fractional Rights, the aggregate number of Rights issued by the Company to a Rights Holder will be rounded up to the next whole number. Each Right also entitles any Rights Holder exercising the Basic Subscription Privilege in full to subscribe at the Subscription Price for up to two additional shares of Common Stock for each share of Common Stock purchased by the Rights Holder pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege"), to the extent shares are not otherwise subscribed for pursuant to the exercise of the Basic Subscription Privilege. If an insufficient number of shares of Common Stock is available to satisfy fully all subscriptions pursuant to the Oversubscription Privilege, then the available
shares  will  be   prorated   among   those  who   subscribe   pursuant  to  the
Oversubscription  Privilege. See "The Rights Offering -- Subscription Privileges
- -- Oversubscription Privilege." The Rights will be evidenced by transferable certificates.

     The Common Stock is traded over-the-counter under the symbol "ANCO." On _____, 1996, the last full trading day prior to the public announcement of the Rights Offering proposal, the last sale reported for the Common Stock on the Nasdaq Automated Quotation System was $______. On ______, 1996, the last sale reported for the Common Stock on the Nasdaq Automated Quotation System was $_____. The Company will not attempt to register the Rights on an exchange, and there can be no assurance that any market for the Rights will develop.

     After the Expiration Date, the Rights will no longer be exercisable and will have no value. Accordingly, Rights Holders are strongly urged either to exercise or to sell their Rights.

     See "Risk Factors" beginning on page 10 for a discussion of certain considerations relevant to an investment decision.

                             ----------------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,  NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------
================================================================================
                                                Underwriting
                                    Price to    Discounts and       Proceeds to
                                     Public      Commissions        Company (1)
- --------------------------------------------------------------------------------

Per Share of Common Stock....      $                None            $
- --------------------------------------------------------------------------------

Total........................      $                None            $
================================================================================

     (1) Before deducting expenses payable by the Company estimated at an aggregate of $_______.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                           _____________________, 1996

     [ANY LEGEND OR INFORMATION REQUIRED BY THE LAW OF ANY STATE IN WHICH THE SECURITIES ARE TO BE OFFERED.]

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Room 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Registration Statement can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's Web Site (http://www.sec.gov.).

     The Company has filed with the Commission a Registration Statement on Form S-1 (collectively with any amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits filed as a part thereof and otherwise incorporated therein for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of each document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission or obtained at prescribed rates from the public reference facilities of the Commission at the addresses set forth above.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, the "Company" means Anacomp, Inc. and its subsidiaries. References to a fiscal year refer in each case to the twelve-month period ended September 30.

                                   The Company

     The Company is the world's leading full-service provider of micrographics systems, services and supplies, with over 15,000 customers in more than 65 countries. The Company is also the world's largest provider of Computer Output Microfilm (COM) solutions for image and information management. Micrographics is the conversion of information stored in digital form or on paper to microfilm or microfiche, and COM converts textual and graphical digital information at high speed directly from a computer or magnetic tape to microfilm or microfiche.

     The Company offers a full range of micrographics services and supplies, including (i) micrographics processing services to customers on an outsourcing basis through its 45 data service centers nationwide, (ii) micrographics systems for users who perform their own data conversion, (iii) consumable supplies and equipment for micrographics systems, and (iv) maintenance services for micrographics equipment. It is a major manufacturer and distributor of computer tape products used by data processing operations, including open reel tape, 3480 tape cartridges and 3490E tape cartridges.

     In the fiscal year ended September 30, 1995, the Company's revenues were $591.2 million and operating income (income before special and restructuring charges, interest, other income and income taxes) was $41.4 million.

     The principal executive offices of the Company are located at 11550 North Meridian Street, Suite 600, Carmel, Indiana 46032, telephone number (317) 844-9666.

                              Recent Reorganization

     On June 4, 1996, the Company emerged from bankruptcy proceedings under its Third Amended Joint Plan of Reorganization ("Plan of Reorganization"). On such date, the Company canceled its existing secured debt and subordinated debt, including 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, and its equity securities, including common stock, common stock purchase rights, preferred stock and warrants, and distributed to its creditors approximately $22.0 million in cash, $112.2 million principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes"), $160.0 million principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), 10.0 million shares of new common stock, par value $.01 per share, and warrants to purchase 362,694 shares of common stock at a price of $12.23 per share for a period of five years from June 4, 1996. The Plan of Reorganization resulted in a reduction of approximately $173.0 million in principal and accrued interest on the Company's debt obligations and a liquidation amount and accrued interest on its preferred stock.

                               The Rights Offering



Rights........................Each record  holder (a "Rights  Holder") of Common
                              Stock at the close of business on _______ __, 1996 (the "Record Date") will receive ___ transferable subscription rights ("Rights") for each share of Common Stock held on the Record Date. The number of Rights issued by the Company to a Rights Holder will be rounded up to the nearest whole number. Each Right will entitle the Rights Holder to purchase from the Company one share of Common Stock for a cash price of $___ (the "Subscription Price") on the terms and subject to the conditions of the offering. The distribution of Rights and sale of shares of Common Stock upon the exercise of Rights are referred to as the "Rights Offering." An aggregate of approximately ____ Rights will be distributed pursuant to the Rights Offering. After _________ __, 1996 (the
                              "Expiration Date"), the Rights will no longer be exercisable and will have no value. Rights Holders are strongly urged either to exercise or to sell their Rights prior to the Expiration Date.

Record Date...................___________________, 1996.

Expiration Date ..............___________________,   1996,  5:00  p.m.,  Eastern
                              Standard Time, unless terminated or extended by the Board of Directors of the Company, in its sole discretion.

Basic Subscription Privilege..Rights  Holders are  entitled to purchase,  at the
                              Subscription Price, one share of Common Stock for each whole Right held (the "Basic Subscription Privilege"). See "The Rights Offering -- Subscription Privileges -- Basic Subscription Privilege."

Oversubscription Privilege....Each  Rights  Holder  who  elects  to exercise the
                              Basic Subscription Privilege in full also may subscribe at the Subscription Price for up to two additional shares of Common Stock (the "Excess Shares") for each share of Common Stock purchased by the Rights Holder pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege"), to the extent shares have not been purchased pursuant to the Basic Subscription Privilege, subject to proration and reduction by the Company under certain circumstances.

                              There can be no assurance that there will be Excess Shares sufficient to satisfy all exercises of the Oversubscription Privilege. If an insufficient number of Excess Shares is available to satisfy fully all exercises of the Oversubscription Privilege, then the Excess Shares will be prorated among Rights Holders who exercise their Oversubscription Privilege based upon the respective numbers of shares of Common Stock for which each such Rights Holder subscribes pursuant to the Basic Subscription Privilege. See "The Rights Offering -- Subscription Privileges -- Oversubscription Privilege."

Subscription  Price  .........$___________________,  in cash,  for each share of
                              Common Stock [expected to be 80% of the last sale of the Company's Common Stock on the Nasdaq Automated Quotation System as of the last day prior to the date the Registration Statement relating to the Rights is declared effective under the Securities Act of 1933]. See "Determination of Subscription Price."


Procedure for Exercising
Rights........................The Basic Subscription  Privilege may be exercised and the Oversubscription Privilege may be subscribed for by properly completing the Subscription Certificate evidencing the Rights (a "Subscription Certificate") and forwarding such Subscription Certificate (or following the Guaranteed Delivery Procedures (as defined below)), with payment of the Subscription Price for each share of Common Stock purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege, to the Subscription Agent (as defined below) for receipt by the Subscription Agent on or prior to the Expiration Date. If the mail is used to forward Subscription Certificates, it is recommended that insured, registered mail be used.

                              If the aggregate Subscription Price paid by an exercising Rights Holder is insufficient to purchase the number of shares of Common Stock that such holder indicates on the Subscription Certificate are being purchased or subscribed for, or if no number of shares of Common Stock to be purchased or subscribed for is specified, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege to purchase shares of Common Stock to the full extent of the payment tendered. If the aggregate Subscription Price paid by an exercising Rights Holder exceeds the amount necessary to purchase the number of shares of Common Stock for which the Rights Holder has indicated on the Subscription Certificate an intention to purchase, then the Rights Holder will be deemed to have subscribed pursuant to the Oversubscription Privilege to the full extent of the excess payment tendered. If any Rights Holder is allocated a fewer number of shares than such Rights Holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that holder will be returned without interest or deduction. See "The Rights Offering -- Exercise of Rights."

No Revocation.................Once a  Rights  Holder  has  exercised  the  Basic
                              Subscription Privilege or subscribed for the Oversubscription Privilege, such exercise or subscription may not be revoked by such Rights Holder. See "The Rights Offering -- No Revocation."

Shares of Common Stock
Outstanding After the
Rights Offering...............Assuming the Rights  Offering is fully  subscribed for, the Company will have approximately ___________ shares outstanding after the Rights Offering, based on 10,000,000 shares outstanding immediately prior to the consummation of the Rights Offering.

Transferability of Rights.....The Rights are transferable.

Amendments and Termination....The Rights Offering may be extended, and its terms and conditions amended by the Company, at the Company's option. If the Company amends the terms of the Rights Offering, a new definitive Prospectus will be distributed to all Rights Holders who had previously exercised Rights and to all Rights Holders of record on the date of such amendment, together with a form on which each exercising Rights Holder can consent to the amended terms. Any Rights Holder who had previously exercised Rights, or who exercises Rights within four (4) business days after the mailing of the new definitive Prospectus, and who does not so consent within ten (10) business days after the mailing of the definitive Prospectus and form of consent, will be deemed to have canceled such exercise, and the Company will refund as soon as practicable by mail the full amount of the Subscription Price paid by such Rights Holder, without interest or deduction. Any completed Subscription Certificate received by the Subscription Agent five (5) or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed such Subscription Certificate to the amended terms.

                              The Company may terminate the Rights Offering at any time prior to delivery of the shares of Common Stock. See "The Rights Offering -- Amendments and Termination."

Persons Holding Shares, or
Wishing to Exercise Rights,
Through Others................Persons  holding  shares  of  Common  Stock,   and
                              receiving the Rights distributable with respect to such shares, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Common Stock personally who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. See "The Rights Offering -- Exercise of Rights."

Issuance of Common Stock......Certificates  representing  shares of Common Stock purchased pursuant to the Basic Subscription Privilege or the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations have been effected. See "The Rights Offering-- Subscription Privileges."

Use of Proceeds...............The net proceeds available to the Company from the
                              Rights Offering will be approximately $24.6 million. Such net proceeds will be used to finance prospective acquisitions of businesses and technologies. See "Use of Proceeds."

Subscription Agent............ChaseMellon Shareholder Services, L.L.C.

[Information Agent............____________________________________________.]

Nasdaq Automated Quotation
Symbol for Common Stock.......ANCO

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes selected consolidated historical operating and financial data of the Company for the five fiscal years ended September 30, 1995, which were derived, except as otherwise noted, from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The table also summarizes selected unaudited consolidated historical operating and financial data for the six-month periods ended March 31, 1996 and 1995 and as of March 31, 1996, derived from unaudited interim condensed consolidated financial statements of the Company, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The following table also includes certain pro forma unaudited financial data that reflect adjustments necessary to give effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996 and the Rights Offering. The pro forma unaudited financial data do not purport to represent the Company's results of operations or financial condition had the Company's reorganization been effective for the periods indicated and do not purport to project the Company's results of operations and financial condition for any future period. This table should be read in conjunction with, and is qualified in its entirety by reference to, "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Company's historical Consolidated Financial Statements and notes thereto and the "Pro Forma Unaudited Financial Information" appearing elsewhere in this Prospectus.


                                                                                         Six Months Ended
                                              Year Ended September 30                        March 31
                        -----------------------------------------------------------   ---------------------------
                                                                                           (unaudited)
                                                                                                             Pro Forma
                          1991        1992        1993         1994        1995        1995         1996        (c)
                          ----        ----        ----         ----        ----        ----         ----     ---------
                             (Dollars in thousands, except ratios and per share amounts)
OPERATING DATA

Revenues.............  $635,361    $628,940    $590,208     $592,599    $591,189     $303,301     $256,176    $254,673
Cost of sales and
   services..........   423,956     428,308     404,752      420,483     440,667      203,562      175,099     173,941
Selling, general and
   administrative....   105,861     100,330      96,822       92,539     109,127       68,842       47,595      79,538
Special and
   restructuring
   charges (a).......        --          --          --           --     169,584           --           --          --
Operating income
   (loss)............   105,544     100,302      88,634       79,577    (128,189)      30,897       33,482       1,194
Interest expense.....    79,655      71,947      68,960       67,174      70,938       34,000       23,785      21,394
Reorganization items.        --          --          --           --          --           --       23,251          --
Income (loss) before
   extraordinary
   credit and
   cumulative effect
   of accounting
   change............    18,105      18,221      11,691        6,955    (238,326)      (7,383)      (9,678)    (22,524)
Net income (loss)....    29,205      26,921      18,591       14,955(b) (238,326)      (7,383)      (9,678)    (22,524)
Income (loss) per
   share (primary)
   before
   extraordinary
   item and
   cumulative effect
   of accounting
   change (net of
   preferred stock
   dividends and
   discount
   accretion)........       .38         .38         .22          .10       (5.22)        (.18)        (.22)      (     )
Weighted average
   shares
   outstanding       41,689,577  42,712,865  42,749,933   47,335,723  46,061,818   45,944,409    47,084,388  13,125,000



                                          Year Ended September 30                                 Six Months Ended March 31
                                                                                                         (unaudited)
                           --------------------------------------------------------------   -----------------------------------
                                                                                                                      Pro
                                1991        1992         1993         1994        1995       1995          1996     Forma (c)
                                ----        ----         ----         ----        ----       ----          ----     --------
                             (Dollars in thousands, except ratios and per share amounts)

SELECTED FINANCIAL RATIOS
   AND OTHER FINANCIAL DATA

Depreciation and
   amortization...........  $ 31,551     $ 34,569     $ 33,006     $ 34,615    $ 35,998     $17,187      $13,369       $45,518
EBITDA (d)................   137,095      134,871      121,640      114,192      77,393      48,084       46,851        46,712
Capital expenditures......    13,916       18,755       20,726       18,868      14,372       7,631        2,537         2,537
Ratio of EBITDA to
   interest expense ......     1.72x        1.87x        1.76x        1.70x       1.09x       1.41x        1.97x         2.18x
Ratio of total debt to
   EBITDA ................     3.75x        3.54x        3.61x        3.61x       5.04x       --            --           --
Ratio of earnings to
   fixed charges (e) .....     1.36x        1.41x        1.27x        1.21x        (e)        (e)          (e)          (e)




                                               As of March 31, 1996
                                               --------------------
                                                     (unaudited)
                                            Actual           Pro Forma (c)
                                        --------------     ---------------
BALANCE SHEET DATA
Cash...........................           $49,259              $51,565
Property, plant, and equipment - net       36,663               36,663
Intangible assets (f)..........           155,473                   --
Reorganization value in excess of
 identifiable assets (g) ......                --              258,957
Total assets...................           391,991              497,180
Total current liabilities (h)..           178,910              124,532
Total debt (i).................           381,230              260,197
Redeemable preferred stock.....            21,340                   --
Shareholders' equity (deficit).          (195,037)             106,903


- ---------------------------------

(a) This item includes special charges of $136.9 million which represents a write-off of goodwill of $108.0 million and $28.9 million of charges associated with software costs which are not recoverable, as well as restructuring charges of $32.7 million.

(b) The Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes, in the first quarter of fiscal year 1994. The adoption resulted in a one-time increase to net income of $8.0 million reflecting the cumulative effect on prior years of this accounting change. Prior to 1993, the Company recognized tax benefits resulting from NOLs as an extraordinary item in the consolidated Statement of Operations.

(c) The pro forma balance sheet data (i) gives effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996 and (ii) gives effect to the Rights Offering (assuming the sale of 3,125,000 shares, the total number of shares purchasable upon exercise of Rights, and net proceeds of $24.6 million after deducting estimated fees and expenses associated with the Rights Offering), as if they occurred on March 31, 1996. The pro forma operating data and selected financial ratios and other financial data gives effect to the transactions in connection with the consummation of the Plan of Reorganization as if they occurred on October 1, 1995. See "Capitalization."

(d)      EBITDA   represents   earnings  before  interest  income  and  expense,
         financial restructuring costs, reorganization items, other income, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP) as a measure of the Company's operating results or to cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity. This item also excludes special and restructuring charges of approximately $169.6 million incurred in fiscal 1995.

(e)      For  purposes of  computing  the ratio of  earnings  to fixed  charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issuance costs, accretion of the original issue discount and the portion of rental expense under operating leases that has been deemed by the Company to be representative of an interest factor, all on a pre-tax basis. For the year ended September 30, 1995, the six months ended March 31, 1995 and 1996, and the pro forma six months ended March 31, 1996 income, before income taxes was inadequate to cover fixed charges. The amount of the coverage deficiency was $203.3 million, $6.0 million, $6.0 million and $18.8 million, respectively.

(f) Intangible assets represent primarily the excess of purchase price over net assets of businesses acquired ("goodwill"). Goodwill is amortized on the straight-line method over 15 to 40 years. Effective June 30, 1995, the Company elected to modify its method of measuring goodwill impairment to a fair value approach. This revised accounting policy resulted in a write-off of $108.0 million of goodwill related to the micrographics business.

(g) For "fresh start" reporting purposes, any portion of the Company's reorganization value not attributable to specific identifiable assets will be reported as "Reorganization value in excess of identifiable assets."

(h)      Total current liabilities exclude current portion of long-term debt.

(i)      Total debt does not include accrued but unpaid interest.

                                  RISK FACTORS

     Prospective investors should carefully review the information set forth below, together with the information and financial data set forth elsewhere in this Prospectus, before making an investment decision.

     Dependence of Values on Estimates of Future Performance. The Company's pro forma unaudited financial statements have been prepared in accordance with the requirements of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires a determination of the Company's reorganization value, which is the estimated fair value of the reorganized entity as a going concern at the time it emerges from bankruptcy. The Company's estimate of its reorganization value is based on a number of assumptions, including the assumptions upon which the Company's estimates of future operating results are based. The valuation necessarily assumes that the Company will achieve the estimates of future operating results in all material respects. If these results are not achieved, the resulting values could be materially different. See "Pro Forma Unaudited Financial Information."

     Adverse Effect of Growth of Digital Technologies. Revenues for the Company's micrographic services and products have been adversely affected for each of the past four fiscal years (see "Business Risks--Recent Declines in Revenues") and could in the future be substantially adversely affected by, among other things, the increasing use of digital technology. Micrographics represented 78% of the Company's fiscal 1995 revenues and is expected to remain the Company's primary source of revenues for the foreseeable future. The effect of digital and other technologies on the demand for micrographics depends, in part, on the extent of technological advances and cost decreases in such technologies. The recent trend of technological advances and attendant price declines in digital systems and products is expected to continue. As a result, in certain instances, potential micrographics customers have deferred, and may continue to defer, investments in micrographics systems (including the Company's XFP 2000 system) and the utilization of micrographics data service centers while evaluating the abilities of digital and other technologies.

     The continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in at least some Anacomp customers changing their use of micrographics from data storage and retrieval to primarily data storage. The Company believes this is at least part of the reason for the declines in the past three fiscal years in sales of the Company's duplicate film, readers and reader/printers. The Company's service centers also are producing fewer duplicate microfiche per original for customers, reflecting this use of micrographics primarily for storage. The rapidly changing data storage and management industry also has resulted in intense price competition in certain of the Company's markets, particularly micrographics services. The Company's operating margins were 13.1% in the first half of fiscal 1996 compared to 7% in fiscal 1995, 13.4% in fiscal 1994 and 15% in 1993.

     Recent Declines in Revenues. As a result of the rapidly changing nature of the data storage and management industry, the Company has experienced declining or flat revenues in each of the last five fiscal years. Revenues for fiscal 1995 decreased $32.2 million from 1994 and revenues decreased $47.1 million for the first half of fiscal 1996 when compared to the same period for the previous year. The $47.1 million decrease is primarily due to the discontinuance and downsizing of certain product lines. Fiscal 1994 revenues decreased $29.1 million from 1993, and 1993 revenues decreased $42.6 million compared to the prior year, excluding, in each case, acquisitions made by the Company during such fiscal year. For further discussion by product line of recent trends in revenues and operating margins, see "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     The Company has used acquisitions in the past to try to offset declining revenues and increase market share. If the Company continues to experience declining revenues, it may depend, in part, on acquisitions to try to offset such declines, and there can be no assurance that the Company will be able to effect any such further acquisitions. For example, revenues for the Company's micrographics services business increased 5% in fiscal 1994 from 1993 largely because of the acquisition of 14 data service centers or related customer bases. Revenues for micrographics services declined 2% in fiscal 1993 from 1992, a period during which only four data service centers were acquired. Acquisitions generally have been of companies in markets in which the Company already competes. The Company's substantial leverage limits the amount of cash flow available for investment. The indenture for the Senior Secured Notes and the terms of the Company's other indebtedness will restrict the Company's ability to make acquisitions. See "Substantial Leverage."

     Quarterly Earnings Fluctuations. Sales of the Company's COM (Computer Output to Microfilm) systems, including its XFP 2000 systems, vary significantly from quarter to quarter depending on various factors, including the level and timing of orders and shipments, customer requirements, the mix of product features selected and pricing changes, some of which are not within the control of the Company. Additionally, as is the case with many technology companies, a significant portion of the Company's sales of its COM systems typically occurs in the last few weeks of a quarter. As a result, the Company's COM systems revenues may shift from one quarter to the next, having a significant effect on reported results, and quarterly revenues and reported results cannot be accurately estimated even a few weeks prior to the end of a quarter. See note 20 to the Company's audited consolidated financial statements appearing elsewhere in this Prospectus.

     Availability  of Polyester  and Certain  Other  Supplies.  Polyester is the
basic raw material for the Company's film and magnetics products. Large increases in the price of polyester are likely to affect the Company's operating margins adversely as the maturity of the Company's markets makes it difficult to effect price increases. Increased polyester prices also could result in the loss of certain customers. The Company and its principal polyester and duplicate film vendor, SKC Limited and SKC America, Inc. (collectively, "SKC"), from time to time negotiate polyester price increases relating to these products, and there can be no assurance as to the outcome of any such negotiations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

     Certain third parties are the sole suppliers of some of the Company's raw materials and products. Any disruption in the supply relationship between the Company and such suppliers could result in delays or reductions in product shipment or increases in product costs that adversely affect the Company's operating results in any given period. In the event of any such disruption, there can be no assurance that the Company could develop alternative sources at acceptable prices and within reasonable times. For a further description of the Company's raw material needs and supply relationships, see "The Company--Raw Materials and Suppliers."

     New Products. The Company is attempting to introduce new data storage and management products and services incorporating digital technologies. These products and services are currently being introduced and, accordingly, have limited or no revenues to date. The markets for such new products and services are very competitive, and there can be no assurances that the Company's products and services will achieve market acceptance. The Company has no experience in the manufacture, sale or marketing of these new products and services. The Company currently is in the process of reeducating and refocusing its sales force to sell its new products and services, as well as its more traditional COM products and services, and there can be no assurance that this will be successfully achieved. The Company's substantial leverage also may hinder the development and deployment of new technologies. See "Substantial Leverage."

     International. The Company's financial results are dependent in part on its international operations, which represented 32% of revenues for fiscal 1995. The Company expects that its international operations will continue to be a significant portion of the Company's business as the Company seeks to expand its international presence. Certain risks are inherent in international operations, including exposure to currency fluctuations. From time to time in the past, the Company's financial results have been affected both favorably and unfavorably by fluctuations in currency exchange rates. Unfavorable fluctuations in currency exchange rates also may have an adverse impact on the Company's revenues and operating results. The Company does not currently enter into hedging arrangements, although it may do so in the future.

     Substantial Leverage. The Company has significant debt service obligations. The ability of the Company to meet its debt service and other obligations will depend upon its future performance and is subject to financial, economic and other factors, some of which are beyond its control.

     In the event that internally generated funds are not sufficient to fund the Company's capital expenditures and its debt service obligations, the Company would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of its indebtedness or the sale of assets. Each of these alternatives is dependent upon financial, business and other general economic facts affecting the Company, many of which are beyond the control of the Company, and there can be no assurance that any such alternatives would be available to the Company, if at all, on satisfactory terms. While the Company believes that cash flow generated by operations will provide adequate sources of long-term liquidity, a significant drop in operating cash flow resulting from economic conditions, competition or other uncertainties beyond the Company's control could increase the need for refinancing or new capital.

     The indenture governing the Senior Secured Notes (the "Senior Secured Indenture"), and the indenture governing the Senior Subordinated Notes (the "Senior Subordinated Indenture") imposes restrictions on the operations and activities of the Company. The most significant restrictions relate to debt incurrence, investments, sales of assets and cash distributions by the Company. The failure to comply with any of these restrictions could result in an event of default under the Senior Secured Indenture or Senior Subordinated Indenture.

     Certain  Anti-Takeover  Provisions.  The  Company's  Amended  and  Restated
Articles of Incorporation and By-laws contain certain provisions that may discourage persons from attempting to acquire control of the Company. Such provisions, as well as the provisions of Chapter 43 of the Indiana Business Corporation Law (to which the Company is subject), could impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of the Common Stock. See "Description of Capital Stock -- Certain Anti-Takeover Matters."

     Dilution. Rights Holders who do not exercise their Basic Subscription Privilege and Oversubscription Privilege in full will suffer dilution in their voting rights and their proportional interest in any future net earnings of the Company.

     Market Considerations. There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and the sale of the shares of Common Stock upon exercise of Rights, a subscribing Rights Holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price. The election of a Rights Holder to exercise Rights in the Rights Offering is irrevocable. Moreover, until certificates are delivered, subscribing Rights Holders may not be able to sell the shares of Common Stock that they have purchased in the Rights Offering. Certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege or the Oversubscription Privilege will be delivered as soon as practicable after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

     No interest will be paid to Rights Holders or funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of shares of Common Stock.

     There is currently no public market for the Rights, and the Company does not intend to apply for listing of the Rights on any securities exchange. It is anticipated that the Rights will trade on the over-the-counter market, although there can be no assurance that any market for the Rights will develop or as to the ability of Rights Holders to sell their Rights prior to the Expiration Date.

     Dividend Restrictions and Trading Market Risks. The Company does not anticipate paying dividends on the Common Stock in the foreseeable future. See "Dividend Policy." Further, the Company will be restricted under the Senior Secured Indenture and the Senior Subordinated Indenture in its ability to pay dividends. In addition, ownership of a substantial number of shares of Common Stock may be concentrated in a relatively small number of holders. Sales of, or offers to sell, a substantial number of shares of Common Stock, or the perception by investors, investment professionals and securities analysts of the possibility of such sales, could adversely affect the market for and price of the Common Stock.

                               THE RIGHTS OFFERING
The Rights

     The Company is distributing transferable Rights to the record holders of its outstanding Common Stock as of the close of business on ___________________, 1996 (the "Record Date"). The Company will distribute, at no cost to the record holders, ___ Rights for each share of Common Stock held on the Record Date. An aggregate of approximately ____ Rights will be distributed pursuant to the Rights Offering. Rights will be evidenced by transferable subscription certificates (the "Subscription Certificates"), which are being distributed to each Rights Holder contemporaneously with the delivery of this Prospectus.

     No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each holder of Common Stock will be rounded up to the nearest whole number. No Subscription Certificate may be divided in such a way as to permit the holders of Common Stock to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depository, bank, trust company, and securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the Record Date. The Company reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

     Because the number of Rights distributed to each stockholder will be rounded up to the nearest whole number, beneficial owners of Common Stock who are also the record holders of such shares might receive more Rights under certain circumstances than beneficial owners of Common Stock who are not the record holder of their shares and who do not obtain (or cause the record owner of their shares of Common Stock to obtain) a separate Subscription Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders of Common Stock or beneficial owners of Common Stock who obtain a separate Subscription Certificate receive more Rights, they will be able to subscribe for more shares pursuant to the Basic Subscription Privilege and pursuant to the Oversubscription Privilege.

     [State intention of present directors and officers to exercise Rights and, if applicable, exercise the Oversubscription Privilege.]

Expiration Date

     The Rights will expire at 5:00 p.m., New York City time, on ____________ __, 1996. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the "Guaranteed Delivery Procedures" described below.

Subscription Privileges

     Basic Subscription Privilege

     Stockholders of the Company will receive __ Rights to purchase shares of Common Stock at the Subscription Price for each share of Common Stock held on the Record Date (the "Basic Subscription Privilege"). Each Right entitles the holder to purchase at the Subscription Price one share of Common Stock. Each Rights Holder is entitled to subscribe for all, or any portion of, the shares of Common Stock subject to Rights.

     Oversubscription Privilege

     Each Right also entitles any Rights Holder exercising the Basic Subscription Privilege in full to subscribe for up to two additional shares of Common Stock for each share of Common Stock purchased pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege"), to the extent share have not been purchased pursuant to the Basic Subscription Privilege. Only Rights Holders who exercise all of the Rights pursuant to the Basic Subscription Privilege will be entitled to exercise the Oversubscription Privilege.

     Shares of Common Stock will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any shares of Common Stock are not subscribed for through the Basic Subscription Privilege. If the shares of Common Stock not subscribed for through the Basic Subscription Privilege (the "Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among the Rights Holders exercising the Oversubscription Privilege in proportion to the number of shares of Common Stock a Rights Holder exercising the Oversubscription Privilege has subscribed for pursuant to the Basic Subscription Privilege.

     Banks, brokers and other nominee Rights Holders who exercise the B subscribe pursuant to the Oversubscription Privilege on behalf of beneficial ow certify to the Subscription Agent and the Company, in connection with t Oversubscription Privilege, as to the aggregate number of Rights that have b shares of Common Stock that are being subscribed for pursuant to the Ov beneficial owner of Rights on whose behalf such nominee holder is acting.

Subscription Price

     The Subscription Price is $_______________ per share of Common Stock [, which is expected to be 80% of the last sale price of the Common Stock reported on the Nasdaq Automated Quotation System on ____, 1996, the day prior to the date the Registration Statement to which this Prospectus relates was declared effective under the Securities Act]. See "Determination of Subscription Price."

Exercise of Rights

     Rights may be exercised by delivering to ChaseMellon Shareholder Services, L.L.C. (the "Subscription Agent") at the addresses specified below, on or prior to the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any signatures guaranteed as required, together with payment in full of the Subscription Price for each share of Common Stock purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege. Payment may be made only (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to ChaseMellon Shareholder Services, L.L.C., as Subscription Agent, or (ii) by wire transfer of funds to the account maintained by the Subscription Agent for the purpose of accepting subscriptions at _______ (Subscriber's name, for further credit to Anacomp, Inc. Rights Offering Account #______). The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Agent's account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Rights Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check or money order. All funds received in payment of the Subscription Price will be held by the Subscription Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States or any state or any agency of the United States or money market mutual funds investing in such instruments. [Any interest earned on such funds will be retained by the Company.]

     Subscription Certificates and payment of the Subscription Price or, if applicable, Notices of Guaranteed Delivery or DTC Participant Oversubscription Subscription Forms (each, as defined below) should be delivered to the Subscription Agent at the following addresses for the Subscription Agent set forth below.

     If a Rights Holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate or Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

                  (i) such holder has caused payment in full to the Subscription Price for each share of Common Stock being purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

                  (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the "Instructions as to Use of Anacomp, Inc. Subscription Certificates" (the "Instructions") distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., from a commercial bank or trust company having an office or correspondent in the United States, or from a financial institution acceptable to the Subscription Agent (each an "Acceptable Institution"), stating the name of the exercising Rights Holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Rights Holder, the number of shares of Common Stock being purchased pursuant to the Basic Subscription Privilege and the number of shares of Common Stock, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate evidencing such Rights within five trading days on the Nasdaq Automated Quotation System following the date of the Notice of Guaranteed Delivery; and

                  (iii) the properly completed Subscription Certificate evidencing the Rights being exercised, with any required signature guaranties, is received by the Subscription Agent within five trading days [on the Nasdaq Automated Quotation System] following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopy no. (___) ___-_____). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent or the Information Agent, whose address and telephone number is set forth below.

     If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate Subscription Price payment delivered by the Rights Holder, and to the extent that the aggregate Subscription Price payment delivered by the Rights Holder exceeds the product of (a) the Subscription Price and (b) the number of Rights evidenced by the Subscription Certificates delivered by the Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will be deemed to have subscribed pursuant to the Oversubscription Privilege to purchase, to the extent available, that number of whole remaining Shares equal to the quotient of (i) the Subscription Excess and (ii) the Subscription Price, for up to two additional shares of Common Stock for each share of Common Stock such Rights Holder would be entitled to purchase pursuant to the Basic Subscription Privilege. Any amount remaining after such division will be returned to the Rights Holder by mail without interest or deduction.

     Funds received in payment of the Subscription Price for Remaining Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such remaining Shares. If a Rights Holder subscribing pursuant to the Oversubscription Privilege is allocated less than all of the shares of Common Stock which such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

     Unless a Subscription Certificate (i) provides that the shares of Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the holder of such Rights or (ii) is submitted for the account of an Acceptable Institution, signatures on such Subscription Certificate must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Inc. Medallion Signature Program.

     Persons who hold shares of Common Stock for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Right should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Common Stock or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owners' instructions.

     The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights or subscriptions pursuant to the Oversubscription Privilege will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right or subscription pursuant to the Oversubscription Privilege. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exerci pursuant to the Oversubscription Privilege or requests for additional copies of this P or the Notice of Guaranteed Delivery should be directed to the [Information Agent, its addresses set forth under "Information Agent" (telephone _______________)].

No Revocation

     ONCE A RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE OR SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

Method of Transferring Rights

     Rights may be purchased or sold through usual investment channels, including banks and brokers.

     The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferees (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights Holder or, if the Rights Holder so instructs, to an additional transferee.

     Holders of Common Stock wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

     Except for the fees charged by the Subscription Agent, and the fee paid to the Standby Purchasers (each of which will be paid by the Company as described above), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Procedures for DTC Participants

     The Company anticipates that the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected through the facilities of The Depository Trust Company ("DTC"). Rights exercised through DTC are referred to as "DTC Exercised Rights." The holder of a DTC Exercised Right may subscribe pursuant to the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., New York City time on the Expiration Date, a DTC Participant Oversubscription Subscription Form, together with payment of the appropriate Subscription Price for the number of shares of Common Stock subscribed for pursuant to the Oversubscription Privilege. Copies of the DTC Participant Oversubscription Subscription Form may be obtained from the Subscription Agent at __________________________________________ [or the
Information Agent at ___________________________________________________].

Amendments and Termination

     The Company reserves the right to extend the Expiration Date and to amend the terms and conditions of the Rights Offering. If the Company amends the terms of the Rights Offering, the Registration Statement of which this Prospectus forms a part will be amended, and a new definitive Prospectus will be distributed to all Rights Holders who have previously exercised Rights and to holders of record of unexercised Rights on the date the Company amends such terms. In addition, all Rights Holders who have previously exercised Rights, or who exercise Rights within four (4) business days after the mailing of the new definitive Prospectus, will be provided with a form of Consent to Amended Rights Offering Terms, on which such Rights Holders can confirm their exercise of Rights and their subscriptions under the terms of the Rights Offering as amended by the Company; any Rights Holder who has previously exercised any Rights, or who exercises Rights within four (4) business days after the mailing of the new definitive Prospectus, and who does not return such Consent within ten (10) business days after the mailing of such Consent by the Company will be deemed to have canceled such Rights Holder's exercise of Rights, and the full amount of the Subscription Price theretofore paid by such Rights Holder will be returned promptly by mail, without interest or deduction. Any completed Subscription Certificate received by the Subscription Agent five (5) or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed such Subscription Certificate to the amended terms.

     The Company reserves the right at any time prior to delivery of the shares of Common Stock purchased in the Rights Offering to terminate the Rights Offering. Such termination would be effected by the Company by giving oral or written notice of such termination to the Subscription Agent and making a public announcement thereof. If the Rights Offering is so terminated, the Subscription Price will be promptly returned by mail to exercising Rights Holders, without interest or deduction. Neither the Company nor any selling Rights Holder will have any obligation to a purchaser of Rights, whether such purchase was made through the Subscription Agent or otherwise, in the event the Rights Offering is terminated.

Shares Not Purchased in Rights Offering

     Any shares of Common Stock remaining after exercise of the Basic Subscription Privilege and the Oversubscription Privilege will be retained by the Company and will not be offered to the public. The Company will attempt to enter into a standby purchase agreement pursuant to which one or more persons, including current stockholders of the Company, would agree to acquire from the Company at the Subscription Price all of the Common Stock, if any, available after the exercise of the Basic Subscription Privilege and the Oversubscription Privilege, and would receive a usual and customary fee for such service. There is no guarantee, however, that the Company will be able to enter into a standby purchase agreement on terms acceptable to the Company and any such standby purchaser or purchasers.

Subscription Agent

     The Company has appointed ChaseMellon Shareholder Services, L.L.C. as Subscription Agent for the Rights Offering. The Subscription Agent's addresses, which are the addresses to which the Subscription Certificates and payment of the Subscription Price should be delivered, as well as the address to which a Notice of Guaranteed Delivery or DTC Participant Oversubscription Form must be delivered, are:



                  If by mail or overnight courier:



                  If by hand:




                      The   Subscription   Agent's   telephone   number  is
__________________.

     The Company will pay the fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liability which it may incur in connection with the Rights Offering.

[Information Agent

     The Company has appointed _____________________________, as Information Agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus, the Instructions, the Notice of Guaranteed Delivery or the DTC Participant Oversubscription Subscription Form may be directed to the Information Agent at the address and telephone number below:



     The Company will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Rights Offering.]

No Board or Financial Advisor Recommendation

     An investment in the Common Stock must be made pursuant to each Right Holder's or prospective investor's evaluation of the investor's best interests. Accordingly, neither the Board of Directors of the Company nor the Financial Advisor makes any recommendation to any Rights Holder or prospective investor regarding the exercise of its, his or her Rights.

Certain Federal Income Tax Considerations

     The following summary describes certain U.S. federal income tax considerations relevant to beneficial owners of Common Stock upon the issuance of Rights, and to Rights Holders upon the exercise, disposition or lapse of the Rights. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This summary is addressed only to Rights Holders that hold the Rights and any Common Stock as capital assets and does not discuss state, local or foreign tax consequences of the Rights Offering. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws, including banks, dealers in securities, life insurance companies, tax-exempt organizations, foreign taxpayers, and investors that hold their Common Stock or Rights as part of a "straddle" for federal income tax purposes or as part of an integrated investment.

     BENEFICIAL OWNERS OF COMMON STOCK AND RIGHTS HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RIGHTS OFFERING.

     Issuance of Rights

     Beneficial owners of Common Stock will not recognize taxable income, for federal income tax purposes, in connection with the distributions of the Rights.

     Basis and Holding Period of the Rights

     Except as provided below, the basis of the Rights received by the beneficial owner of Common Stock will be zero. If, however, either (i) the fair market value of the Rights on the date of the rights are issued is 15% or more of the fair market value (on the date of issuance) of the Common Stock with respect to which the Rights are received, or (ii) the beneficial owner elects, in its federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Common Stock to the Rights, then upon exercise or sale of the Rights, the Rights Holder's basis in such Common Stock will be allocated between such Common Stock and the Rights in proportion to the fair market values of each on the date of issuance, except that, in either case, no allocation of basis will be made to the Rights if the Rights are not exercised or sold (e.g., the Rights expire unexercised). The holding period of a Rights Holder with respect to the Rights received as a distribution on such Rights Holder's Common Stock will include the Rights Holder's holding period for the Common Stock with respect to which the Rights were distributed. In the case of a purchaser of Rights, the tax basis of such Rights will be equal to the purchase price paid therefor, and the holding period for such Rights will begin on the day following the date of the purchase.

     Sale of Rights

     Upon a sale or other taxable disposition of the Rights, Rights Holders will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the Rights Holder's basis in such Rights. Any such gain or loss will be long-term capital gain or loss if the Rights are held for more than one year at the time of such sale or other disposition.

     Lapse of Rights

     Upon the lapse of any Rights received by Rights Holders, such Rights Holders will not recognize any gain or loss and, as indicated above, no allocation of basis in such Rights Holders' Common Stock will be made to the Rights. A purchaser of Rights will be entitled to a capital loss equal to its tax basis in the Rights upon a lapse of the Rights.

                  Exercise of Rights; Basis and Holding Period
                 of the Common Stock Acquired through Exercise

     Rights Holders will not recognize any gain or loss upon the exercise of the Rights. The basis of the Common Stock acquired upon exercise of the Rights will be equal to the sum of the Subscription Price therefor and the Rights Holder's basis in the Rights exercised. The holding period for the Common Stock acquired through exercise of the Rights will begin on the date the Rights are exercised.

     Limitations on Use of Company Tax Losses

     For federal income tax purposes, as of the Effective Date, the Company believes that it had approximately $154 million of net operating loss carryovers ("NOLs") from prior years. As a result of the Plan of Reorganization, the Company experienced an "ownership change" (as defined below) under section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, approximately $154 million of the Company's NOLs are subject to an annual limitation on their utilization of approximately $4 million.

     The ability of the Company to use its NOLs could be further adversely affected by subsequent "ownership changes" with respect to it. Section 382 of the Code generally provides that if a corporation undergoes an "ownership change," the amount of taxable income that the corporation may offset after the date of the ownership change (the "Change Date") with NOLs and certain built-in losses existing on the Change Date will be subject to an annual limitation. In general, this annual limitation is equal to (i) the fair market value of the corporation's equity on the Change Date (with certain adjustments including an adjustment excluding capital contributions made in the two years preceding the Change Date) times (ii) a long-term tax exempt bond rate of return published monthly by the Internal Revenue Service. The annual limitation may be increased by certain unrealized gains attributable to periods before the ownership change to the extent those gains are recognized in the five-year period following the Change Date.

     Generally, an "ownership change" occurs with respect to a corporation if any shareholders who own or who have owned, directly or indirectly (and taking into account certain aggregation and segregation rules), five percent or more of the capital stock of the corporation ("5-percent shareholders") increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of such stock owned by such shareholders at any time in the preceding three years or, if an ownership change has occurred within such three-year period, during the period starting on the day following the prior ownership change. As noted above, the Company experienced an ownership change in connection with the Plan.

     The Company believes that the Rights Offering and the subsequent exercise of the Rights should not by themselves cause another ownership change. However, depending on the Rights Holders that exercise the Rights issued to the shareholders, the Rights Offering may result in increases in the percentage ownership of one or more 5-percent shareholders of the Company by as much as [23.8] percentage points, although the increase is likely to be less than that amount. Moreover, transactions in Common Stock independent of the Rights Offering (whether before or after the Rights Offering) and transactions in the equity interests in stockholders of the Company could result in additional increases in the ownership of one or more 5-percent shareholders of the company and could trigger an ownership change. If another ownership change does occur, the Company could be subject for periods after the Change Date to an additional limitation under section 382 of the Code, which limitation may further reduce the ability of the Company to use its NOL carryforwards and certain built-in losses, if any, existing on the Change Date.

     With respect to limitations under the Code's alternative minimum tax system, only 90 percent of a corporation's annual alternative minimum taxable income as computed for alternative minimum tax purposes may be offset by NOLs. Therefore, the Company will be required to pay alternative minimum tax at a minimum effective rate of 2 percent (10 percent of the 20 percent alternative minimum tax rate) in any taxable year during which it has alternative minimum taxable income and its regular tax is fully offset by NOLs.

                                USE OF PROCEEDS

     The net proceeds available to the Company from the Rights Offering is expected to be approximately $24.6 million. The net proceeds will be used to finance prospective acquisitions of businesses and technologies. Such acquisitions will be intended primarily to augment the Company's core COM services business, to grow complementary services, such as print and mail and storage, and to acquire new technologies, including digital software solutions.

                           PRICE RANGE OF COMMON STOCK

     On July 30, 1996, the last sale reported for the Common Stock on the Nasdaq Automated Quotation System was $10 per share, and there were 33 holders of record of the Common Stock. Since June 4, 1996, the date the Common Stock was issued pursuant to the Plan of Reorganization, through July 30, 1996, the range of prices for the Common Stock, as reported on the Nasdaq Automated Quotation System, is from a high of $11.125 to a low of $7.75.

                      DETERMINATION OF SUBSCRIPTION PRICE

     The Subscription Price for the shares of Common Stock is [expected to be 80% of the last sale price of the Common Stock reported on the Nasdaq Automated Quotation System on ____, 1996, the day prior to the date the Registration Statement to which this Prospectus relates became effective]. The Subscription Price was determined by the Company based on a number of factors, including the written advice provided by the Company's financial advisor Donaldson, Lufkin & Jenrette Securities Corporation (the "Financial Advisor") regarding the size, pricing and structure of the Rights Offering, taking into account similar transactions in similar circumstances, and such additional factors as the alternatives available to the Company for raising capital, the market price of the Common Stock, the business prospects for the Company and the general condition of the securities markets at the time of the meeting of the Board of Directors at which the Rights Offering was approved. See "The Financial
Advisor." The Company believes that the Subscription Price reflects the Company's objective of achieving the maximum net proceeds obtainable from the Rights Offering while providing the holders of Common Stock with an opportunity to make an additional investment in the Company, and thus avoid the dilution of their proportionate ownership position in the Company.

     There can be no assurance, however, that the market price of the Common Stock will not decline during the subscription period to a level equal to or below the Subscription Price, or that, following the issuance of the Rights and of the Common Stock upon exercise of Rights, a subscribing Rights Holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

                                DIVIDEND POLICY

     The Company currently intends to retain all earnings for working capital to support growth, to reduce outstanding indebtedness and for general corporate purposes. The Company, therefore, does not anticipate paying any dividends in the foreseeable future. Further, the Company is restricted under the Senior Secured Indenture and the Senior Subordinated Indenture in its ability to pay cash dividends.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of March 31, 1996 on a historical basis and as adjusted (a) to give effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996, and (b) to give effect to the Rights Offering (assuming the sale of [3,125,000 shares, the total number of shares purchasable upon exercise of Rights,] and net proceeds of $24,600,000 after deducting estimated fees and expenses associated with the Rights Offering), as if they occurred on March 31, 1996. This table should be read in conjunction with the Company's historical consolidated financial statements and the related notes thereto, the Pro Forma Unaudited Financial Information and related notes, and the other information contained in this Prospectus, including the information set forth in "Business" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."


                                                       As of March 31, 1996
                                                       --------------------
                                                             (unaudited)
                                                   Historical       As Adjusted
                                                   ----------       -----------
                                                      (Dollars in thousands)
Senior Debt:
     Revolving Loan                                   $28,043         $--
     Multicurrency Revolving Loan                      26,056          --
     Term Loans                                        11,863          --
     Series B Senior Notes                             53,595          --
     11 5/8% Senior Secured Notes                          --      112,190
     Capitalized Leases and Other                         549          549
Subordinated Debt:
     15% Subordinated Notes                            224,900          --
     13 7/8% Convertible Subordinated Debentures        23,232          --
     Installment Notes                                   2,513       1,200
     9% Convertible Subordinated Debentures             10,479          --
     13% Senior Subordinated Notes                          --     146,258
                                                      --------     -------
     Total Debt                                        381,230     260,197
Redeemable Preferred Stock                              21,340          --
Stockholders' equity                                  (195,037)    106,903
                                                      --------   ---------
                  Total Capitalization                $207,533    $367,100
                                                      ========    ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the selected consolidated historical operating and financial data of the Company for the five fiscal years ended September 30, 1995, and as of September 30, 1995, which were derived, except as otherwise noted, from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The table also sets forth selected unaudited consolidated historical operating and financial data for the six-month periods ended March 31, 1996 and 1995 and as of March 31, 1996, derived from unaudited interim condensed consolidated financial statements of the Company, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The following table also includes certain pro forma unaudited financial data that reflect adjustments necessary to give effect to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996 and the Rights Offering. The pro forma financial data do not purport to represent the Company's results of operations or financial condition had the Company's reorganization been effective for the periods indicated and do not purport to project the Company's results of operations and financial condition for any future period. This table should be read in conjunction with, and is qualified in its entirety by reference to, "Summary Consolidated Financial Data", "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Company's historical Consolidated Financial Statements and notes thereto and the "Pro Forma Unaudited Financial Information" appearing elsewhere in this Prospectus.


                                                                                             Six Months Ended
                                                                                                 March 31
                                       Year Ended September 30                     ------------------------------------
                                                                                               (unaudited)
                                                                                   -------------------------------------
                                                                                                             Pro Forma
                          1991        1992        1993         1994        1995        1995         1996        (c)
                          ----        ----        ----         ----        ----        ----         ----     ---------
                      (Dollars in thousands, except ratios and per share amounts)

OPERATING DATA

Revenues.............  $635,361    $628,940    $590,208     $592,599    $591,189     $303,301     $256,176    $254,673
Cost of sales and
   services..........   423,956     428,308     404,752      420,483     440,667      203,562      175,099     173,941
Selling, general and
   administrative....   105,861     100,330      96,822       92,539     109,127       68,842       47,595      79,538
Special and
   restructuring
   charges (a).......        --          --          --           --     169,584           --           --          --
Operating income
   (loss)............   105,544     100,302      88,634       79,577    (128,189)      30,897       33,482       1,194
Interest expense.....    79,655      71,947      68,960       67,174      70,938       34,000       23,785      21,394
Reorganization items.        --          --          --           --          --           --       23,251          --
Income (loss) before
   extraordinary
   credit and
   cumulative effect
   of accounting
   change............    18,105      18,221      11,691        6,955    (238,326)      (7,383)      (9,678)    (22,524)
Net income (loss)....    29,205      26,921      18,591       14,955(b) (238,326)      (7,383)      (9,678)    (22,524)
Income (loss) per
   share (primary)
   before
   extraordinary
   item and
   cumulative effect
   of accounting
   change (net of
   preferred stock
   dividends and
   discount
   accretion)........       .38         .38         .22          .10       (5.22)        (.18)        (.22)      (    )
Weighted average
   shares
   outstanding ......41,689,577  42,712,865  42,749,933   47,335,723  46,061,818   45,944,409   47,084,388  13,125,000



                                                                                                    Six Months Ended
                                                                                                        March 31
                                            Year Ended September 30                                   (unaudited)
                          ----------------------------------------------------------   --------------------------------------------
                              1991         1992        1993        1994        1995       1995        1996        Pro Forma (c)
                          ----------------------------------------------------------   --------------------------------------------
SELECTED FINANCIAL RATIOS    (Dollars in thousands, except ratios and per share amounts)
   AND OTHER FINANCIAL
   DATA
Depreciation and
amortization...........     $ 31,551     $ 34,569    $ 33,006    $ 34,615     $ 35,998   $17,187    $13,369         $45,518
EBITDA (d)................   137,095      134,871     121,640     114,192       77,393    48,084     46,851          46,712
Capital expenditures......    13,916       18,755      20,726      18,868       14,372     7,631      2,537           2,537
Ratio of EBITDA to
   interest expense ......     1.72x        1.87x       1.76x       1.70x        1.09x     1.41x      1.97x           2.18x
Ratio of total debt to
   EBITDA.................     3.75x        3.54x       3.61x       3.61x        5.04x        --         --              --
Ratio of earnings to
   fixed charges (e) .....     1.36x        1.41x       1.27x       1.21x          (e)       (e)        (e)             (e)



                                                                                                      As of March 31
                                                                                                      --------------
                                             Year Ended September 30,                                  (unaudited)

                                           ---------------------------                                --------------
                               1991         1992         1993         1994       1995        1995        1996      Pro Forma (c)
                               ----         ----         ----         ----       ----        ----        ----      -------------
BALANCE SHEET                                                      (Dollars in thousands)

Cash......................  $  19,811    $  29,881    $  24,922    $  19,871   $  19,415     $6,232    $49,259         $51,565
Property, plant, and
   equipment - net........     70,609       67,872       66,399       66,769      44,983     56,160     36,663          36,663
Intangible assets (f).....    318,575      310,333      296,426      279,607     160,315    274,644    155,473              --
Reorganization value in
   excess of identifiable
   assets (g).............         --           --           --           --          --         --         --         258,957
Total assets..............    686,062      681,561      643,548      658,639     421,029    639,020    391,991         497,180
Total current liabilities
   (h)....................    139,824      150,522      152,727      163,091     188,957    171,389    132,072         124,532
Total debt (i)............    514,749      477,303      439,093      411,847     389,900    392,128    381,230         260,197
Redeemable preferred stock     24,191       24,287       24,383       24,478      24,574     24,526     21,340              --
Shareholders' equity
   (deficit)..............    (25,017)       8,290       13,799       49,756    (188,243)    43,378   (195,037)        106,903


- ---------------------------------

(a) This item includes special charges of $136.9 million which represents a write-off of goodwill of $108.0 million and $28.9 million of charges associated with software costs which are not recoverable, as well as restructuring charges of $32.7 million.

(b) The Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes, in the first quarter of fiscal year 1994. The adoption resulted in a one-time increase to net income of $8.0 million reflecting the cumulative effect on prior years of this accounting change. Prior to 1993, the Company recognized tax benefits resulting from NOLs as an extraordinary item in the consolidated Statement of Operations.

(c) The pro forma balance sheet data gives effect (i) to the transactions in connection with the consummation of the Plan of Reorganization on June 4, 1996 and (ii) to the Rights Offering (assuming the sale of 3,125,000 shares[, the total number of shares purchasable upon exercise of Rights,] and net proceeds of $24.6 million after deducting estimated fees and expenses associated with the Rights Offering), as if they occurred on March 31, 1996. The pro forma operating data and selected financial ratios and other financial data gives effect to the transactions with the consummation of the Plan of Reorganization as if they occurred on October 1, 1995.

(d)      EBITDA   represents   earnings  before  interest  income  and  expense,
         financial restructuring costs, reorganization items, other income, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP) as a measure of the Company's operating results or to cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity. This item also excludes special and restructuring charges of approximately $169.6 million incurred in fiscal 1995.

(e)      For  purposes of  computing  the ratio of  earnings  to fixed  charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred debt issuance costs, accretion of the original issue discount and the portion of rental expense under operating leases that has been deemed by the Company to be representative of an interest factor, all on a pre-tax basis. For the year ended September 30, 1995, the six months ended March 31, 1995 and 1996, and the pro forma six months ended March 31, 1996, income before income taxes was inadequate to cover fixed charges. The amount of the coverage deficiency was $203.3 million, $6.0 million, $6.0 million and $18.8 million, respectively.

(f) Intangible assets represent primarily the excess of purchase price over net assets of businesses acquired ("Goodwill"). Goodwill is amortized on the straight-line method over 15 to 40 years. Effective June 30, 1995, Anacomp elected to modify its method of measuring Goodwill impairment to a fair value approach. This revised accounting policy resulted in a write-off of $108.0 million of Goodwill related to the micrographics business.

(g) For "fresh start" reporting purposes, any portion of the reorganization value of the Company not attributable to specific identifiable assets will be reported as "Reorganization value in excess of identifiable assets."

(h)      Total current liabilities exclude current portion of long-term debt.

(i)      Total debt does not include accrued but unpaid interest.

                    PRO FORMA UNAUDITED FINANCIAL INFORMATION

     The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 and the unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 and the unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 have been prepared giving effect to the sale of the Image Conversion Services (ICS) Division and the consummation of the Plan of Reorganization, including the costs related thereto (collectively, the "Pro Forma Adjustments"), in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7")and the Rights Offering. The Company will account for the restructuring using the principles of "fresh start" reporting as required by SOP 90-7. Pursuant to such principles, in general, the Company's assets and liabilities will be revalued. The reorganization value of the Company ("Reorganization Value") plus liabilities excluding debt is the value assigned to total assets. In accordance with SOP 90-7, specific identifiable assets and liabilities will be adjusted to fair market value. Any portion of the Reorganization Value plus liabilities, excluding debt not attributable to specific identifiable assets, will be reported as Reorganization Value in excess of identifiable assets and will be amortized over a three and a half year period. For purposes of the Pro Forma Unaudited Financial Information presented herein, the fair value of specific identifiable assets and liabilities other than debt is assumed to be the historical book value of those assets and liabilities. The Company is in the process of obtaining an appraisal of certain assets to assist in determining their value. The fair value of long-term debt is based on the negotiated fair values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The difference between the revalued assets and the revalued liabilities has been recorded as stockholders' equity with retained earnings restated to zero.

     The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on March 31, 1996. The unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1995. The unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1994.

     Other than the Pro Forma Adjustments to exclude the operating results of the ICS Division, no changes in revenues and expenses have been made to reflect the results of any modification to operations that might have been made had the Plan of Reorganization been confirmed on the assumed effective dates of the confirmation of the Plan of Reorganization for presenting pro forma results. The Pro Forma Unaudited Consolidated Financial Information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.



                                          ANACOMP, INC. AND SUBSIDIARIES
                                       PRO FORMA CONSOLIDATED BALANCE SHEET
                                               AS OF MARCH 31, 1996

                                                             March 31, 1996 (unaudited)
                                                    __________________________________________________________________________
                                                                      Reorganization         Rights Offering
                                                                      Pro Forma              Pro Forma
                                                     Historical       Adjustments            Adjustments       Pro Forma
                                                     ----------       -----------            ---------         ---------
                                                           (Dollars in thousands, except per share amounts)

ASSETS
Current assets:
     Cash...................................         $49,259          $(1,250)   (a)          $24,600 (n)        51,565
                                                                                 (n)
                                                                       (6,994)   (b)
                                                                       (3,000)   (h)
                                                                      (11,050)   (i)
     Receivables, net of reserves...........          78,574               --                   --               78,574
     Inventories............................          42,535               --                   --               42,535
     Prepaid expenses and other.............           6,412               --                   --                6,412
                                                       -----           -------                --------         --------
Total current assets........................         176,780          (22,294)                 24.600           179,086


Property and equipment (net)................          36,663               --                    --              36,663
Long-term receivables.......................           9,133               --                    --               9,133
Excess of purchase price over net assets
     of businesses acquired and other
     intangibles............................         155,473         (155,473)   (l)             --                 --
Other assets................................          13,942             (601)   (c)             --              13,341
Reorganization value in excess of
     identifiable assets....................            --            258,957    (m)             --             258,957
                                                            -------   -------                                   -------
                                                           $391,991   $80,589                  24,600          $497.180
                                                           ========   =======                  ======          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
   (DEFICIT)
Current liabilities:
     Current portion of long-term debt......        $381,230        $(350,905)   (d)              --            $30,325
     Accounts payable.......................          52,894           (5,094)   (b)              --             44,800
                                                                       (3,000)   (h)              --
     Accrued compensation, benefits
         and withholdings                             14,369               --                     --             14,369
     Accrued income taxes...................          11,334               --                     --             11,334
     Accrued interest.......................          51,726          (47,134)   (d)              --              4,592
     Other liabilities......................          48,587           (1,250)   (a)              --             49,437
                                                                       (1,900)   (b)
                                                                        4,000    (h)                            -------
                                                   ---------         --------
Total current liabilities...................         560,140         (405,283)                    --            154,857
                                                   ---------         --------                                   -------

Long-term debt, net of current..............              --          229,872    (d)              --              229,872
Other noncurrent liabilities................           5,548               --                     --                5,548
                                                   ---------         --------                                   -------

Total Noncurrent Liabilities................           5,548          229,872                     --              235,420
                                                   ---------         --------                                   -------
Redeemable preferred stock..................          21,340          (21,340)   (f)              --               --
                                                   ---------         --------                                   -------

Stockholders' equity (deficit):

Common stock................................             480             (480)   (g)                31 (n)         131
                                                                          100    (e)
Capital in excess of par value..............         187,512           82,203    (e)            24,569 (n)     106,772
                                                                       21,340    (f)
                                                                          480    (g)
                                                                     (312,764)   (j)
                                                                          (52)   (k)
                                                                     (155,473)   (l)
                                                                      258,957    (m)
Cumulative translation adjustment...........             (52)              52    (k)                                --
Retained earnings (deficit).................        (382,977)          (4,000)   (h)                                --
                                                                      312,764    (j)
                                                                       74,213    (i)
                                                   ----------       ---------                                ---------
Total Stockholders' equity (deficit) .......        (195,037)         277,340                    24,600        106,903
                                                   ----------       ---------                ----------      ---------
                                                    $391,991          $80,589                   $24,600       $497,180
                                                   ==========       =========                ==========      =========

              See Notes to the Pro Forma Consolidated Balance Sheet

                         ANACOMP, INC. AND SUBSIDIARIES
                  Notes to Pro Forma Consolidated Balance Sheet
                              As of March 31, 1996
           (Unaudited, dollars in thousands, except per share amounts)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Balance Sheet.

(a) Represents cash paid on June 4, 1996, the effective date of the Plan of Reorganization ("Effective Date") to settle certain disputed claims.

(b) Represents cash paid to SKC America ("SKC"), a supplier to the Company, on the Effective Date related to certain amounts payable to SKC.

(c) For financial reporting purposes, old deferred financing costs of $601 applicable to the old debt securities is being written off to the extraordinary gain as discussed in (i).

(d) Represents changes in the current portion of long-term debt and related accrued interest as a result of the consummation of the Plan of Reorganization. In accordance with SOP 90-7, the Company's liabilities will be recorded at their estimated fair values as of the Effective Date. The fair value of long-term debt is based on the negotiated face values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The change in debt consists of the following:

                                                                Current Portion
                                                  Accrued        of Long-Term        Long-Term
                                                  Interest            Debt             Debt             Total
                                                  --------            ----             ----             -----
Historical Balance                                $51,726           $381,230         $   --             $432,956
                                                  -------           --------         ------             --------
Cancellation of Old Revolving Loan                                   (28,043)                           (28,043)
Cancellation of Old Multicurrency Revolving
Loan                                                                 (26,056)                           (26,056)
Cancellation of Old Term Loan                                        (11,863)                           (11,863)
Cancellation of Old Series B Senior Notes                            (53,595)                           (53,595)
Cancellation of Old Senior Subordinated
Notes                                                               (224,900)                          (224,900)
Cancellation of Old 9% Subordinated Notes                            (10,479)                           (10,479)
Cancellation of Old 13.875% Subordinated
Debentures                                                           (23,232)                           (23,232)
Cancellation of Old Installment Note                                  (1,313)                            (1,313)
Cancellation of Old Accrued Interest              (47,134)                                              (47,134)
New 11 5/8% Senior Secured Notes due 1999                             28,576            83,614          112,190
New 13% Senior Subordinated Notes due 2002                                             146,258          146,258
    --                                            --------           --------          -------          -------
Total Pro Forma adjustments                       (47,134)          (350,905)          229,872         (168,167)
                                                  --------          ---------          -------         ---------
Pro Forma balance                                 $ 4,592           $ 30,325          $229,872         $264,789
                                                  =======           ========          ========         ========


Market values of securities have been estimated solely for the purpose of the foregoing computations. The present values of the Company's Installment Note and other are assumed to be equal to their respective face values. The estimated present value of the Company's other long-term debt obligations (which do not constitute or purport to reflect actual market values) were established by the Company. Based on the foregoing, an adjustment of $13,742 was made to reduce the face value of the Senior Subordinated Notes to their estimated present value. The adjustment will be amortized into interest expense over the terms of the Senior Subordinated Notes.

(e) Reflects issuance of 10,000,000 shares of New Common Stock (par value $.01 per share) at an estimated market price of $82,303 under the terms of the restructuring set forth in the Plan of Reorganization (the "Restructuring").

                                                      Capital in
                                                       Excess of
                                       Common Stock   Par Value   Total
                                       ------------   ---------   -----
         To Holders of Old Senior
         Subordinated Notes and Old
         Subordinated Debentures ....   $ 100         $82,203   $82,303

(f) Reflects the cancellation of Old Preferred Stock at historical carrying value.

           Historical carrying value                $19,793
           Accrued dividends                          1,547
                                                      -----
           Capital in excess of par value
           adjustment                               $21,340
                                                    =======


(g) Reflects the transfer from common stock to capital in excess of par value of $480, resulting from the cancellation of 48,013,246 shares of Old Common Stock.

(h) Reflects a $3,000 cash payment and the recognition of a $4,000 liability related to certain non-recurring fees and expenses incurred in connection with consummating the Plan of Reorganization.

(i) The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

           Historical carrying value of
           old debt securities...........................         $381,230
           Historical carrying value of related
           accrued interests.............................           47,134
           Write-off of old deferred
           financing costs................................            (601)
           Market value of consideration exchanged for
           the Old Debt:
                  Plan Securities (Face Value $272,190)...        (258,448)
                  New Common Stock (New shares issued
                  10,000,000).............................         (82,303)
                  Installment Note and other..............          (1,749)
                  Cash*...................................         (11,050)
                                                                   -------
                                                                    74,213
           Tax provision..................................              --
                                                                   -------
           Extraordinary gain.............................         $74,213
                                                                   =======

* Represents cash paid on the Effective Date, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on Senior Secured Notes and $800 related to payment on the Installment Note.


For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

(j) In accordance with SOP 90-7, this adjustment reflects the elimination of the accumulated deficit against capital in excess of par value.

(k) In accordance with SOP 90-7, this adjustment reflects the elimination of deferred translation against capital in excess of par value.

(l) Reflects the write-off of "Excess of Purchase price Over Net Assets of Businesses Acquired and Other Intangibles" of $155,473. For fresh start reporting purposes, any portion of the Reorganization Value not attributable to specific identifiable assets will be reported as "Reorganization Value in excess of identifiable assets." (See note
         (m)).

(m) An estimated Reorganization Value of $350,000, which represents the value of the total assets of the Company less liabilities, excluding debt, is being used to implement "fresh start" reporting. The Reorganization Value in excess of identifiable assets is calculated below.

           Reorganization Value.............................         $350,000
           Plus:    Current liabilities excluding
                    debt (Pro Forma)........................          124,532
                    Noncurrent liabilities excluding
                    debt (Pro Forma)........................            5,548
           Less:    Current assets (Pro Forma)..............         (154,486)
                    Payment on Senior Secured Notes on
                    Effective Date..........................           (7,500)
                    Noncurrent tangible assets (Pro Forma)..          (59,137)
                                                                      -------
           Reorganization value in excess of
           identifiable assets..............................          $258,957
                                                                      ========

         Total Stockholders' Equity, in accordance with SOP 90-7, does not purport to present the fair market value of the common stock of the Company. The Reorganization Value was estimated by the Company based on the range provided by the Company's financial advisor for its reorganization (the "Financial Advisor"). Based on the valuation analysis described below, the Financial Advisor estimated a range of Reorganization Value of between approximately $300,000 and $400,000. The Company used a Reorganization Value of $350,000.

         The valuation methodologies considered by the Financial Advisor are described below:

         Discounted Cash Flow - The Financial Advisor calculated the present value of the after tax unleveled cash flows of the Company using projections prepared by the Company for fiscal years 1996 through 1999. The Financial Advisor estimated the weighted average cost of capital based on the estimated cost of capital of a group of selected publicly traded companies. The Financial Advisor also estimated a terminal value based on the normalized fiscal 1999 after tax unleveled cash flow, the weighted average cost of capital and estimated rates of decline which was included in the present value calculation of the Company's net operating loss carryforward which was included in the estimated range of the Reorganization Value. The weighted average cost of capital used in the analysis ranged from 12% to 14.5%.

         Selected Publicly Traded Company Market Multiples - The Financial Advisor reviewed the market multiples of a group of selected publicly traded companies and valuation multiples of revenues, EBITDA, EBIT, net income and book value.

         Selected Acquisition Transaction Multiples - The Financial Advisor reviewed the acquisition multiples of a group of selected acquisition transactions and acquisition multiples of revenues, EBITDA, EBIT and net income.

         The Financial Advisor believes that the discounted cash flow analysis is the most appropriate methodology for valuing the Company. The Financial Advisor reviewed the selected publicly traded company market multiples and selected acquisition transaction multiples and believes they are less appropriate methodologies for valuing the Company due to the lack of directly comparable publicly traded companies or directly comparable acquisition transactions.

         The Company's estimate of its Reorganization Value is based upon a number of assumptions, including the assumptions upon which the projections are based. Many of these assumptions are beyond the Company's control, and there may be material variations between such assumptions and the actual facts. Moreover, such estimates should not be relied upon for, nor is it intended as an estimate of, the market price of the Company's securities at any time in the future. The market price of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities.

(n) Reflects issuance of 3,125,000 shares of New Common Stock (par value $.01 per share) based on estimated proceeds of $24,600 under the terms of the Rights Offering.

                                       Capital in
                                        Excess of
               Common Stock             Par Value                Total


                    $31                 $24,569*                $24,600

- ----------

* Net of  estimated  fees  and  expenses  of $400  associated  with  the  Rights
Offering.

                         ANACOMP, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 1996

                                                                  Six Months ended March 31, 1996 (unaudited)
                                                                  -------------------------------------------
                                                                            Pro Forma
                                                          Historical       Adjustments                Pro Forma
                                                          ----------       -----------                ---------
                                                              (Dollars in thousands, except per share amounts)

Revenues:
     Services provided.............................         $99,190            $(1,402) (a)             $97,788
     Equipment and supplies........................         156,986               (101) (a)             156,885
         Total revenues............................         256,176             (1,503)                 254,673
                                                            -------             ------                  -------
Operating costs and expenses:
     Costs of services provided....................          54,525             (1,078) (a)              53,447
     Cost of equipment sold........................         120,574                (80) (a)             120,494
     Selling, general and administrative...........          47,595               (332) (a)              79,538
                                                                                 32,275 (f)
                                                            -------             ------
                                                            222,694             30,785                  253,479
                                                            -------             ------                  -------
Income (loss) before interest, other income,
     reorganization items and income taxes.........          33,482            (32,288)                   1,194
                                                             ------            -------                    -----


Interest income....................................             932                 --                      932
Interest expense and fee amortization..............         (23,785)             2,391  (b)             (21,394)
Other income.......................................           6,644             (6,200) (a)                 444
                                                              -----             ------                      ---
                                                            (16,209)            (3,809)                 (20,018)
                                                            -------             ------                  -------
Income (loss) before reorganization items and
     income taxes..................................          17,273            (36,097)                 (18,824)
Reorganization items...............................         (23,251)            23,251  (c)                  --
Provision for income taxes.........................           3,700                ---                    3,700
                                                              -----             ------                    -----

Net loss ..........................................          (9,678)           (12,846)                 (22,524)


Preferred stock dividends and discount accretion...             540               (540) (e)                  --
                                                             ------             ------                   -------
Net loss available to common stockholders .........        $(10,218)          $(12,306)                ($22,524)
                                                           ========           ========                 ========
Net loss available to common
     stockholders per share........................                                                      (     )
                                                                                                       ========

Weighted average common shares outstanding.........                                                  13,125,000 (d)
                                                                                                     ==========

         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                     For the six months ended March 31, 1996
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

(a) The Company sold its ICS division during the six-month period ended March 31, 1996 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses, and the one-time gain during the period.

(b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

           Interest expense on new debt:
                11 5/8% Senior Secured Notes
                (Face Value $112,190)...................            $6,521
                13% Senior Subordinated Notes
                (Face Value $160,000)...................            10,400
                Interest on other debt and trade
                credit arrangements.....................             3,328
                Interest accretion on new
                debt discount...........................             1,145
                                                                     -----
                      Subtotal..........................            21,394

                Reversal of actual expense during
                     the six-month period ended
                     March 31, 1996......................          (23,785)
                                                                    -------
                Pro forma adjustment.....................            $2,391
                                                                   ========

         In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.

(c) Represents $23,251 of costs incurred during the six-month period ended March 31, 1996 related to the Reorganization which is being excluded from the pro forma results for the period.

(d) Pro forma loss per common share is computed based upon 13,125,000 average shares of New Common Stock assumed to be outstanding during the six-months ended March 31, 1996 as if the Effective Date under the Plan of Reorganization and the Rights Offering had occurred on October 1, 1995.

(e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

(f) In accordance with SOP 90-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and a half year period.

                                                     Amortization   Six-Month
                                            Amount      Period     Amortization
                                            ------      ------     ------------

    New Intangible Assets................  $258,957    3.5 Years      $36,994

    Historical Intangible Assets
    Amortization.........................                              (4,719)
                                                                       ------
                                                                      $32,275
                                                                      =======


Fees in connection with the Plan of Reorganization directly attributable to the Restructuring of $4,000 have been excluded from pro forma operating results for the six-month period ended March 31, 1996.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-7. The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

   Historical carrying value of Old Securities................ $381,230
   Historical carrying value of related accrued interests.....   47,134
   Write-off of old deferred financing costs..................     (601)
   Market value of consideration exchanged for the old debt:
          Plan Securities (Face Value $272,190)............... (258,448)
          New Common Stock (New shares issued 10,000,000).....  (82,303)
          Installment Note and other..........................   (1,749)
          Cash*...............................................  (11,050)
                                                                -------
                                                                 74,213
   Tax provision..............................................       --
                                                                -------
   Extraordinary gain.........................................  $74,213
                                                                =======

* Represents cash paid on the Effective Date, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on the new Senior Secured Notes, and $800 related to payment on the Installment Note.

For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the Warrants are assumed to have no value.

                                          ANACOMP, INC. AND SUBSIDIARIES
                                  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                       FOR THE YEAR ENDED SEPTEMBER 30, 1995

                                                                  Year Ended September 30, 1995 (unaudited)
                                                                  -----------------------------------------
                                                                               Pro Forma
                                                          Historical          Adjustments              Pro Forma
                                                          ----------          -----------              ---------
                                                              (Dollars in thousands, except per share amounts)

Revenues:

     Services provided.............................        $219,881           $(20,357) (a)            $199,524
     Equipment and supplies........................         371,308             (1,164) (a)             370,144
                                                            -------             ------                  -------
         Total revenues............................         591,189            (21,521)                 569,668
                                                            -------            -------                  -------
Operating costs and expenses:
     Costs of services provided....................         161,211            (17,585) (a)             143,626
     Costs of equipment sold.......................         279,456               (737) (a)             278,719
     Selling, general and administrative...........         109,127             (1,691) (a)             173,747
                                                                                66,311  (f)
     Special and restructuring charges.............         169,584                 --                  169,584
                                                            -------                                     -------
                                                            719,378             46,298                  765,676
                                                            -------             ------                  -------
                                                                                                       (196,008)

Loss before interest, other income, and income taxes       (128,189)           (67,819)
                                                           --------            -------



Interest income....................................           2,000                 --                    2,000
Interest expense and fee amortization..............         (70,938)            27,047 (b)              (43,891)
Other expenses.....................................          (6,199)             5,987 (c)                 (212)
                                                             ------              -----                     ----
                                                            (75,137)            33,034                  (42,103)
                                                            -------             ------                  -------
Loss before income taxes...........................        (203,326)           (34,785)                (238,111)
Provision for income taxes.........................          35,000                 --                   35,000
                                                             ------                                      ------

Net loss ..........................................        (238,326)           (34,785)                (273,111)

Preferred stock dividends and discount accretion...           2,158             (2,158) (e)                 --
                                                              -----             ------                  --------

Net loss available to common stockholders..........       $(240,484)          $(32,627)               $(273,111)
                                                          =========           ========                =========

Net loss available to common stockholders per share                                                     $(20.81)
                                                                                                        =======

Weighted average common shares outstanding.........                                                  13,125,000 (d)
                                                                                                     ==========

         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                      For the year ended September 30, 1995
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

(a) The Company sold its ICS division subsequent to September 30, 1995 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses during the year ended September 30, 1995.

(b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

         Interest expense on new debt:
           11 5/8%  Senior Secured Notes (Face Value $112,190)......$13,042
           13% Senior Subordinated Notes (Face Value $160,000)...... 20,800
           Interest on other debt and trade credit arrangements.....  7,759
           Interest accretion on new debt discount..................  2,290
                                                                      -----
                 Subtotal........................................... 43,891

           Reversal of actual expenses during the twelve month
                period ended September 30, 1995.....................(70,938)
                                                                    -------
           Pro forma adjustment.....................................$27,047
                                                                    =======

         In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.


(c) Represents $5,987 of costs incurred during fiscal 1995 related to the Restructuring costs which are being excluded from the pro forma results for the year ended September 30, 1995.

(d) Pro forma loss per common share is computed based upon 13,125,000 average shares of New Common Stock assumed to be outstanding during the year ended September 30, 1995 as if the Effective Date and the Rights Offering had occurred on October 1, 1994.

(e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

(f) In accordance with SOP 9-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and a half year period.

                                                  Amortization     Annual
                                        Amount       Period      Amortization
                                        ------       ------      ------------

    New Intangible Assets.............  $275,018   3.5 Years       $78,577
    Historical Intangible Assets
    Amortization......................                             (12,266)
                                                                   -------
                                                                   $66,311
                                                                   =======

Reorganization fees directly attributable to the Restructuring totaling $7,000 have been excluded from pro forma operating results for the year ended September 30, 1995.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-7. The extraordinary gain, net of taxes, resulting in the Restructuring has been estimated as follows:

    Historical carrying value of Old Securities................. $389,900
    Historical carrying value of related accrued interests......   37,806
    Write-off of old deferred financing costs...................  (12,721)
    Market value of securities exchanged for the old debt:
           Plan Securities (Face Value $272,190)................ (258,448)
           New Common Stock (10,000,000 shares).................  (79,468)
    Installment note and other..................................   (4,584)
    Cash used to reduce debt
           Proceeds from the sale of ICS division...............  (12,700)
           Payment on New Senior Secured Notes on Effective
           Date...............                                     (7,500)
           Payment on Installment Note on Effective Date........     (800)
    Senior Restructuring Premium................................   (2,750)
                                                                   ------
                                                                   48,735

    Tax provision...............................................     --
                                                                  -------
    Extraordinary gain..........................................  $48,735
                                                                  =======

The Company believes that it will not recognize any gain for tax purposes due to any cancellation of indebtedness resulting from the Restructuring. The gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Recent Reorganization

     On June 4, 1996, the Company emerged from bankruptcy proceedings under its Third Amended Joint Plan of Reorganization ("Plan of Reorganization"). On such date, the Company canceled its existing secured debt and subordinated debt, including 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, and its equity securities, including common stock, common stock purchase rights, preferred stock and warrants, and distributed to its creditors approximately $22.0 million in cash, $112.2 million principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes"), $160.0 principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), 10.0 million shares of new common stock, par value $.01 per share, and warrants to purchase 362,694 shares of common stock at a price of $12.23 per share for a period of five years from June 4, 1996. The Plan of Reorganization resulted in a reduction of approximately $173.0 million in principal and accrued interest on the Company's debt obligations and a liquidation amount and accrued interest on its preferred stock.

Results of Operations -- Six Months Ended March 31, 1996 Compared with Six Months Ended March 31, 1995

         General

     The Company incurred a loss of $10.2 million for the six months ended March 31, 1996, compared to a loss of $8.5 million for the comparable period of the prior year. Included in the loss for the six months ended March 31, 1996 was $23.3 million of reorganization items, including a write-off of deferred debt issue costs and discounts of $17.6 million and restructuring costs of $5.7 million. Operating income (income before interest, other income, reorganization items and income taxes) increased $2.6 million compared to the same period of the prior year. As a percentage of total revenues, operating income was 13.1% for fiscal 1996 and 10.2% for fiscal 1995. EBITDA was $46.9 million compared to $48.1 million for the same period in the prior year.

     Total revenues for the six months ended March 31, 1996 decreased $47.1 million over the same period of the prior year. The decrease was primarily due to the discontinuance or downsizing of certain product lines including ICS ($8.5 million), flexible diskette media ($9.8 million), reader and reader printer products ($5.4 million) and source document film ($3.5 million).

     Costs of services provided as a percent of services revenue were 55% for both the six months ended March 31, 1996 and the six months ended March 31, 1995. Costs of equipment and supplies sold as a percent of equipment and supplies sales were 77% in the current period compared to 74% in the same period of the prior year. The increase in cost of equipment and supplies sold was primarily due to product mix and increased costs of raw materials.

     Selling, general and administrative expenses were 19% of revenue in the current period compared to 23% in the same period of the prior year. The decrease of $21.2 million was reflective of the cost reductions the Company has been implementing over the past year and is consistent with the cost reductions contemplated in the Company's business plan.

     Interest expense and fee amortization was $23.8 million for the six months ended March 31, 1996 compared to $34.0 million in the prior period. The decrease in interest expenses related to the discontinuance of interest accrued on the Company's subordinated debt subsequent to the bankruptcy proceedings.

     Other income for the first six months of fiscal 1996 included a $6.2 million gain on the sale of the ICS Division in November 1995. This compares favorably to a $630,000 loss on the sale of an idle facility in the first six months of fiscal 1995.

   Products and Services

     Micrographics service revenues decreased $3.7 million in the first six months of fiscal 1996 compared to the same six months of fiscal 1995 excluding the effect of the ICS sale. COM services volumes decreased 8%, and average selling prices decrease approximately 1%. The decrease in volume and pricing is a continuation of a trend that the Company has experienced over recent periods. Operating margins as a percent of revenue decreased slightly as the reduction in selling prices exceeded reductions in production costs.

     Maintenance service revenues decreased $1.4 million, primarily due to the effect of replacing older generation COM systems with the XFP which has a capacity significantly greater than the previous generation systems. Gross margins as a percent of revenue were unchanged.

     COM systems revenues for the first six months of fiscal 1996 decreased $8.4 million compared to the same period of the prior year. The Company sold or leased 51 XFP 2000 COM systems to third party users in the current period compared to 76 systems in the same period of the prior year. The first six months of fiscal 1995 included $3.5 million of sales of equipment for Anacomp data centers under sale and leaseback arrangements compared to zero in the current period. Gross margins as a percent of revenue were unchanged.

     Micrographics supplies and equipment revenues for the first six months decreased $16.3 million compared to the same period of the prior year, primarily as a result of the discontinuance and downsizing of product lines mentioned above. Micrographics supplies and equipment gross margins as a percent of revenues increased 2%.

     Magnetics revenues decreased $10.0 million in the first six months of fiscal 1996 compared to the same six months of fiscal 1995. The decrease was attributable to the closure of the Omaha, Nebraska factory which produced flexible diskette media, as well as reduced sales of open reel tape. Magnetics gross margins as a percent of revenue decreased 2% period to period.

Results of Operations - Fiscal 1995, 1994 and 1993

   General

     The Company incurred a loss of $238.3 million for the year ended September 30, 1995 as compared to income of $15.0 million and $18.6 million for the years ended September 30, 1994 and 1993, respectively. Included in the fiscal 1995 loss were special charges of $136.9 million, representing a write-off of goodwill of $108.0 million and $28.9 million of costs associated with software investments (See notes 2 and 5 to the accompanying Consolidated Financial Statements and discussion above). Also included in the loss was a $29.0 million deferred tax provision and $32.7 million of restructuring charges which included severance costs, inventory write-downs, excess facilities and other reserves. Further contributing to the overall loss was a decrease in operating income of $38.2 million compared to the prior year and $6.0 million of expenses associated with the reorganization.

     Operating income, i.e., income before special and restructuring charges, interest, other income and income taxes, decreased $38.2 million in fiscal 1995 compared to fiscal 1994 and $9.1 million in fiscal 1994 compared to the previous fiscal year. Both declines were largely attributable to a change in product mix as the relatively less profitable magnetics products represented a greater portion of total sales, as well as reduced supplies and COM services margins due to lower selling prices.

     Total revenues for fiscal 1995 decreased $1.4 million from the prior fiscal year. Revenues from sales of magnetics products increased $29.5 million resulting from the acquisition of Graham Magnetics in May 1994. In addition, the acquisition of the COM services customer base of 14 data service centers from National Business Systems, Inc. ("NBS") on January 3, 1994 contributed incremental revenues of approximately $2.7 million to the fiscal 1995 results. Offsetting these contributions were decreases in micrographics supplies, COM systems, maintenance services and other revenues.

     The Company's fiscal 1994 revenues totaled $592.6 million compared to $590.2 million in fiscal 1993. The Graham acquisition contributed $22.4 million and NBS contributed $9.1 million to fiscal 1994 revenues. Excluding the contributions from these two acquisitions, fiscal 1994 revenues decreased $29.1 million from fiscal 1993 principally due to decreased sales of COM systems, duplicate film and retrieval devices.

     Selling, general and administrative expenses were 18.5% of revenues in fiscal 1995 compared to 15.6% in fiscal 1994. The increase is due in part to the acquisitions of Graham Magnetics and the NBS customer base and the impact of amortization of the intangible assets recorded on those transactions. Also contributing to the increase was a fiscal 1994 $4.7 million environmental reserve adjustment resulting from the receipt of insurance proceeds related to Environmental Protection Agency ("EPA") liabilities. In addition, the sale-leaseback of data center equipment increased equipment rental costs by $2.5 million more than the reduction in depreciation costs compared to the prior period.

     Selling, general and administrative expenses were 16.4% of revenues in 1993. Selling, general and administrative costs in fiscal 1994 decreased $4.3 million compared to fiscal 1993 due in part to the receipt of insurance proceeds related to the EPA liabilities described above.

     Operating income before special and restructuring charges, interest, other income, income taxes, extraordinary credit and cumulative effect of accounting change as a percent of revenues were 7% in fiscal 1995, 13.4% in fiscal 1994, and 15% in fiscal 1993. The decrease was largely attributable to a change in product mix as the relatively less profitable magnetics products represented a greater portion of total sales and a reduction in supplies and COM services margins due to the drop in selling prices.

   1995 Special Charges

     As mentioned above, included in the operating results for fiscal 1995 were special charges totaling $136.9 million including the write-off of a portion of goodwill related to micrographics products.

     In connection with the change in accounting discussed in Note l to the accompanying Consolidated Financial Statements, the Company determined that goodwill had been impaired and measured the impairment based on the fair value approach discussed in Note 1. As required by generally accepted accounting principles ("GAAP"), this accounting change, which amounted to a charge of $108.0 million, was recorded as a change in estimate and was included in the results of operations for the quarter ended June 30, 1995.

     Over the three-year period ended September 30, 1995, the Company invested and capitalized over $20.0 million related to the development of software to provide advanced capabilities for the XFP 2000 related to the processing of Xerox and IBM print streams. These software enhancements are referred to as the Xerox Compatibility Feature ("XCF") and Advance Function Presentation ("AFP") feature. XCF was introduced at the beginning of the second quarter and AFP at the beginning of the fourth quarter of fiscal 1995. Initial sales of the XCF product were significantly below expectations. Based upon that experience, the Company updated its sales forecast for both products and adjusted the carrying amount of the software investment to net realizable value. That adjustment resulted in a software write-off of $20.3 million (included on the balance sheet under the category other assets) and the establishment of a $8.6 million reserve (of which $7.7 million was outstanding at September 30, 1995) for future payments to Pennant Systems for software license (included on the balance sheet under the category accrued liabilities) and maintenance obligations which are not recoverable based upon the revised sales forecasts.

   New Operating Plan

     Also included in the operating results for fiscal year 1995 were restructuring charges of $32.7 million resulting from the Company's New Operating Plan. The restructuring charges included severance costs of $5.9 million, inventory write-downs of $9.1 million, excess facility reserves of $7.7 million and other reserves of $10.0 million.

     The Company's strategy for ongoing financial improvement is to eliminate unprofitable product lines and outsource manufacturing for low-margin products while continuing to offer similar products on an OEM or reseller basis. The New Operating Plan resulted in a determination to exit certain business or product lines. Specifically, the Company: (i) sold its Image Conversion Services Division ("ICS"); (ii) closed its Omaha, Nebraska factory which produces the magnetic media for flexible diskettes; and (iii) discontinued the manufacture of readers and reader/printers. In view of the Company's New Operating Plan, the Company also announced a Company-wide reduction in work force. Costs relating to the reduction in work force, the closing of the Omaha factory and the discontinuance of manufacturing of readers and reader/printers appear in the financial results for the year under "Restructuring Charges."

     The market price of the magnetic media manufactured in the Company's Omaha factory had been decreasing significantly. In addition, the Company's primary customer continued to experience liquidity shortfalls which placed this product line at increased business risk. As a result, the Company announced the closure of this facility on July 28, 1995 and recorded a loss of approximately $8.4 million in the fourth quarter including equipment and inventory write-downs, severance and close down expenses.

     During the fourth quarter, the Company reached agreement with Eye Communication Systems, Inc. ("Eye Com") to manufacture the Company's general requirements for readers and certain reader/printers. In addition, the Company announced the discontinuation of those reader/printer models that will not be manufactured by Eye Com. During the first few months of fiscal year 1996, the Company continued to build the discontinued models to utilize remaining inventories, transferred inventory and tooling to Eye Com and generally exited the manufacturing process for these products. The Company recorded a loss of $10.0 million in the fourth quarter resulting from the decision to discontinue manufacturing reader and reader/printers reflecting equipment and inventory write-downs, severance and close down expenses.

Results of Operations - Products and Services

   Micrographics Supplies and Equipment

     Micrographics supplies and equipment revenues, which accounted for 32% of the Company's revenues in fiscal 1995, decreased 7% compared to fiscal 1994. Original film sales decreased 6% on lower unit volumes while duplicate film sales increased 3%. The duplicate film increase was due primarily to the reacquisition of First Image Management Company ("First Image") as a duplicate film customer and the addition of Eastman Kodak Company's ("Kodak") European duplicate film business. Retrieval products sales decreased 13% compared to fiscal 1994 and are expected to decrease further as a result of the decision to exit the manufacturing of these products discussed above.

     Micrographics supplies revenues decreased 8% in fiscal 1994, principally due to reduced demand for duplicate film, readers and reader/printers. As the Company's supplies and equipment business partly depends on sales of the Company's COM systems to generate repeat business, revenues from this business unit will be readily affected by the declines in COM systems sales.

     Micrographics supplies and equipment operating margins as a percent of revenue decreased 4% in fiscal 1995 as a result of lower average selling prices and increased costs of production. Micrographics supplies and equipment operating margins in fiscal 1994 were comparable to fiscal 1993. In fiscal 1993, micrographics supplies operating margins were down 2% to 3%, due in part to currency fluctuations affecting both revenues and costs as well as pricing competition in certain product lines.

   Micrographics Services

     Micrographics services revenues, which accounted for 22% of the Company's revenues in fiscal 1995, were level compared to fiscal 1994 despite a 10% increase in volume, 3% of which was attributable to the acquisition of the COM services customer base of 14 data service centers from NBS. COM service revenues were adversely affected by a decline in average selling prices reflecting a continuation of market price erosion which the Company expects to continue for at least the near future.

     Micrographics services revenues increased 5% in fiscal 1994 and decreased 2% in fiscal 1993, on volume increases of 10% in fiscal 1994 and 13% in fiscal 1993. The increase in fiscal 1994 volume was the result of the NBS acquisition. Decreasing prices adversely affected the Company's micrographics services business in fiscal 1994 and fiscal 1993.

     Micrographics services operating margins as a percent of revenue decreased 5% in fiscal 1995 and 2% in fiscal 1994 as reductions in average selling prices exceeded reductions in production costs. In fiscal 1993, reductions in operating costs kept margins steady despite intense price competition.

   Maintenance Services

     Maintenance services revenues, which accounted for 15% of the Company's revenues in fiscal 1995, are derived principally from COM recorders and duplicators. Such revenues decreased 5% in fiscal 1995 when compared to fiscal 1994 primarily due to the effect of replacing older generation COM systems with the XFP 2000 which has a capacity significantly greater than the previous generation COM systems. In addition, reduced pricing and credits issued to a major customer contributed to the decrease.

     Maintenance revenues increased $3.1 million in fiscal 1994 and decreased $4.8 million in fiscal 1993. The improvement in fiscal 1994 was largely the result of the addition of a national data service center company to the Company's customer base. Approximately one-half of the decline in fiscal 1993 was caused by currency fluctuations. The remaining decline was caused in part by the improved capacity and efficiency of the XFP 2000. The Company's maintenance revenues were adversely affected by the replacement of older COM systems with XFP 2000 systems because fewer XFP 2000 systems are required to process the same volume as older COM systems. Operating margins decreased modestly in fiscal 1995 and fiscal 1994 after remaining level in fiscal 1993.

   COM Systems

     COM systems revenues, which accounted for 9% of the Company's revenues in fiscal 1995, decreased $7.0 million with the sale or leasing of 153 XFP 2000 systems in fiscal 1995 compared to 165 systems in fiscal 1994. Also included in COM systems revenues in fiscal 1995 was $3.5 million of sales of equipment for use in Anacomp data centers under sale and leaseback arrangements compared to $5.6 million in fiscal 1994.

     COM systems revenues decreased 22% in fiscal 1994 because of the decline in sales and operating leases of XFP 2000 COM systems from 274 systems in fiscal 1993 to 165 systems in fiscal 1994. This decline was partly the result of reduced original equipment manufacturer ("OEM") shipments (25 systems in fiscal 1994 compared to 67 in fiscal 1993).

     COM systems revenues increased slightly in fiscal 1993 after consideration of currency effects.

     COM systems operating margins improved in fiscal 1995 and fiscal 1994 despite reduced revenues as a result of higher average selling prices. Operating margins in fiscal 1993 improved significantly both as a result of higher XFP 2000 volumes and the benefits from the facility consolidation that took place in fiscal 1992.

   Magnetics

     Magnetics revenues, which accounted for 22% of the Company's revenues in fiscal 1995, increased $29.5 million, or 23% compared to fiscal 1994. The increase was due to the contribution from the acquisition of Graham Magnetics in May 1994. The acquisition of Graham in May 1994 was the primary reason for a 36% increase in fiscal 1994 magnetics revenues over fiscal 1993. Graham manufactured certain magnetics products at its facility in Graham, Texas. The Company shifted all its U.S. production of those products from its Omaha, Nebraska plant to the Graham facility. The costs associated with this relocation were not significant. The consolidation resulted in improved manufacturing efficiencies and overall headcount reduction.

     Magnetics revenues decreased $16.5 million in fiscal 1993. Almost half of the decrease was due to the completion of one-time OEM arrangement, which contributed $9.7 million in revenues in fiscal 1992 and only $1.1 million in fiscal 1993. In addition, the Company experienced decreased demand of 3480 and TK 50/52 cartridge tapes as well as open reel tape, as these products continued to mature. The Company introduced the high-compression 3490E cartridge tape in mid-1993, which contributed over $8.0 million of revenues in fiscal 1994.

     The revenues added in fiscal 1995 and fiscal 1994 from the Graham acquisition resulted in increased operating profits in those years. The reduced revenues in fiscal 1993 resulted in a significant reduction in operating profits.

     Other revenues decreased $6.0 million in fiscal 1995 compared to fiscal 1994 due to reduced revenues from the Company's A-New product.

Results of Operations - Other

   Interest

     Interest expense and fee amortization totaling $70.9 million in fiscal 1995 increased compared to 1994 due to $3.3 million of default interest and interest on unpaid scheduled interest on the senior secured debt as well as the Old Senior Subordinated Notes which was required by the terms of the various debt agreements.

     The reduction in interest expense in fiscal 1994 resulted from lower debt levels, partly offset by the increase in short-term interest rates. Interest expense in fiscal 1993 declined as a result of debt repayments as well as reduced interest rates.

   Income Taxes

     The Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes, in the first quarter of fiscal year 1994. The adoption resulted in a one-time increase to income of $8.0 million reflecting the cumulative effect on prior years of this accounting change. In addition, the Company recorded a deferred tax asset of $95.0 million representing the U.S. federal and state tax savings from net operating loss carry forwards ("NOLs") and tax credits. The Company also recorded a valuation allowance of $60.0 million, reducing the deferred tax asset to $35.0 million. In determining the valuation allowance, the Company assumed pre-tax income at present levels and considered the impact of the reversal of temporary differences and the periods in which NOL carryforward benefits expire.

     Included in the provision for income taxes in fiscal 1995 was a deferred tax provision of $29.0 million. The deferred tax provision includes U.S. tax on undistributed foreign earnings of $9.0 million and a write-off of net deferred tax assets of $20.0 million. This write-off resulted from the uncertainty regarding the reorganization and, accordingly, the uncertainty regarding the ultimate benefit to be derived from the Company's tax loss carry forwards. The remaining components of the provision for income taxes were taxes of $4.8 million on earnings of the Company's foreign subsidiaries and a tax reserve adjustment of $1.2 million.

     Income taxes as a percentage of income from operations were 55% in fiscal 1994 and 43% in fiscal 1993. In fiscal 1994 and fiscal 1993, income tax expense was reduced $1.2 million and $3.7 million, respectively, as a result of the favorable settlement and disposition of previously established tax reserves. The effective tax rate was higher than the U.S. statutory rate because of amortization of goodwill which is not deductible for tax purposes and generally higher foreign tax rates. See Note 14 to the Company's audited consolidated financial statements included elsewhere herein.

   Liquidity and Capital Resources

     The Company's cash balance as of March 31, 1996 was $49.3 million compared to $19.4 million at September 30, 1995. The increase in the Company's cash balance was due primarily to the non-payment of subordinated debt principal and interest during the bankruptcy proceedings. On the Effective Date, approximately $22 million of cash was used to make a $7.5 million paydown against Senior Secured Notes, certain professional fees, senior secured debt fees and other trade claims.

     The Company's working capital at March 31, 1996, excluding the current portion of long-term debt and accrued interest, amounted to $49.9 million compared to $27.0 million at September 30, 1995. As discussed above, substantially all of the accrued interest was exchanged for new securities pursuant to the Plan of Reorganization. As disclosed in the Condensed Consolidated Statements of Cash Flows, net cash provided by operating activities increased to $32.9 million for the six months ended March 31, 1996 compared to $1.9 million in the comparable period due, in part, to significant reductions in receivables and inventories as well as the non-payment of interest on subordinated debt. Net cash provided by investing activities increased to $11.0 million in the current period, compared to $5.6 million in the comparable prior period, primarily as a result of reduced capital expenditures. Net cash used in financing activities in the current period includes $12.7 million repayment of debt with proceeds from the sale of the ICS Division.

     Prior to the Company's Chapter 11 filing, the Company was experiencing a liquidity shortfall caused by continued declining revenues and a highly leveraged balance sheet. The Company's pre-petition liquidity problems improved as a result of the deferral of principal and interest payments that were due under the Company's senior secured debt and eliminating a significant portion of the payment obligations under the 15% Subordinated Notes, all payment obligations under the 9% Convertible Subordinated Debentures and all payment obligations under the Company's preferred stock. While the Plan of Reorganization significantly reduced the Company's debt obligations, the Company remains highly leveraged. The Company's management believes that the Company has sufficient cash flow from operations to pay interest on all of its presently outstanding debt as those payments become due. However, the Company's ability to meet its debt service obligations will depend on a number of factors, including its ability to achieve the results of the New Operating Plan.

                                   THE COMPANY

General

     The Company is the world's leading full-service provider of micrographics systems, services and supplies, with over 15,000 customers in more than 65 countries. The Company is also the world's largest provider of COM solutions of image and information management. "Micrographics" is the conversion of information stored in digital form or on paper to microfilm or microfiche. Computer Output Microfilm (COM) converts textual and graphical digital information at high speed directly from a computer or magnetic tape to microfilm or microfiche. The Company offers a full range of micrographics services and supplies, including (i) micrographics processing services to customers on an outsourcing basis through its 45 data service centers nationwide; (ii) micrographics systems for users who perform their own data conversion; (iii) consumable supplies and equipment for micrographics systems; and (iv) maintenance services for micrographics equipment.

     The Company was incorporated in Indiana in 1968. By 1986, the Company had become, through acquisitions and internal growth, the leading company in the data service center segment of the micrographics industry.

     In 1987, the Company acquired the stock of DatagraphiX, Inc., the world's leading manufacturer of COM systems, from General Dynamics Corporation. The acquisition of DatagraphiX, which developed the first COM system in 1954, made the Company the world's leading provider of COM products and services by adding COM systems and maintenance to the Company's product line.

     In 1988, the Company acquired Xidex Corporation, the leading manufacturer and distributor of duplicate microfilm (a consumable supply used in the COM process) and microfilm readers and reader/printers. Xidex was also a manufacturer and marketer of computer tape products.

     In the early 1990's, the Company, recognizing the evolution of technologies competing with COM, modified its strategic objective to becoming a provider of information and image management products and services. Today, in addition to being the world's largest provider of COM solutions for image and information management, the Company offers electronic image management products and services. The Company is also a major manufacturer and distributor of computer tape products used by data processing operations, including open-reel tape, 3480 tape cartridges and 3490E tape cartridges.

The Information and Image Management Industry

     The Information and Image Management ("I & IM") industry consists of companies whose products and services store information in a compacted format. The trend toward increased emphasis on efficient management of information is driven by several factors. First, companies understand that effective information management is an important competitive advantage and allows them to better serve their customers. Second, the increasing amounts of data processing output and stored information have made cost-effective and flexible information management more important. Finally, information itself is coming to be viewed as a strategic corporate asset and managing this asset is therefore crucial.

     The two major technologies applied in the I & IM industry are: (a) micrographics, which includes COM and source document micrographics and (b) electronic image management, which includes magnetic and optical technologies for both data and image storage and retrieval.

     Micrographics

     Micrographics is the conversion of information stored in digital form or on paper to microfilm or microfiche. The Company's primary micrographics business is the sale of COM services, systems and related maintenance and supplies.

     COM is sophisticated application of micrographics in which information is directly converted at high speed from magnetic or electronic forms to microfilm. COM systems, also known as COM recorders, create an image which is transferred to microfilm. During this process, the COM recorder organizes the information and inserts indexing, output formatting, titling and other retrieval aids tailored to specific customer applications.

     COM recorders are data processing peripherals which record computer-generated data and graphics onto microfilm or microfiche at high speeds. COM was initially developed as an information management system that would reduce the cost and increase the speed of computer output by "printing" computer-generated data on microfilm. Since then, COM recorders have become a standard computer-output peripheral.

     Compared to paper, COM has a number of benefits. COM recorders can print reports substantially faster than typical impact printers and multiple copies can be made easily and economically on high-speed duplicators. COM has other important cost advantages as well. A COM recorder can print a 1,000 page report on just 4" by 6" microfiche. Mailing COM reports represents a substantial cost savings over the shipment and handling of paper output. With correct indexing, retrieval of information is easier and faster with COM than with paper storage.

     The Company offers a complete line of micrographics services and products, including: (i) COM processing services provided to customers on an outsourcing contract basis; (ii) COM systems for users who perform their own data conversion to microfilm; (iii) maintenance services for COM and other micrographics equipment; and (iv) consumable supplies used by micrographics systems. The Company also sells certain computer tape and other magnetic media products.

     By providing a full range of services, the Company can customize its offerings of products and services to meet the specific needs of any customer. Once a customer purchases a COM system from the Company, the Company has the opportunity to provide follow-up service, including maintenance and supplies, as well as to sell additional compatible hardware.

     Despite the continual decline in the cost of magnetic and optical storage media and systems, micrographics technology is expected to retain significant cost and functional advantages which will keep it competitive in a wide range of applications beyond the year 2000. In addition, micrographics technology can complement other storage media systems to meet the information management needs of many companies.

     Electronic Data and Image Management

     Electronic data and image management is the application of various technologies, including magnetic media and optical disks, to the storage and retrieval of information and image data. Storage media include magnetic tape, magnetic disks, writable/erasable magneto-optical disks, CD-R optical disks, and CD-ROM optical disks. Data that is created during data processing activities is directly written to the chosen media for later retrieval. Data and images that are in human readable documents are scanned and digitized in binary form and then recorded on the media of choice.

     Electronic storage and management of image data provides users with improved data retrieval access time and storage density as a trade off for increased cost versus other storage technologies such as COM.

     The Company's offerings in the electronic data and image management field include systems incorporating magneto optical disks for use in large, high output volume data centers, and CD-R storage systems intended for operations with only a few users. The Company is also a major manufacturer and distributor of magnetic storage media used by data processing operations, including open reel, 3480 cartridge and 3490E cartridge computer tape.

     The Company, through its Image Conversion Services Division, provided data and image conversion services where original source documents or other human readable forms and images are scanned, digitized and stored in binary form on any of a variety of magnetic or optical storage media. This division was sold in November of 1995.

Recent Reorganization

     By early 1995, revenues for the Company's core micrographics business had been declining for the last several fiscal years. The Company, however, believed that these declines would stabilize. In addition, the Company sought to increase revenue through opportunities related to the consolidation of the micrographics industry: the development of new micrographics and digital products and services such as the DS 300, VELLOS, XSTAR, and SCF and AFP capabilities; and investment in emerging digital technologies.

     Based on this growth strategy, in March 1995, the Company attempted to refinance certain of its existing indebtedness through a public offering of $225.0 million of senior secured notes. The new notes would have deferred an aggregate of $153.0 million in scheduled principal payments in fiscal years 1995 through 1998, resulting in increased liquidity and cash for product development. The Company was unable to complete the refinancing and announced the withdrawal of the proposed offering on April 6, 1995.

     As a result of the withdrawn offering and weaker than anticipated second quarter results, including disappointing sales performance for the Company's new products, the Company did not have sufficient cash available to make both its $20.0 million scheduled principal payment due in April, 1995 on its secured debt and the $16.9 million scheduled interest payment due May, 1995 on its 15% Senior Subordinated Notes. The Company sought an agreement with its senior secured lenders to reschedule its April, 1995 principal payment but was unable to obtain such an agreement.

     The Company engaged in continued efforts since May 1995 to formulate a restructuring plan to satisfy its various investor constituencies. Such efforts included the retention of various financial advisers to assist in the restructuring process and the development by the Company of a new business plan and strategy to address the Company's current financial situation and disappointing recent financial performance.

     After months of discussions and negotiations with representatives of the Company's senior secured lenders and with unofficial committees representing the 15% Senior Subordinated Notes and the 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, the Company reached an agreement in principle with an unofficial committee representing holders of the 15% Senior Subordinated Notes. On January 5, 1996, the company filed a prenegotiated plan of reorganization with the U.S. Bankruptcy Court in Delaware under Chapter 11 of the Bankruptcy Code.

     On March 28, 1996, the Company submitted a Plan of Reorganization and a Disclosure Statement to the Bankruptcy Court. The Disclosure Statement was approved by the Bankruptcy Court on such date and was transmitted to the creditors and preferred stockholders of the Company for solicitation of ballots for acceptance or rejection of the Plan of Reorganization. Ballots were cast by May 8, 1996. The Plan of Reorganization, as amended, was confirmed by the Bankruptcy Court on May 20, 1996, and on June 4, 1996 the Company emerged from bankruptcy under its Plan of Reorganization.

     On June 4, 1996, the Company canceled its existing secured debt and subordinated debt, including 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, and its equity securities, including common stock, common stock purchase rights, preferred stock and warrants, for cash, new debt securities and new equity securities. On such date, (i) the Company's secured debt was exchanged for $112.2 million principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes") and a cash payment, (ii) the Company's 15% Senior Subordinated Notes and related accrued interest was exchanged for $160.0 million principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), 9,250,000 shares of new common stock and a cash payment,
(iii) the Company's 13.875% and 9% Convertible Subordinated Debentures and related accrued interest was exchanged for 750,000 shares of new common stock and warrants to purchase 259,068 shares of common stock, (iv) the Company's preferred stock and related accrued dividends were exchanged for warrants to purchase 62, 176 shares of common stock and (v) the Company's common stock was exchanged for warrants to purchase 41,450 shares of common stock. Each of the warrants is convertible into one share of common stock during the five year period ending June 3, 2001 at an exercise price of $12.23 per share. The Company simultaneously distributed to creditors (including holders of Senior Secured Notes and Senior Subordinated Notes) approximately $22.0 million in cash. The Plan of Reorganization resulted in a reduction of approximately $173.0 million in principal and accrued interest on the Company's debt obligations and a liquidation amount and accrued interest on its preferred stock.

Description of Business Units

     Overview

     In fiscal 1995, micrographics accounted for 78% of the Company's revenues and magnetics generated 22%. The table below sets forth the Company's revenues by product and service line for the periods indicated:

                                                      Year Ended September 30,
                                         1993                  1994                        1995
                                         ----         ------------------------              ----
                                                       (Dollars in Thousands)

Micrographics:

     Services                   $125,226          21%        $132,042        22%         $132,314          22%
     COM Systems                  75,900          13           58,831        10            51,829           9
     Equipment and Supplies      223,120          38          204,511        35           190,571          32
     Maintenance                  86,777          15           89,911        15            85,732          15
Magnetics                         72,703          12           98,816        17           128,353          22
Other                              6,482           1            8,488         1             2,390           0
                                   -----           -            -----         -             -----           -
     Total                      $590,208         100%        $592,599       100%         $591,189         100%
                                ========         ===         ========       ===          ========         ===


     With the appointment of P. Lang Lowrey III as President and Chief Operating Officer on May 15, 1995, the Company undertook a three-month planning process to reevaluate the Company's strategies in light of its current financial situation and the micrographics industry's future. The stated objective of this planning process was to transform the Company into a cash driven business focused on its balance sheet and debt-to-equity ratio. As a result of this thorough analysis of the Company and its markets, the Company adopted a new business strategy which focused on (i) reducing costs by centralizing administrative functions, merging numerous data service centers and offices, and reducing headcount; (ii) outsourcing or exiting low-margin, non-strategic businesses; and (iii) investing in high-margin products and services that are complementary to the Company's core micrographics business.

     The continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in at least some Anacomp customers changing their use of micrographics from data storage and retrieval to primarily data storage. The Company believes this is at least part of the reason for the declines in the past two fiscal years in sales of the Company's duplicate film, readers and reader/printers. The Company's service centers also are producing fewer duplicate microfiche per original for customers, reflecting this use of micrographics primarily for storage. The rapidly changing data storage and management industry also has resulted in price competition in certain of the Company's markets, particularly micrographics services. The Company's operating income as a percent of revenue (excluding restructuring and special charges) decreased to 7% in fiscal 1995 from 13.4% in fiscal 1994 and 15% in 1993.

     Products and Services

     Micrographics Services

     General. At present, COM services generate most of the Company's micrographics services revenues. The Company plans to generate additional revenue from a multitude of additional customer services including (i) Compact Disc-Recordable (CD-R) services, (ii) print and mail services, and (iii) archival services offered through the Company's 45 data service centers in the United States. The Company's data service centers, which generally operate 24 hours per day every day of the year, receive on a daily basis thousands of magnetic tapes or direct computer transmissions from more than 8,000 customers. The data service centers then convert the information on these tapes to 16mm microfilm or to microfiche, which is a 4" x 6" microfiche card capable of storing up to 1,000 pages of computer output. Together these services comprise the Company's most profitable business line. The Company's objective is to protect this highly profitable business, while introducing complementary, high-growth services such as CD-R output, print and mail, and archiving. The Company is marketing these new services as additional, not replacement, services to its core micrographics services. Pursuant to this strategy, the Company envisions selling each image it processes up to four times:

o Once to output the image to microfilm or microfiche for safe, long-term storage;

o Once to output the image to CD-R for short-term storage and frequent retrieval;

o Once to output the image to paper to be mailed directly to the clients' customers; and

o Once to store the image for a customer at an Anacomp site for archival purposes.

     The Company currently has an estimated 30% market share of the approximately $350 million COM services business. COM services have been facing increased pricing pressure due to competitive market conditions. To combat declining prices, the Company completed installation of the XFP 2000 COM systems in all of its data centers in 1995, increasing the efficiency of COM production. Additionally, the Company will upgrade some of these systems with Anacomp-developed emulation software for IBM and Xerox laser print streams, which expand the potential market for COM services and command higher average prices than other COM output. The Company believes that these technological improvements will partially offset the declining pricing trends in COM services.

     The Company also plans to use its existing data centers to expand into new markets, specifically CD-R, print and mail, and archival services.

     With CD-R services, the Company outputs the customer's data from magnetic tape or computer file to a recordable compact disc. For some CD-R customers, the Company also records their data onto microfilm or microfiche. The Company introduced this service at a selected number of its U.S. data centers in fiscal 1995 and is expanding this service during 1996.

     The Company plans to introduce print and mail services to its customers in late fiscal 1996 or early fiscal 1997. Print and mail services involves outputting customer data to paper (usually on pre-printed forms) then mailing the printed information directly to the customer's clients. The Company will also introduce archival services, which involves storing the customer's images at an Anacomp facility, to its customers in 1996. Both of these services are highly compatible with the Company's existing COM services business. Archival services present a highly profitable new market for micrographics services since start-up costs will be held to a minimum by using available space within current Anacomp facilities.

     In addition, the Company offers External Facilities Management ("XFM") services. In a typical XFM arrangement, the Company sells an XFP 2000 system to a customer who then pays the Company to operate and manage the customer's COM output. The Company charges the customer monthly fees based on the volume of COM products produced and also receives additional income from supplies and maintenance charges.

     Customers and Distribution. The Company has a large customer base which has proved to be loyal to the Company in the past. The Company's micrographics services customers include a majority of the Fortune 500 companies, banks, insurance companies, financial service companies, retailers, healthcare providers and government agencies, such as Automatic Data Processing, Inc. ("ADP"), Citicorp, Electronic Data Systems Co. ("EDS"), General Electric Capital Corporation, The Home Depot, Inc. and IBM (none of which accounted for more than 5% of the Company's micrographic services revenues in fiscal year 1995). The typical service contract is exclusive, lasts one year with a one-year automatic renewal period and provides for usage-based monthly fees, subject to increase on 30 days' notice. Approximately 75% of the Company's micrographics services customers are subject to contracts and more than 95% of such contracts are renewed annually.

     Competitors. Data service center industry competition is primarily limited to service centers within a 50-mile radius of a customer because of the emphasis on rapid turnaround. The Company and First Image (which has 66 data service centers) are the two largest national data service center organizations with approximately 30% and 40% of the market, respectively. The remainder of the market is served by numerous small data service centers.

     COM Systems

     General. The Company is the world's leading manufacturer and distributor of COM systems (a $50 million market worldwide), offering a complete line of COM recorders, processors, duplicators and related software. The Company's installed base of COM systems, approximately 55% of those in use worldwide, is more than twice as large as its nearest competitor, and related sales of COM services and supplies to the installed base provide the Company with a recurring revenue stream that constitutes a significant portion of its annual revenues.

     The XFP 2000, which is manufactured by the Company, is the most advanced COM recorder on the market and has enabled the Company to capture an estimated 55% of all new COM systems sold or leased. The XFP 2000 is faster and more reliable than previous COM recorders and, through its laser technology, has the capability to generate precise reproductions of any image. The Company sold or leased 153 new XFP 2000 systems in fiscal 1995 compared to 165 in 1994. Pursuant to an OEM agreement entered into in 1990, Kodak is obligated to purchase an additional 151 XFP 2000 systems by October 1997 or pay a cash penalty to the Company. In fiscal 1996, the Company has introduced an XFP 2000 ("DragonCOM") for the Asian market which is capable of processing Chinese, Korean, Taiwanese, Japanese and other ideographic languages utilizing the popular IBM Advanced Function Presentation ("AFP") architecture. The Company is marketing the DragonCOM to customers in Asia given the great demand for micrographics in Asian countries, particularly China.

     The Company also developed two new software products that emulate IBM and Xerox laser print streams. AFP software developed in conjunction with IBM enables the XFP 2000 to process and image AFP formatted data streams used by IBM high-speed mainframe laser printers. Xerox Compatibility Feature ("XCF") software developed in partnership with Xerox enables the XFP 2000 to process the same data stream used by Xerox high-speed, high-volume laser printers. The Company believes these enhancement features will expand the potential market for COM output both by the sale of upgrade kits and additional XFP 2000 systems.

     The Company had offered two host output digital products -- XSTAR hardware and XSTAR software. The Company sold only one XSTAR hardware system in 1995 and going forward will put more focus on XSTAR software. In addition, the Company seeks to establish strategic alliances with leading technology companies in order to gain access to digital technologies and reduce development time and expense. The Company's technological leadership in micrographics, large customer base and worldwide distribution network will continue to make it an attractive strategic alliance partner.

     Customers and Distribution. Principal customers for the Company's COM systems include information intensive organizations such as banks, insurance companies, financial service companies, retailers, healthcare providers, and government agencies, and non-Anacomp COM data service centers. Recent purchasers of the XFP 2000 include Aetna, American Airlines, Inc., AT&T Corp., Chemical Banking Corporation, CIGNA Corporation, Cincinnati Bell Inc., EDS, GTE Corporation, NYNEX Corporation, PepsiCo, Inc., the State of Washington, The Travelers Inc. and Westinghouse Electric Corporation. While the majority of COM systems are sold outright, the Company does offer customers three or five-year lease options.

     International sales accounted for 41% of the Company's fiscal 1995 sales of COM system units. In foreign markets, the Company sells COM systems through wholly owned operating subsidiaries and, in countries in which the Company does not have a subsidiary, through dealers and agents. In 1994, Kodak became the Company's exclusive distributor in Asia (other than Japan) and Australia.

     Competitors. The Company's primary competitors in the sale of COM systems are Agfa-Gevaert AG ("Agfa") and Micrographic Technology Corporation ("MTC"). The Company manufactures, on a private label basis, the COM systems sold by Kodak through an OEM agreement. In some instances, the Company and Kodak compete directly for the same COM system sales. Competition is based principally on product features, as well as on such factors as product quality, service and price. The Company sells approximately 55% of all new COM systems sold worldwide. The Company's large installed base is an important competitive advantage in the sale of new COM systems because changing from one manufacturer's COM system to another is difficult due to software conversion and operator training costs.

     Micrographics Equipment and Supplies

     General. The Company sells the most comprehensive line of micrographics supplies in the world, offering original halide film, duplicate film, chemicals for microfilm processing, paper and toners for reader/printers, micrographics lamps and bulbs, and other consumables. In addition to offering supplies, the Company markets a complete line of microfilm/microfiche readers and reader/printers. With the exception of proprietary wet and dry original halide film used in its COM systems, many of these products have become only marginally profitable in recent years.

     To increase profitability, the Company signed an agreement to outsource the manufacture of readers and reader/printers beginning in fiscal 1996 as demand and margins for these products continue to decline. Additionally, the Company ceased production of the DS 300 (a PC-connected workstation introduced in fiscal 1993 that scans, digitizes and electronically converts micrographic images on demand) in fiscal 1996 after completing a build-out of inventory. These decisions resulted in a significant one-time write-off in fiscal 1995. However, the Company continues to offer these types of products to its customers on a reseller basis.

     The Company supplies proprietary wet and dry original halide film used in its XFP series of COM systems and proprietary dry original halide film for its X Series, an earlier generation of Anacomp COM systems. All original microfilm for the Company's COM systems is manufactured for the Company by Kodak in what the Company considers to be a proprietary package.

     The proprietary film used in the XFP 2000 represents the only original COM film segment that is currently growing. The Company also believes it can maintain its market share of XFP 2000 dry film sales going forward because of the complexity of the manufacturing process, the Company's patents on its proprietary canister and the industry's interest in other segments of the film business.

     The Company is the world's largest supplier of duplicate microfilm, which is used to create one or more additional copies of original microfiche and microfilm masters. The Company's share of this estimated $75 million worldwide market is approximately 67%, which includes sales to its own data centers. The total market for duplicate film has declined as the ratio of duplicates to masters declines and as customers convert to digital technologies.

     The cost of producing all microfilm products has risen because of a worldwide shortage of polyester, which is the principal raw material for microfilm products. See "The Company -- Raw Materials and Suppliers."

     Customers and Distribution. The Company sells its consumable supplies directly to more than 90% of its worldwide installed base. In addition, the Company's indirect sales operation sells supplies to dealers and distributors throughout the United States.

     Original microfilm sales include film sold for the Company's COM systems and for other manufacturers' COM systems, with film sold for the Company's systems representing the vast majority of original microfilm sales.

     International sales in fiscal 1995 accounted for 29% of the Company's total micrographics supplies and equipment revenues. In foreign markets, the Company offers supplies through wholly owned operating subsidiaries and, in countries in which the Company does not have a subsidiary, through a network of dealers and distributors.

     Competitors. For non-OEM sales of the XFP 2000, the Company is the exclusive supplier for original microfilm because of the proprietary nature of the canister in which the film is placed. The Company competes in sales of non-proprietary original COM microfilms with other manufacturers, including Agfa, Fuji Photo Film Co., Ltd. ("Fuji"), Kodak and Minnesota Mining &
Manufacturing Company ("3M"). The Company's worldwide market share for COM microfilms is approximately 55%.

     The Company is the world's largest supplier of duplicate microfilm with an estimated 70% share of the U.S. market and an estimated 65% share of the non-U.S. market. The Company's primary competitor in the duplicate microfilm market is Rexham Graphics Ltd. ("Rexham") with an estimated 25% share of the worldwide duplicate film market.

     The Company has an estimated 33% of the micrographics supplies and equipment market in Europe and estimated 39% of the supplies and equipment market in the Americas (excluding the United States) and Asia. In Europe, the Company's primary competitors for micrographics supplies and equipment are Kalle Microfilm Division of Hoechst AG ("Kalle"), A. Messerli AG and Rexham. Its primary competitors in Japan are Kodak and Fuji.

     Maintenance Services

     General. The Company provides 24-hour a day maintenance services through approximately 700 service employees operating in various countries worldwide. In such countries, the Company maintains approximately 2300 of the COM recorders in use. Increased maintenance margins usually result from incremental COM systems sold to the same customer site because the Company is able to provide maintenance without adding maintenance centers or a significant number of personnel. COM maintenance services are facing increased pressure with the improved capacity and efficiency of the XFP 2000 resulting in reduced maintenance revenues as customers are able to process more volume on fewer COM systems. However, the Company believes that operating margins will benefit from sales of additional XFP 2000 systems because XFP 2000 systems require less maintenance than older COM systems. The Company also believes additional maintenance services for AFP and XCF enhancement upgrades to the XFP 2000 should partially offset this decline. Additionally, the Company plans to continue adding selected non-micrographics products to its service base while restructuring its maintenance organization in 1996 to reduce costs.

     Customers and Distribution. The Company's maintenance services division encompasses the Company's maintenance services operations in the United States as well as a field support group for the Company's data service centers. This department consists of approximately 500 field service engineers and managers who provide geographic coverage through ten districts in the United States. The Company provides maintenance services primarily to its installed base of COM systems, although the Company has begun to service non-Anacomp COM systems and selected data processing products. The Company's standard maintenance contract is an exclusive, two-year contract with an automatic two-year renewal period. The prices under a standard maintenance contract are fixed for nine months and thereafter are subject to up to 10% annual increases upon 90 days' notice. Maintenance contracts on the XFP 2000 also provide for incremental charges for every image over a certain number of images processed.

     To lower costs, the Company reduced maintenance headcount and operating expenses. In addition, the Company has reduced field support costs by consolidating its hardware and software analysts. The Company also has consolidated its two U.S. customer service centers for micrographics customers in its Poway, California facility. The Company expects the synergies created by this consolidation to improve customer support while also reducing costs.

     International  operations  accounted for 38% of the  Company's  maintenance revenues in fiscal 1995. COM systems sold directly in foreign markets are maintained by Anacomp employees operating through the Company's foreign subsidiaries. COM systems sold in foreign markets through distributors are generally maintained by the employees of such distributors.

     Competitors. Historically, competition in maintenance has been limited as most customers tend to use the maintenance services of the vendor that installed their system, though some customers choose to employ in-house maintenance staffs. Thus, revenues are primarily a function of new COM system sales and the size of the installed base.

     The Company has the infrastructure to compete for service contracts on other COM products or selected data processing products, and the Company is actively seeking such business. In March 1992, the Company acquired the COM maintenance service operations of TRW Inc. ("TRW"), the last major third party provider of such services. The TRW operations were integrated into the Company's existing maintenance organization. These operations expanded the Company's maintenance service base and created new opportunities for COM system and supplies sales.

     The Company's COM maintenance market share is approximately 65% in the United States, 50% in Europe and 15% in the Americas (excluding the United States) and Asia.

     Magnetics

     General. The Company manufactures, sells and distributes a broad range of magnetics products such as open reel tape, 3480 data tape cartridges, TK 50/52 "CompacTape" data tape cartridges and 3490E data tape cartridges. The Company is the world's largest manufacturer of half-inch tape products, which includes 3480 and 3490E tape cartridges, open reel tape and CompacTape. However, with the exception of 3490E cartridges, the Company has faced declining demand for these products along with steady increases in raw material costs, particularly polyester.

     To address these overall trends, the Company is cutting costs aggressively in fiscal 1996. The Company also is partially offsetting cost increases with higher market prices in selected product lines, particularly open reel tape and 3480 cartridges. Additionally, continued synergies from the Company's acquisition in 1994 of Graham Magnetics along with the Company becoming a distributor of Memorex branded magnetic media products is partially offsetting market trends.

     The Company also is seeking new applications and markets based on its magnetics coating capacity. In 1995, the Company introduced voice logging tape and instrumentation tape. Voice logging tape is used by brokerage companies, "911" emergency service providers and other entities to record telephone conversations. Instrumentation tape is used by various government agencies to measure and record sensitive data. Both of these products cost little to develop since they use a slightly modified version of tape already manufactured for other magnetics products. In fiscal 1996, the Company began to use magnetic coated media to manufacture transfer tape, which is found on the back of transaction media (similar to credit and phone cards). Each of these new products was inexpensively introduced and absorbs a substantial amount of fixed factory costs. The Company is actively seeking partnerships that will enable the Company to participate in the next generation of magnetic media products including half-inch metal particle tape.

     Due to decreasing demand and falling prices, the Company ceased production of "cookies," which are the magnetic media used in manufacturing flexible (or "floppy") diskettes. As a result, the Company closed its Omaha, Nebraska facility in October 1995, absorbing a one-time shut-down charge in fiscal 1995.

     To reduce costs, the Magnetics Group's senior management has been reduced 30% through the creation of a European organization and a U.S. & Asia/Pacific organization. In October 1995, the Company closed its Bedford, Texas office, reducing headcount significantly and consolidating the remaining functions into existing Anacomp facilities in Atlanta, Georgia and Grand Prairie, Texas.

     Customers and Distribution. The Company primarily sells its magnetics products through its worldwide distributor and dealer network and, to a lesser extent, through parts of its 196-person direct sales force. In addition, the Company also manufactures its open reel, 3480 and 3490E tape products on an OEM basis for internationally recognized brands. The Company markets its products under the "Dysan," "StorageMaster," "Memorex" and "Graham" trademarks.

     Competitors. The Company has no significant competitors with respect to the manufacture of open reel tape, and its worldwide market share is estimated at 92%. The Company competes with 3M and BASF AG in the sale of open reel tape, 3480 and 3490E data cartridges. The Company's worldwide market share for 3480 and 3490E data cartridges is estimated to be 38% and 35%, respectively.

Sales Force

     The Company employs approximately 200 salespeople worldwide. The Company maintains two separate domestic sales forces: (i) the U.S. Group, which employs 130 salespeople, is comprised of 10 regions responsible for sales of micrographics and CD-R services, COM systems and related maintenance services, supplies and equipment, sales of digital products and direct sales of magnetics products and (ii) the Magnetics Division responsible for sales of magnetics products primarily to dealers and distributors.

     The Company employs approximately 60 salespeople who sell to customers located abroad. In countries in which the Company does not have a subsidiary, the Company sells through approximately 100 distributors and agents.

Raw Materials and Suppliers

     Polyester is the principal raw material used in the manufacture of microfilm and magnetic media products. The Company believes that the recent worldwide shortage of polyester is likely to continue, and that the cost of polyester-based products will continue its recent increases over the next several years. To date, the Company has had little success in its efforts to limit the amount of the cost increases that its microfilm and magnetics polyester vendors have imposed upon the Company. The Company is uncertain whether it can pass along to its film customers all of the cost increases that it has experienced and may in the future experience, and the Company's inability to do so could adversely affect the Company's profitability.

     In October 1993, SKC purchased Anacomp's Sunnyvale, California duplicate microfilm facility and entered into a ten-year supply agreement (the "Supply Agreement") with the Company pursuant to which SKC became the Company's sole duplicate microfilm supplier. In connection therewith, SKC invested several million dollars to consolidate and to enhance the Sunnyvale facilities in order to improve both productivity and film quality. SKC's duplicate film production is dedicated exclusively to the Company and, during fiscal 1995, the Company purchased approximately 490 million square feet of duplicate microfilm from SKC, costing approximately $40 million. In connection with the Supply Agreement, SKC also provided the Company with a $25 million trade credit facility (secured by up to $10 million of products sold to the Company by SKC). In connection with an amendment to the Supply Agreement as of the effective date under the Plan of Reorganization, the Company agreed to certain price increases retroactive to 1994 and agreed to make the following deferred payments to SKC: (a) $400,000 in 1997; (b) $600,000 in 1998; (c) $800,000 in 1999; (d) $800,000 in 2000; and (e)
$1,000,000 in 2001.

     Pursuant to the Supply Agreement, SKC also provides the Company with a substantial portion of its polyester requirements for its magnetic media products. In fiscal 1995, the Company used more than 7.6 million pounds of polyester, costing approximately $13.7 million, in its magnetic business. While the Company could purchase certain of these magnetics polyester products from vendors other than SKC, SKC is currently the sole available source for polyester used by the Company to manufacture many magnetics products, including open reel tape. SKC's inability or refusal to supply this polyester in the future might force the Company to cease manufacturing open reel tape or other magnetics products, which would negatively impact the Company's profitability and prevent the Company from fulfilling its contractual obligations to its customers.

     The Company's XFP 2000 COM recorder utilizes a proprietary, patented original film canister, and the original film used in that canister is supplied exclusively by Kodak. The Company also purchases from Kodak substantially all of the Company's requirements for original microfilm for earlier-generation COM recorders manufactured by the Company and others, although the Company has from time to time purchased the original microfilm utilized in those older COM systems from other vendors.

Research and Development

     The Company has reduced engineering costs substantially by shifting away from the research and development of various micrographics products in fiscal 1996. Going forward, research and development expenditures can be expected to grow as the Company focuses its effort on new digital products.

     The Company owns various patents and licenses covering aspects of its products and production processes, as well as proprietary trade secret information with respect to such products and processes. While the Company believes that the protection provided by these patents, licenses and proprietary information is important to the Company, it also believes that of equal significance is the knowledge and experience of its management and personnel and their abilities to develop and market the Company's products and to provide value-added services in connection with such products.

Employees and Labor Relations

     As of June, 1996, the Company employed approximately 2,800 people who were engaged in management, sales and services, manufacturing, computer and micrographics operations. In October, 1995, the Company employed approximately 3,600 people.

Industry Segment and Foreign Operations

     As discussed in Note 1 to the Consolidated Financial Statements, the Company operates in a single business segment - providing equipment, supplies and services for information management, including storage, processing and retrieval. Financial information concerning the Company's operations in different geographical areas is included in Note 19 to the Consolidated Financial Statements.

Facilities

     The Company maintains corporate offices at 11550 North Meridian Street in Carmel, Indiana (a suburb of Indianapolis). Micrographics manufacturing, engineering, micrographics, customer service and marketing, and product maintenance facilities are all located in Poway, California near San Diego. The Company's magnetics manufacturing facilities are located in Graham, Texas and Brynmawr, Wales.

     During 1994, Anacomp's Graham and Brynmawr facilities received international recognition for quality standards, earning International Standards Organization (ISO) 9002 certification. Anacomp's Poway facility earned ISO 9002 certification in September 1995.

     The following table indicates the square footage of Anacomp's facilities:


                       Operating    Other       Corporate
                       Facilities   Facilities  Facilities  Total
                       ----------   ----------  ----------  -----
United States:
     Leased .......     702,448     343,349      76,115   1,121,912
     Owned ........     147,420      15,630        --       163,050
                        -------      ------                 -------
                        849,868     358,979      76,115   1,284,962
                        =======     =======      ======   =========

International:
     Leased .......     143,834        --          --       143,834
     Owned ........     145,000        --          --       145,000
                        -------     --------     ------     -------
                        288,834        --          --       288,834
                        -------     --------     ------     -------
        Total .....   1,138,702     353,979      76,115   1,573,796
                      =========     =======      ======   =========


     Other Facilities consists primarily of leased space of abandoned facilities. Approximately 109,246 square feet of the other Facilities have been sublet to others and an additional 249,733 square feet has been vacant since September 1995. The Company also leases standard office space for its sales and service centers in a variety of locations. The Company considers its facilities adequate for its present needs and does not believe that it would experience any difficulty in replacing any of its present facilities if any of its current agreements were terminated.

Legal Proceedings

     The Company and its subsidiaries are potential or named defendants in several lawsuits and claims arising in the ordinary course of business. While the outcome of such claims, lawsuits or other proceedings against the Company cannot be predicted with certainty, management expects that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial statements of the Company.

     DTSC Matters. The California Department of Toxic Substances Control (the "DTSC") filed a civil complaint on January 5, 1996, in Alameda County Superior Court against Anacomp, Inc. and Xidex Corporation that seeks civil penalties and injunctive relief pursuant to the Hazardous Waste Control Law, Health and Safety Code Section 25100, et seq., and California Code of Regulations, Title 22, Div. 4.5, Section 66001, et seq., with respect to Anacomp's Sunnyvale, California facility (the "Sunnyvale Facility"). Among other things, the DTSC contends that:
(a) the Company has not yet completed regulatory closure of the Sunnyvale Facility, which (the DTSC contends) is required by law; (b) the closure actions that are required include collection and analysis of soil samples, evaluation of the risks associated with the contaminants found, and, depending on those risks, removal, treatment and/or disposal of contaminated soil and/or groundwater; and
(c) the Company has not fully complied with the requirement to demonstrate financial assurance for completing the required closure activities for the Sunnyvale Facility.

     An order of the California Regional Water Quality Control Board, San Francisco Bay Region (the "RWQCB") is also in effect with respect to the Sunnyvale Facility (the "RWQCB Order"). The RWQCB contends that the Company is obligated to characterize and cleanup environmental contamination at the Sunnyvale Facility pursuant to the RWQCB Order. The Company's consultants submitted to the RWQCB a Remedial Action Plan for addressing environmental contamination at the Sunnyvale Facility that estimates potential environmental costs of as much as $998,000 for soil cleanup and $1,842,000 for groundwater cleanup, for total cleanup costs of $2,840,000. The DTSC and the RWQCB estimate the Company's environmental cleanup liabilities for the Sunnyvale Facility will total $3,453,900, and possibly as much as $5,008,155.

     The DTSC and the RWQCB also contend that: (a) all expenditures necessary to comply with environmental laws are administrative expenses that the Company is required to incur during the pendency of the Chapter 11 Cases; and (b) to the extent the Company is required to hire professionals to comply with these obligations, the Company must seek bankruptcy court authorization for such expenditures, in addition to the authorization already received to pay holders of trade claims.

     The Company does not necessarily agree (and in most cases strongly disagrees) with the contentions of the DTSC in its civil complaint and the RWQCB Order. The Company has filed an answer to the DTSC complaint, and contends that DTSC's civil penalties action is enjoined. On June 21, 1996, the Company filed in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") a limited objection to DTSC's $300,000 civil environmental penalty claim. The Company reserved its rights to object to the other claims of RWQCB against the Company.

     Customs Claim. On or about May 26, 1996, the United States Customs Service ("Customs") filed a Notice of Appeal from the order confirming the Plan of Reorganization (the "Confirmation Order") and also filed an emergency motion for a stay pending the appeal of the entry of the Confirmation Order with the Bankruptcy Court. On May 31, 1996, the Bankruptcy Court held a hearing on the Bankruptcy Court stay motion. After having reviewed legal briefs submitted by the parties and oral argument, the Bankruptcy Court denied the stay motion.

     On May 31, 1996 Customs filed in the United States District Court for the District of Delaware an emergency motion for a stay pending the appeal of the Confirmation Order and related memorandum of law. The Company filed an opposition to the stay motion and related memorandum of law. The District Court stay motion is still pending. In the interim, on or about July 10th, Customs filed its brief in support of its appeal of the order confirming the Plan of Reorganization. (The Company's brief was filed on July 24, 1996.)

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain of the terms of the Company's Senior Secured Notes and Senior Subordinated Notes that were issued on June 4, 1996, the effective date of the Plan of Reorganization. For more complete information regarding such indebtedness, reference is made to the definitive agreements and instruments governing such indebtedness, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is part, and which are incorporated by reference to this Prospectus.

11 5/8% Senior Secured Notes due 1999

     General. The Senior Secured Notes mature on September 30, 1999 and are in an aggregate principal amount of $112,900,000. The Senior Secured Notes bear and September 30 of each year, beginning on September 30, 1996, to the person in whose name the Senior Secured Note is registered at the close of business on the preceding March 15 or September 15, as the case may be.

Ranking

     The Senior Secured Notes are senior secured obligations of the Company ranking pari passu (on an equal basis) in right of payment with all existing and future senior obligations of the Company and senior in right of payment to all existing and future indebtedness of the Company that is designated as subordinate or junior in right of payment to the Senior Secured Notes. The Senior Secured Notes are secured by a lien on substantially all the assets of the Company and certain of its subsidiaries. The collateral also includes after-acquired assets of the Company and the subsidiaries to the extent that such assets are acquired by the Company or any such subsidiary without financing secured by a lien on such assets.

Optional Redemption

     The Senior Secured Notes may be redeemed at the option of the Company, in whole or from time to time in part, at any time, on not less than 30 days nor more than 60 days' notice, at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the rights of the holders of Senior Secured Notes to receive interest due on the related interest payment date).

Mandatory Redemption

     The Company will redeem the Senior Secured Notes for cash pursuant to the following sinking fund schedule at a redemption price equal to 100% of the principal amount, plus accrued interest to the redemption date: (i) September 30, 1996 - $14,288,000; (ii) March 31, 1996 - $14,286,000; (iii) September 30,
1997 - $16,163,000;  (iv) March 31, 1997 - $16,161,000; (v) September 30, 1998 -
$17,100,000;  (vi) March 31, 1998 - $17,100,000;  and (vii) September 30, 1999 -
$17,092,000.

Restrictive Covenants

     Certain of the covenants in the Senior Secured Indenture are restrictive on the operations and activities of the Company. The covenants include limitations on certain restricted payments, indebtedness, distributions from subsidiaries, liens and impairment of collateral, sales of assets and the stock of certain subsidiaries, affiliate transactions, issuance of additional shares of capital stock of subsidiaries, additional indebtedness of subsidiaries, capital expenditures, and provide for certain payments in the event of a change of control.

Senior Subordinated Notes due 2002

     The Senior Subordinated Notes mature on June 30, 2002, and are in an aggregate principal amount of $160,000,000, plus the principal amount of any Accrued Interest Securities (as defined below) issued pursuant to the Senior Subordinated Notes Indenture. The Senior Subordinated Notes bear interest at the rate of 13% per annum payable semi-annually on June 30 and December 31 of each year, beginning on December 31, 1996, to the person in whose name the Senior Subordinated Note (or any predecessor Senior Subordinated Note) is registered at the close of business on the preceding June 15 or December 15, as the case may be. In the case of any interest payment date for the Senior Subordinated Notes occurring on or prior to June 30, 1997, the Company will satisfy its obligation to pay interest on the Senior Subordinated Notes through the issuance of securities, in the form of the Senior Subordinated Notes (the "Accrued Interest Securities"), and having a principal amount corresponding to the amount of interest due on the Senior Subordinated Notes on such interest payment date.

     Subordination. Payment of principal and interest and all other amounts on the Senior Subordinated Notes is unsecured and subordinated; subject to the prior payment in full of all "Senior Indebtedness," as defined in the Senior Subordinated Indenture.

     Optional Redemption. The Senior Subordinated Notes may be redeemed at the option of the Company, in whole or from time to time in part, at any time, on not more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amounts thereof), together with accrued and unpaid interest (if any) to the date of redemption (subject to the rights of the holders of Senior Subordinated Notes to receive interest due on the related interest payment date): (i) 1996-103.000%; (ii) 1997-103.000%; (iii)
1998-102.625%;  (iv) 1999-102.250%;  (v) 2000-101.875%;  (vi) 2001-101.500%; and
(vii) 2002 and thereafter-100.000%.

     Mandatory Redemption. The Company will, prior to the fifth anniversary of the date the Senior Subordinated Notes were issued, redeem for cash a principal amount of the Senior Subordinated Notes plus the aggregate principal amount of any Accrued Interest Securities issued under the Senior Subordinated Indenture. The redemption price will be the price that would then be applicable pursuant to the optional redemption schedule set forth above of the principal amount of the Accrued Interest Securities plus accrued and unpaid interest thereon to the date of redemption.

     Restrictive Covenants. As with the Senior Secured Indenture, certain of the covenants in the Senior Subordinated Indenture are restrictive on the operations and activities of the Company. The covenants include limitations on certain restricted payments, indebtedness, distributions from subsidiaries, sales of assets and the stock of certain subsidiaries, affiliate transactions, issuance of additional shares of capital stock of subsidiaries, additional indebtedness of subsidiaries, capital expenditures, and provides for certain payments in the event of a change of control.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock (the "Preferred Stock"). As of July 24, 1996, the Company had outstanding 10,000,000 shares of Common Stock and no shares of Preferred Stock. The following summary description of the capital stock of the Company is qualified in its entirety to the Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation"), the Amended and Restated By-laws of the Company (the "By-laws") and the applicable provisions of the Indiana Business Corporation Law, as amended (the "IBCL").

Common Stock

     Each share of Common Stock entitles the holder of record to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election.

     Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and the preferences, if any, of holders of Preferred Stock. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any shares of Preferred Stock which the Company may issue in the future.

Trading Market

     The Common Stock is traded over-the-counter on the Nasdaq Automated Quotation System under the symbol ANCO.

Transfer Agent and Registrar

     Chase Mellon Shareholder Services L.L.C. is the transfer agent and registrar of the Common Stock.

Preferred Stock

         The Company may issue up to 1,000,000 shares of Preferred Stock. The Articles of Incorporation authorize the Board of Directors, without further stockholder action, to issue Preferred Stock in one or more series and to fix and determine the relative rights and preferences thereof, including voting rights, dividend rights, liquidation rights, redemption rights, redemption provisions, sinking fund provisions, or conversion rights. As a result, the Board of Directors could, without stockholder approval, issue shares of Preferred Stock with voting, conversion, dividend, liquidation, or other rights that could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of the Preferred Stock could, depending on its terms, have the effect of impeding or facilitating the completion of a merger, tender offer or other takeover attempt.

Warrants

     The Company has outstanding warrants to purchase 362,694 shares of Common Stock at an exercise price of $12.23 per share (the "Warrants"). The Warrants are exercisable at any time and, to the extent not previously exercised, will terminate on June 4, 2001. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain customary dilutive events.

Restrictions on Resale

     The resale or disposition by the recipients of the Common Stock issued pursuant to the Plan of Reorganization is exempt from registration under the Securities Act to the extent that the recipients are not deemed to have been "underwriters" under Section 1145(b) of the United States Bankruptcy Code (the "Bankruptcy Code") in connection with the issuance of the Common Stock pursuant to the Plan of Reorganization. To the extent a person deemed to be an
"underwriter" received Common Stock pursuant to the Plan of Reorganization, resales by that person are not exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act except in "ordinary trading transactions" (within the meaning of Section 1145(b)(1) of the Bankruptcy Code). The Company has filed a registration statement with the Commission to register the Common Stock issued pursuant to the Plan of Reorganization that is held by persons who requested that their shares be registered. That registration statement has not been declared effective as of this date, but the Company currently intends to pursue effectiveness as to the registration of such shares of Common Stock.

Certain Anti-Takeover Matters

     The Company is subject to Chapter 43 of the IBCL. In general, subject to certain exceptions, the provisions of Chapter 43 prohibit a publicly held
Indiana corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless (i) prior to such date either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the Board of Directors, (ii) the business combination was approved by the affirmative vote of the majority of the of the outstanding voting stock which is not beneficially owned by the interested shareholder, or (iii) the business combination meets certain conditions set forth in Chapter 43 of the IBCL. Although it is entitled to do so, the Company has not elected to opt out of Chapter 43. A "business combination" includes, among other things, mergers, asset sales and other transactions resulting in a financial benefit to the shareholder. An "interested shareholder" is generally a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last five years) 10% or more of the corporation's voting stock.

     The Company's Articles of Incorporation and By-Laws include provisions which are intended by the Board of Directors to help assure fair and equitable treatment of the Company's stockholders in the event that a person or group should seek to gain control of the Company in the future. Such provisions, which are discussed below, may make a takeover attempt or change in control more difficult, whether by tender offer, proxy contest or otherwise. Accordingly, such provisions may be viewed as disadvantageous to stockholders inasmuch as they might diminish the likelihood that a potential acquiror would make an offer for the Company's stock (perhaps at an attractive premium over the market price), impede a transaction favorable to the interests of the stockholders, or increase the difficulty of removing the incumbent Board of Directors and management, even if in a particular case removal would be beneficial to the stockholders.

     Classified Board of Directors and Related Provisions. The Articles of Incorporation provide that the Board of Directors may be divided into two or more classes of directors with a term of office of one class expiring each year whenever the Company has nine or more directors. As a result, approximately one-half or one-third, as the case may be, of the Company's Board of Directors could be elected each year. The Company believes that a classified board of directors could help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors.

     The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, therefore discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

     The Articles of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of a majority of all outstanding stock entitled to vote.

     No Stockholder Action by Written Consent; Special Meetings. The By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders. The By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Board of Directors or the Chairman. Any call for a special meeting must specify the matters to be acted upon at the meeting.

     Preferred Stock. As described above, the Board of Directors is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to fix by resolution and to the extent permitted by the IBCL, the terms and conditions of such series. The Company believes that the availability of the Preferred Stock issuable in series will provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Although the Board of Directors has no present intention to do so, it could issue a series of Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

Limitation of Liability

     The Articles of Incorporation provide that directors of the Company will not be personally liable to the Company or its stockholders to the fullest extent permitted by the applicable provisions of the IBCL from time to time in effect and by general principles of corporate law. The Articles of Incorporation provide that a director's responsibility to the Company are to be limited to discharging his duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the Company, all based on the facts then known to the director. In discharging his duties, a director generally is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data. A director may, in considering the best interests of the Company, consider the effects of any action on shareholders, employees, suppliers, and customers of the Company, and communities in which offices or other facilities of the Company are located, and any other factors the director considers pertinent.

                                   MANAGEMENT

     The current directors and executive officers of the Company and their ages (as of June 4, 1996) and positions are listed below.


Name                        Age       Position
- ----                        ---       --------
P. Lang Lowrey III           42       President, Chief Executive Officer and Chairman of the Board
Donald L. Viles              50       Executive Vice President and Chief Financial Officer
Ray L. Dicasali              47       Senior Vice President and Chief Technology Officer
Barry L. Kasarda             52       Senior Vice President--Manufacturing and Materials
Kevin M. O'Neill             41       Senior Vice President-- Global Marketing
William C. Ater              56       Vice President--Chief Administrative Officer and Secretary
Jeffrey S. Withem            36       Vice President--Planning and Communications and Chief of Staff
Thomas L. Brown              40       Vice President and Treasurer
K. Gordon Fife               50       Vice President--Tax
George C. Gaskin             37       Vice President--Legal and Assistant Secretary
Hasso Jenss                  52       President--European Group
Thomas W. Murrel             56       President--Maintenance Group
Gary M. Roth                 54       President--International Group
T. Randy  Simmons            49       President--U.S. Group
Peter Williams               43       President--Magnetics Group
Talton R. Embry              49       Director
Darius W. Gaskins, Jr.       58       Director
Jay P. Gilbertson            36       Director
Richard D. Jackson           59       Director
George A. Poole, Jr.         64       Director
Lewis Solomon                62       Director

     The Company has five divisions with the president of each division reporting to Mr. Lowrey.

     The business experience of each director and executive officer for the past five years is described below. The current directors of the Company were appointed effective June 4, 1996, as part of the Plan of Reorganization.
Directors hold office until the next annual meeting of stockholders of the Company. Each executive officer is elected for a term of one year and holds office until his successor is chosen and qualified or until his death, resignation or removal.

     P. Lang Lowrey III was elected Chairman of the Board on June 4, 1996. Mr. Lowrey was elected President and Chief Operating Officer in May 1995 and subsequently assumed the duties of Chief Executive Officer, effective October 1, 1995. Prior to that, he served as Vice President -- Magnetics Group from November 1992 to May 1995. He served from October 1990 to October 1992 as Vice President -- Worldwide Marketing Division.

     Donald L. Viles was elected Executive Vice President and Chief Financial Officer effective March 1, 1996. From October 1985 to March 1996, he served as Vice President and Controller.

     Ray L. Dicasali was elected Senior Vice President and Chief Technology Officer on June 3, 1996. From 1993 to 1996, Mr. Dicasali served as Senior Vice President of Technology and CIO of Plexel. From 1989 to 1993 Mr. Dicasali was Senior Vice President and CIO of Dun and Bradstreet Software.

     Barry L. Kasarda was elected Senior Vice President of Manufacturing and Materials on June 3, 1996. From 1993 to 1996, he served as Vice President of Materials. Prior to joining the Company, Mr. Kasarda served as Vice President and General Manager of ABEX Division of Parker Hannifin Corporation from 1989 to 1993.

     Kevin M. O'Neill was elected Senior Vice President of Global Marketing on June 3, 1996. Mr. O'Neill had previously served as Vice President of Global Marketing from 1995 until June 1996. From 1994 to 1995, Mr. O'Neill served as Vice President of Marketing, Strategic Resellers Group. Prior to joining the Company, Mr. O'Neill served as Senior Director, Marketing & Product Development for Fujitsu-ICL Systems, Inc. from 1982 to 1994.

     William C. Ater was elected Vice President and Chief Administrative Officer in February 1988. He has served as Secretary since March 1985.

     Jeffrey S. Withem was elected Vice President, Planning and Communications and Chief of Staff on June 3, 1996. Mr. Withem was Vice President, Strategic Planning and Corporation Communications from October 1995 to June 1996. From 1993 to 1995, Mr. Withem served as Vice President, Marketing, for the Company's Magnetics Group. Prior to that, he was Marketing Communications Manager for Worldwide Marketing for the Company from 1990 to 1992.

     Thomas L. Brown was elected Vice President and Treasurer on May 19, 1996. From January 1995 to April 1996, Mr. Brown served as Corporate Controller of Hurco Companies, Inc. Mr. Brown had previously served as Assistant Vice President of Financial Reporting and Analysis for the Company from March 1991.

     K. Gordon Fife was elected Vice President of Tax in October 1985.

     George C. Gaskin was elected Vice President of Legal and Assistant Secretary on June 3, 1996. From June 1990 to June 1996, Mr. Gaskin served as Corporate Counsel and Assistant Secretary.

     Hasso Jenss was elected President of the European Group effective October 1, 1995. Mr. Jenss served as Vice President -- European Micrographics from November 1993 to September 1995. Prior to that, he served from October 1989 to October 1993 as Managing Director of Anacomp's German subsidiary.

     Thomas W. Murrel was elected President of the Maintenance Group on June 3, 1996. From October 1995 to June 1996, Mr. Murrel served a President of the Worldwide Operations Group. Previously, Mr. Murrel served as Vice President and General Manager of Poway Operations from January 1993 to September 1995. Prior to that, he served from February 1988 to December 1992 as Vice President -- Maintenance Division.

     Gary M. Roth was elected President of the International Group, effective October 1, 1995. Previously, Mr. Roth served as Vice President, Americas/Asia Division from November 1992 to September 1995. From October 1991 to October 1992, he served as Manager, LAAP/Canada Operations. From October 1988 to October 1991, he served as Vice President -- Data Systems Division.

     T. Randy Simmons was elected President of the U.S. Group, effective October 1, 1995. Previously, Mr. Simmons served as Vice President, Direct Sales Division
- -- East from November 1994 to September 1995. Prior to that, he served as Vice President -- Information Systems Division from November 1991 to November 1994. He served from 1987 to 1991 as Vice President -- Micrographics Services Division.

     Peter Williams was elected President of the Magnetics Group, effective October 1, 1995. Previously, he served as General Manager of the Magnetics European Group from 1993 to September 1995. Prior to that, he served from 1990 to 1993 as Vice President, Wales Operations -- Magnetics.

     Talton R. Embry has served as a director since June 4, 1996. Mr. Embry has been Chairman and Chief Investment Officer of Magten Asset Management Corporation, which is an investment advisory firm, since 1978. Mr. Embry is also a director of Capsure Holdings Corp., Varco International Inc., TSX Corporation, Combined Broadcasting, Inc., BDK Holdings, Inc., Thermadyne Holdings Corp. and Revco Drug Stores. In July 1992, Mr. Embry was elected Co-Chairman of the Board of Directors of Revco Drug Stores.

     On September 9, 1993, Magten Asset Management Corp. and Talton R. Embry, without admitting or denying the allegations in a complaint by the Securities and Exchange Commission consented to the entry of judgments enjoining them from violating (and, in the case of Mr. Embry, aiding and abetting violations of) anti-fraud and other provisions of the Exchange Act, the Investment Advisor's Act of 1940 and the Investment Company Act of 1940. The final judgment to the action, Securities and Exchange Commission v. Talton R. Embry and Magten Asset Management Corp., 93 Civ. 6294 (LMM) (filed September 9, 1993 S.D.N.Y.), was entered on September 14, 1993.

     The Commission's complaint alleged principally that Mr. Embry failed to advise his clients of certain personal and proprietary trades relevant to the clients' holdings and to comply with certain reporting requirements. As part of the settlement, Mr. Embry made a $1 million payment for the benefit of certain of Magten's clients.

     At the same time, Mr. Embry, without admitting or denying the allegations in an order filed by the Commission, settled a parallel Commission administrative action against Mr. Embry. The administrative proceeding, the Matter of Talton R. Embry, Administrative Proceeding File No. 3-8153, was commenced by the Commission on September 16, 1993. In the settlement, Mr. Embry agreed to the appointment, for a period of five years, of an independent consultant approved by the Commission to oversee Mr. Embry's personal securities transactions and to conduct biannual compliance audits of Magten. Gerald Rath, Esq. of the law firm of Bingham Dana & Gould, Boston, Massachusetts, has been appointed and approved as the independent consultant.

     On February 26, 1996, Magten and the Maryland Securities Commissioner entered into a consent order whereby Magten paid a fine of $1,500. The Maryland Securities Commissioner alleged that Magten effected investment advisory transactions in Maryland prior to its registration as a Maryland investment adviser. Magten is currently registered as an investment adviser in Maryland, and its activities are not restricted.

     Darius W. Gaskins, Jr. has served as a director since June 4, 1996. Mr. Gaskins has been a partner of High Street Associates, Inc. since 1991. Mr. Gaskins also serves as a director of UNR Industries, Inc. and Northwestern Steel and Wire Company.

     Jay P. Gilbertson has served as a director since June 4, 1996. Mr. Gilbertson has been the Chief Financial Officer of HBO & Company since April 1993. From December 1991 until April 1993, he served as Corporate Controller of HBO & Company.

     Richard D. Jackson has served as a director since June 4, 1996, and was elected Vice Chairman of the Board of Directors on that date. Mr. Jackson joined First Financial Management Corporation in 1993 as Chief Operating Officer and Senior Executive Vice President. He was elected Vice Chairman of First Financial Management Corporation in February 1995 and served in that position until August 1995. From 1990 to 1993, Mr. Jackson served as Vice Chairman and Chief Executive Officer of the Georgia Federal Bank.

     George A. Poole, Jr. has served as a director since June 4, 1996. Mr. Poole has been a private investor for more than the past five years and serves as a director of Spreckels Industries, Inc., Bucyrus-Erie Company, Rock Island Foods, Inc. and FCC Receivables Corporation, a wholly-owned subsidiary of Franklin Resources, Inc.

     Lewis Solomon has served as a director since June 4, 1996 and was elected Lead Director on that date. Mr. Solomon has been Chairman of G&L Investments for more than the past five years. He also serves as a director of Anadigics, Inc., Computer Products, Inc., Cybernetics Services, Inc., ICTV, Inc., Terayon Corporation and TSX Corporation.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and any exchange on which the Company's common stock is listed. Officers, directors and greater-than-ten-percent beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and former directors, the Company believes that, during the fiscal year ended September 30, 1995, all Section 16(a) filings were made on a timely basis.

Executive Compensation

     The following Summary Compensation Table sets forth as to the Company's Chief Executive Officer and the other five most highly compensated executive officers all compensation awarded to, earned by, or paid to said individuals (the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 1995, 1994 and 1993, except as is otherwise specifically noted.

                           Summary Compensation Table

                                                                                   Long-Term
                                                                                  Compensation
                                       Annual Compensation                           Awards
                                       -------------------                           ------
                                                                 Other Annual        Stock          All Other
                                   Fiscal    Salary     Bonus    Compensation       Options        Compensation
   Name and Principal Position      Year      ($)        ($)        ($)(1)           (#)(2)            ($)

P. Lang Lowrey III                  1995      289,692    87,750               0          375,000                0
   Vice   President,                1994      147,500   180,836               0                0                0
   Magnetics Group
   President and Chief Operating    1993      147,500   130,243               0           80,000                0
   Officer (as of 5/15/95); Chief
   Executive   Officer   (as   of
   10/01/95)

Louis P. Ferrero                    1995      500,000         0               0                0 1,844,253 (3)(4)
   Chairman and Chief Executive     1994      500,000   260,261               0                0       53,122 (5)
   Officer   (Separated   as   of   1993      500,000   347,735               0          300,000       68,012 (5)
   9/30/95)

J. Mark Woods                       1995      246,808    30,000               0                0      949,000 (6)
   President and Chief Operating    1994      250,000   229,500               0                0        1,000 (5)
   Officer   (Separated   as   of   1993      250,000   219,250               0          200,000        1,000 (5)
   5/15/95)

Thomas R. Simmons                   1995      206,500    66,374               0                0        1,680 (6)
   President, U.S. Group            1994      147,500   137,011               0                0     2,082 (5)(7)
                                    1993      147,500   153,892               0          100,000        1,000 (7)

Jack R. O'Donnell                   1995      224,000    31,954               0                0                0
   Executive Vice President,        1994      160,000   170,331               0                0                0
   Treasurer and Chief Financial    1993      160,000   161,080               0           50,000                0
   Officer (Separated as of
   12/31/95)

Hasso Jenss                         1995      172,771    72,006               0                0                0
   President, European Group        1994      109,224    87,553               0                0                0
                                    1993            0         0               0                0                0

(1) The aggregate amount of perquisites and other personal benefits, securities or property, given to each Named Executive Officer valued on the basis of aggregate incremental cost of the Company did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer during fiscal 1995, 1994 and 1993.

(2) The Company has not issued any stock options subsequent to the Effective Date. Stock option grants made to the Named Executive Officers prior to the Effective Date of the Plan of Reorganization were canceled as of the Effective Date.

(3) $1,829,717 of this amount represents a severance payout to Mr. Ferrero pursuant to the terms of his employment agreement, as well as a $30,000 consulting fee for consulting services rendered from the period October through December 1995. Mr. Ferrero's outstanding loan of $1,087,000 was repaid to the Company out of this payout and substantially all of the balance of the severance payment was withheld for federal tax purposes.

(4) $54,536 of this amount represents the imputed interest in 1995 ($52,122 in 1994 and $67,012 in 1993) on Mr. Ferrero's loan from the Company. The interest is calculated on the basis of the applicable federal rate computed by the Internal Revenue Service.

(5) These figures include a $1,000 contribution per year made by the Company to the Anacomp Savings Plus Plan for fiscal 1994 and fiscal 1993 for each of Messrs. Ferrero, Woods and Simmons.

(6) This amount represents a severance payout to Mr. Woods pursuant to the terms of his employment agreement.

(7) $1,680 represents the imputed interest in 1995 ($1,082 in 1994) on Mr. Simmons' loan from the Company. The interest is calculated on the basis of the applicable federal rate computed by the Internal Revenue Service.

Compensation of Directors

     Directors who are not employees of the Company receive $1,000 for each directors' meeting attended, $750 for each directors' meeting attended by telephone, $500 for each committee meeting attended and an annual retainer of $20,000. Employee directors receive no fees.

Compensation Committee Interlocks and Insider Participation

     As of the Effective Date, the Company's existing Board of Directors was replaced by a new seven-person Board of Directors. The members of the new Compensation Committee of the Board of Directors are Messrs. Talton W. Embry (Chairman), Darius W. Gaskins and Richard D. Jackson, none of whom are employees of the Company.

Employment Contracts

     With the exception of Mr. Jenss, the Named Executive Officers who continue to be employed by the Company are party to employment agreements with the Company. Set forth below is a brief description of each such agreement.

     P. Lang Lowrey III. In connection with the promotion of Mr. Lowrey to President, Chief Operating Officer and Director effective October 1, 1995, Mr. Lowrey entered into an Amended and Restated Employment Agreement with the Company which expires on September 30, 1996. Such agreement was further amended on November 30, 1995. Mr. Lowrey's compensation plan for fiscal year 1996 is comprised of a base salary of $450,000 and (i) an annual incentive bonus equal to one-half of one percent of the Company's pre-tax income for the year, and
(ii) an annual stock-based bonus in the amount of $50,000 for each $1.00 increase in the closing sales price of the Company's Common Stock for the year, calculated by averaging the closing sales price of the Common Stock for the ten trading days ending on the last trading day of the fiscal year. Both bonuses may be paid to Mr. Lowrey in shares of the Company's Common Stock in lieu of cash. Mr. Lowrey also will be paid a monthly bonus in cash equal to .0005 of the Company's monthly EBITDA, as defined in the employment agreement. In July 1996, Mr. Lowrey received a bonus of $500,000 in recognition of his efforts during the Company's recently completed reorganization under Chapter 11.

     Mr. Lowrey's employment agreement further provides that, in the event of a merger or consolidation where the Company is not the surviving company, or a transfer of all or substantially all of the Company's assets if the surviving or controlling company does not agree to be bound by the terms of the employment agreement, or a change in control of the Company or a discontinuation of the business by the Company, Mr. Lowrey will receive a severance allowance equal to his prior twenty-four months' compensation, including bonuses and benefits (collectively, the "Severance Allowance"). In the event of such a change of control, Mr. Lowrey may elect to treat his employment agreement as terminated and receive the Severance Allowance, even if the surviving or controlling company agrees to be bound by the terms of the agreement. In addition, Mr. Lowrey is entitled to the Severance Allowance if he is terminated by mutual agreement or without cause by the Company, if he deems a termination to have occurred due to a demotion, transfer, reduction in compensation or intentional interference by the Company with the performance of his duties, or if his employment agreement is not renewed at the end of its current term or any extension thereof.

     Pursuant to Mr. Lowrey's employment agreement, Mr. Lowrey received a retention bonus equal to $200,000 in November, 1995, in order to induce him to serve as Chief Executive Officer of the Company, to continue his employment for one year from October 1, 1995, and to accept a temporary transfer to Poway, California. If Mr. Lowrey receives at any time an incentive bonus in cash (as opposed to shares of the Company's Common Stock pursuant to (i) or (ii) above), then the amount of the retention bonus due will first be offset against the incentive bonus. If Mr. Lowrey's employment is terminated so that the Severance Allowance vests, then the amount of the retention bonus will first be offset against the Severance Allowance. In July 1996, in lieu of the annual incentive and stock-based bonuses for fiscal 1996 discussed above, Mr. Lowrey's retention bonus was deemed fully earned and all conditions regarding future offset were removed.

     Mr. Lowrey also entered into a covenant not to compete with the Company for a period of one year following any termination of service.

     T. Randy Simmons. Mr. Simmons entered into a three-year employment agreement with the Company which expired on September 30, 1995, and which was subsequently renewed for a one-year term expiring on September 30, 1996. He has also entered into a covenant not to compete with the Company for a period of two years following any termination of employment. Mr. Simmons' compensation plan for fiscal year 1996 includes a base salary of $206,500 and up to $88,500 in bonus payments. One-half of the bonus is based on the U.S. Group's attaining certain revenue and profit goals. If achieved, this bonus would be paid monthly and adjusted at fiscal year end. The other half of the bonus is paid at year-end only if the Company meets 100% of its profit objectives for the year.

     Mr. Simmons' employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. Simmons will receive a severance allowance equal to his prior twelve months' compensation if he is subsequently terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

Termination of Employment and Change of Control Arrangements

     As discussed above, the employment agreements of Messrs. Lowrey and Simmons provide for certain payments in the event of a termination of employment or a change of control of the Company. Mr. Jenss is entitled to termination pay and other benefits as provided by applicable German labor laws.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of June 4, 1996, concerning beneficial ownership of the Common Stock by (a) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (b) each of the Company's directors, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by the stockholder.







                                          SHARES BENEFICIALLY OWNED (1)
                                          -----------------------------
Name                                 Number                  Percent of Class
- ----                                 ------                  ----------------

Magten Asset Management Corp. (2)    2,888,111                      28.9
Merrill Lynch & Co., Inc.(3)         1,407,670                      14.0
P. Lang Lowrey III                      0                            *
Louis P. Ferrero                        0                            *
J. Mark Woods                           0                            *
Thomas R. Simmons                       0                            *
Jack R. O'Donnell                       0                            *
Hasso Jenss                            17                            *
Talton R. Embry (4)                     0                            *
Darius W. Gaskins, Jr.                  0                            *
Jay P. Gibertson                        0                            *
Richard D. Jackson                      0                            *
George A. Poole, Jr.                    0                            *
Lewis Solomon                           0                            *
All directors and executive
officers as a group (21
persons) (5)                           45                            *

* Less than 1%.


     (1) The information contained in this table with respect to Common Stock ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, including securities such person has the right to acquire within sixty days. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group or persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

     (2) The address of Magten Asset Management Corp. is 35 East 21st Street, New York, New York 10010. See also note 4 below. Magten may be deemed the beneficial owner of shares owned by its investment advisory clients. Magten has shared voting (with its investment advisory clients and Mr. Embry) and shared dispositive (with its investment advisory clients and Mr. Embry) power with respect to 2,208,630 and 2,888,111, respectively, shares of the Common Stock. All of such shares, which in the aggregate represent 28.9% of the Company's voting securities, are beneficially owned by the investment advisory clients of Magten and for which Magten disclaims beneficial ownership. The following investment advisory clients of Magten have an interest in more than 5% of the shares of Common Stock: General Motors Employees Domestic Group Pension Trust, Bankers Trust as Trustee for the Hughes Master Retirement Trust and Los Angeles Fire and Police Pension Systems - Fund 2525.

     (3) The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281.

     (4) Mr. Embry is a director, executive officer and sole stockholder of Magten, a registered investment advisor. Mr. Embry may be deemed to be the beneficial owner of shares owned by Magten and its investment advisory clients as discussed in note 2 above. Mr. Embry, as trustee of four pension trusts for the benefit of current and former employees of Magten (including himself), also has sole voting power and dispositive power with respect to 38,653 shares of Common Stock held by such trusts and sole voting and investment power with respect to 1,028 shares of Common Stock held by his minor children. Mr. Embry disclaims beneficial ownership of all of the above shares.

     (5) Excludes shares beneficially owned by Mr. Embry, as to which Mr. Embry disclaims beneficial ownership. See note 4 above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There  are  no  relationships   and  related   transactions   that  require
disclosure.


                              PLAN OF DISTRIBUTION

     The Common Stock offered pursuant to the Rights Offering is being offered by the Company directly to its holders of Common Stock.

     The Company will pay the fees and expenses of ChaseMellon Shareholder Services, L.L.C., as Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering, including liabilities under the Securities Act. [The Company will pay the fees and expenses of _________, as Information Agent, and has agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Rights offering, including liabilities under the Securities Act.]

     Rights Holders who desire to purchase shares of Common Stock in the Rights Offering are urged to complete, date and sign the Subscription Certificate accompanying this Prospectus and return it to the Subscription Agent on or before the Expiration Date, with payment in full of the aggregate Subscription Price. See "The Rights Offering -- Exercise of Rights." Rights may be transferred. See "The Rights Offering -- Method of Transferring Rights." Any questions concerning the procedure for subscribing for the purchase of shares should be directed to the Subscription Agent [or the Information Agent].

                              THE FINANCIAL ADVISOR

     The Company engaged the Financial Advisor to provide advice to management and to the Board of Directors of the Company in connection with the Rights Offering. In this capacity, the Financial Advisor: (i) advised the Company with respect to size, pricing and structure of the Rights Offering; (ii) performed analyses to assist the Company in determining the appropriate and desirable pricing terms for the Rights Offering, taking into account similar transactions in similar circumstances; and (iii) advised the Company with respect to the negotiation of the Standby Purchase Agreement. The Financial Advisor was not asked to, and does not, make any recommendation with respect to the advisability of any Rights Holder's exercise of its Rights. The Financial Advisor has not been retained to, and will not, solicit Rights Holders or purchase Common Stock in connection with the Rights Offering, and will not otherwise act as an underwriter with respect to the Rights Offering.

     The Company has agreed to pay the Financial Advisor a fee of $250,000, no portion of which will depend upon the level of subscriptions in the Rights Offering. In addition, the Financial Advisor will be reimbursed for its out-of-pocket expenses incurred in connection with its services, including fees and disbursements of its legal counsel. The Company has agreed to indemnify the Financial Advisor against all liabilities related to the Financial Advisor's services in connection with the Rights Offering, including liabilities under the Securities Act.

     The Financial Advisor has provided other services to the Company for which the Financial Advisor has received usual and customary fees.

                                  LEGAL MATTERS

     The validity of the Common Stock has been passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.

                                     EXPERTS

     The consolidated balance sheets of the Company and its subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto appearing herein, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Audited Financial Statements
                                                                                                               Page

       Report of Independent Public Accountants.................................................................F-2

       Consolidated Balance Sheets--September 30, 1995 and 1994.................................................F-3

       Consolidated Statements of Operations--Years Ended September 30, 1995, 1994 and 1993.....................F-4

       Consolidated Statements of Cash Flows--Years Ended September 30, 1995, 1994 and 1993.....................F-5

       Consolidated Statements of Stockholders' Equity (Deficit)--Years Ended September 30,
              1995, 1994 and 1993...............................................................................F-7

       Notes to Consolidated Financial Statements...............................................................F-8

Unaudited Financial Statements

       Condensed Consolidated Balance Sheets--March 31, 1996 and September 30, 1995............................F-39

       Condensed Consolidated Statements of Operations--Three and Six Months Ended March 31,
              1996 and 1995....................................................................................F-40

       Condensed Consolidated Statements of Cash Flows--Six Months Ended March 31, 1996 and 1995...............F-41

       Condensed Consolidated Statements of Stockholders' Equity (Deficit)--Six Months Ended
              March 31, 1996 and 1995..........................................................................F-42

       Notes to Condensed Consolidated Financial Statements....................................................F-43


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Anacomp, Inc.:

     We have audited the accompanying consolidated balance sheets of Anacomp, Inc. (an Indiana Corporation) and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anacomp, Inc. and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, effective June 30, 1995, the Company changed its method of accounting for the measurement of goodwill impairment.


                                        Arthur Andersen LLP



Indianapolis, Indiana
November 10, 1995,
except with  respect to Note 2
and the second  paragraph
of Note 22 as to which
the date is June 4, 1996.

                         ANACOMP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                September 30
                                                                                                ------------
                                                                                            1995            1994
                                                                                            ----            ----
                                                                                       (Dollars in thousands, except
                                                                                             per share amounts)

                                                       ASSETS
Current assets:
     Cash and cash equivalents                                                            $ 19,415        $ 19,871
     Accounts and notes receivable, less allowances for doubtful accounts of $7,367
       and $3,550, respectively                                                             90,091         117,441
     Current portion of long-term receivables                                                6,386           8,021
     Inventories                                                                            53,995          63,375
     Prepaid expenses and other                                                              5,306           5,421
                                                                                          --------        --------
Total current assets                                                                       175,193         214,129
                                                                                           -------         -------
Property and equipment, at cost less accumulated depreciation and amortization of
   $96,898 and $100,574, respectively                                                       44,983          66,769
Long-term receivables, net of current portion                                               12,322          16,383
Excess of purchase price over net assets of businesses acquired and other
intangibles, net                                                                           160,315         279,607
Deferred tax asset, net of valuation allowance of $108,400 and $57,000, respectively          ----          29,000
Other assets                                                                                28,216          52,751
                                                                                         ---------        --------
                                                                                          $421,029        $658,639
                                                                                          ========        ========



                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


Current liabilities:
     Current portion of long-term debt                                                    $389,900        $ 45,222
     Accounts payable                                                                       57,368          82,790
     Accrued compensation, benefits and withholdings                                        20,891          16,573
     Accrued income taxes                                                                    9,365           9,000
     Accrued interest                                                                       40,746          19,701
     Other accrued liabilities                                                              60,587          35,027
                                                                                           -------        --------
Total current liabilities                                                                  578,857         208,313
                                                                                           -------        --------
Long-term debt, net of current portion                                                        ----         366,625
Other noncurrent liabilities                                                                 5,841           9,467
                                                                                             -----        --------
Total noncurrent liabilities                                                                 5,841         376,092
                                                                                             -----         -------
Commitments and Contingencies (Note 11)
Redeemable preferred stock, $.01 par value, issued and outstanding 500,000 shares
     (aggregate preference value of $25,000)                                                24,574          24,478
                                                                                            ------        --------
Stockholders' equity:
     Common stock, $.01 par value; authorized 100,000,000 shares; 46,187,625 and
       45,728,505 issued, respectively                                                         462             457
     Capital in excess of par value of common stock                                        182,725         181,843
     Cumulative translation adjustment                                                       1,329            (269)
     Accumulated deficit                                                                  (372,759)       (132,275)
                                                                                          ---------       --------
Total stockholders' equity (deficit)                                                      (188,243)         49,756
                                                                                          ---------       --------
                                                                                          $421,029        $658,639

                                                                                          ========        ========


                 See Notes to Consolidated Financial Statements



                         ANACOMP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                                    Year Ended September 30
                                                                                    -----------------------
                                                                            1995            1994            1993
                                                                       --------------  --------------  ---------
                                                                                   (Dollars in thousands,
                                                                                 except per share amounts)
Revenues:
     Services provided                                                    $219,881        $223,511        $213,302
     Equipment and supply sales                                            371,308         369,088         376,906
                                                                          --------        --------        --------
                                                                           591,189         592,599         590,208
                                                                          --------        --------        --------
Operating costs and expenses:
     Costs of services provided                                            161,211         156,214         141,998
     Costs of equipment and supplies sold                                  279,456         264,269         262,754
     Selling, general and administrative expenses                          109,127          92,539          96,822
     Special charges (See Note 1)                                          136,889            ----            ----
     Restructuring charges (See Note 3)                                     32,695            ----            ----
                                                                          --------    ------------    ------------
                                                                           719,378         513,022         501,574
                                                                          --------        --------        --------
Income (loss) from operations before interest, other income, income taxes, extraordinary credit, and cumulative effect of
     accounting change                                                    (128,189)         79,577          88,634
                                                                          --------          ------          ------
Interest income                                                              2,000           3,144           3,042
Interest expense and fee amortization                                      (70,938)        (67,174)        (68,960)
Financial restructuring costs (See Note 5)                                  (5,987)            ----            ----
Other income (expense)                                                        (212)           (192)         (2,225)
                                                                         ----------       --------        --------
                                                                           (75,137)        (64,222)        (68,143)
                                                                           --------       --------        --------
Income (loss) before income taxes, extraordinary credit and
     cumulative effect of accounting change                               (203,326)         15,355          20,491
Provision for income taxes                                                  35,000           8,400           8,800
                                                                          --------        --------        --------
Income before extraordinary credit and cumulative effect of
     accounting change                                                    (238,326)          6,955          11,691
Extraordinary credit--Reduction of income taxes arising from
     utilization of tax loss carryforwards                                    ----            ----           6,900
Cumulative effect on prior years of a change in accounting for                ----           8,000            ----
     income taxes                                                         ---------       --------       ---------
Net income (loss)                                                         (238,326)         14,955          18,591
Preferred stock dividends and discount accretion                             2,158           2,158           2,158
                                                                         ----------      ---------       ---------
Net income available to common stockholders                              $(240,484)       $ 12,797        $ 16,433
                                                                         ==========       ========        ========
Earnings (loss) per common and common equivalent share:
     Income (loss), net of preferred stock dividends and discount
       accretion                                                         $   (5.22)       $    .10        $    .22
     Extraordinary credit                                                     ----            ----             .17
     Cumulative effect on prior years of a change in accounting for
       income taxes                                                           ----             .17            ----
                                                                              ----            ----            ----
     Net income (loss) available to common stockholders                 $    (5.22)       $    .27        $    .39
                                                                        ===========       ========        ========



                 See Notes to Consolidated Financial Statements

                                          ANACOMP, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Year Ended September 30
                                                                            1995            1994            1993
                                                                       --------------  --------------  ---------
                                                                                   (Dollars in thousands)
Cash flows from operating activities:
   Net income (loss)                                                     $(238,326)       $ 14,955        $ 18,591
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization                                          43,375          40,649          38,208
     Cumulative effect of a change in accounting for income taxes             ----          (8,000)           ----
     Provision (benefit) for losses on accounts receivable                   2,742            (695)           (892)
     Provision for inventory valuation                                      10,956            ----            ----
     Deferred taxes                                                         29,000           6,000            ----
     Special charges (See Note 1)                                          136,889            ----            ----
     Loss (gain) on disposition of assets                                    6,308             776            (721)
     Change in assets and liabilities net of effects from acquisitions:
       Decrease in accounts and long-term receivables                       30,948           3,040           1,215
       Decrease (increase) in inventories and prepaid expenses              (1,612)         15,254           1,308
       Increase in other assets                                             (8,207)        (11,349)         (5,329)
       Increase (decrease) in accounts payable and accrued expenses         11,465          (3,623)          1,125
       Decrease in other noncurrent liabilities                             (3,626)         (4,323)         (7,613)
                                                                          ---------       --------        --------
                  Net cash provided by operating activities                 19,912          52,684          45,892
                                                                          --------        --------        --------
Cash flows from investing activities:
   Proceeds from sale of assets                                             18,777           7,805          15,956
   Purchases of property, plant and equipment                              (14,372)        (18,868)        (20,726)
   Proceeds from notes receivable                                             ----            ----           1,343
   Payments to acquire companies and customer rights                        (1,262)        (14,565)         (1,114)
                                                                           --------       --------        --------
                  Net cash provided by (used in) investing activities        3,143         (25,628)         (4,541)
                                                                          --------        --------        --------
Cash flows from financing activities:
   Proceeds from issuance of common stock and warrants                         743           1,484           2,262
   Proceeds from revolving line of credit and long-term borrowings          22,529          39,000          39,799
   Principal payments on long-term debt                                    (45,859)        (71,095)        (77,958)
   Preferred dividends paid                                                 (1,031)         (2,062)         (2,062)
   Payments related to the issuance of debt and equity                        ----            ----          (7,707)
                                                                          --------        --------        --------
                  Net cash used in financing activities                    (23,618)        (32,673)        (45,666)
                                                                          ---------       --------        --------
Effect of exchange rate changes on cash                                        107             566            (644)
                                                                         ---------        --------        --------
Decrease in cash and cash equivalents                                         (456)         (5,051)         (4,959)
Cash and cash equivalents at beginning of year                              19,871          24,922          29,881
                                                                         ---------        --------        --------
                  Cash and cash equivalents at end of year                $ 19,415        $ 19,871        $ 24,922
                                                                          ========        ========        ========

                 See Notes to Consolidated Financial Statements

Supplemental disclosures of cash flow information:

                                                                                        Year Ended September
                                                                                       30
                                                                            1995            1994            1993
                                                                       --------------  --------------  ---------
                                                                                   (Dollars in thousands)
Cash paid (refunded) during the year for:
     Interest                                                              $39,426         $57,781         $59,552
     Income taxes                                                            4,128           2,007           3,468

Supplemental schedule of non-cash investing and financing activities:

     During 1995, 1994 and 1993, the Company acquired companies and rights to provide future services. In conjunction with these acquisitions, the purchase price consisted of the following:

                                             Year Ended September 30
                                      1995            1994            1993
                                 --------------  --------------  --------------
                                             (Dollars in thousands)

Cash paid                             $1,262         $14,565          $1,114
Credit memos issued                     ----           3,085             150
Notes payable issued                    ----           4,290           3,170
Stock issued                            ----          17,201            ----
                                      ------         -------          ------
Total fair value of acquisitions      $1,262         $39,141          $4,434
                                      ======         =======          ======


                 See Notes to Consolidated Financial Statements



                         ANACOMP, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                             Years Ended September 30, 1995, 1994 and 1993
                                                             ---------------------------------------------
                                                                Capital in
                                                                Excess of
                                                                Par Value     Cumulative
                                                    Common      of Common    Transaction
                                                     Stock        Stock       Adjustment      Deficit        Total
                                                     -----        -----       ----------      -------        -----
                                                                        (Dollars in thousands)
BALANCE AT SEPTEMBER 30, 1992                         $397     $161,198        $8,200      $(161,505)        $8,290
Common stock issued for purchases under the
     Employee Stock Purchase Plan                        4        1,253            --            --           1,257
Exercise of stock options                                5          997            --            --           1,002
Preferred stock dividends                               --           --            --        (2,062)         (2,062)
Accretion of redeemable preferred stock discount        --           --            --           (96)            (96)
Translation adjustments for year                        --           --       (12,944)           --         (12,944)
Other                                                   --         (239)           --            --            (239)
Net income for the year                                 --           --            --        18,591          18,591
                                                  --------     --------      --------      ---------       --------
BALANCE AT SEPTEMBER 30, 1993                          406      163,209        (4,744)     (145,072)         13,799
Common stock issued for purchases under the
     Employee Stock Purchase Plan                        3          872            --            --             875
Exercise of stock options                                3          606            --            --             609
Preferred stock dividends                               --           --            --        (2,062)         (2,062)
Accretion of redeemable preferred stock discount        --           --            --           (96)            (96)
Translation adjustments for year                        --           --         4,475            --           4,475
NBS stock issuance                                      20        7,380            --            --           7,400
Graham stock issuance                                   25        9,776            --            --           9,801
Net income for the year                                 --           --            --        14,955          14,955
                                                   -------     --------      --------      ---------       --------
BALANCE AT SEPTEMBER 30, 1994                          457      181,843          (269)     (132,275)         49,756
Common stock issued for purchases under the
     Employee Stock Purchase Plan                        3          689            --            --             692
Exercise of stock options                                1           50            --            --              51
Preferred stock dividends                               --           --            --        (2,062)         (2,062)
Accretion of redeemable preferred stock discount        --           --            --           (96)            (96)
Translation adjustments for year                        --           --         1,598            --           1,598
Graham stock issuance                                    1          143            --            --             144
Net loss for the year                                   --           --            --      (238,326)       (238,326)
                                                  ---------    --------       -------      ----------      ---------
BALANCE AT SEPTEMBER 30, 1995                         $462     $182,725        $1,329     $(372,759)      $(188,243)
                                                      ====     ========        ======     ==========     ==========


                 See Notes to Consolidated Financial Statements

                         ANACOMP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The consolidated financial statements include the accounts of Anacomp, Inc. ("Anacomp" or the "Company") and its wholly-owned subsidiaries. Material intercompany transactions have been eliminated. Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

Foreign Currency Translation

     Substantially all assets and liabilities of Anacomp's international operations are translated at the year-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the year. Translation adjustments are accumulated in a separate section of stockholders' equity. Foreign currency transaction gains and losses are included in net income.

Segment Reporting

     Anacomp operates in a single business segment: providing equipment, supplies and services for information management, including storage, processing and retrieval.

Significant Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

     Revenues from sales of products and services or from lease of equipment under sales-type leases are recorded based on shipment of products or performance of services. Under sales-type leases, the present values of all payments due under the lease contracts is recorded as revenue, cost of sales is charged with the book value of the equipment plus installation costs, and future interest income is deferred and recognized over the lease term. Revenues from maintenance contracts are deferred and recognized in earnings on a pro rata basis over the period of the agreements.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined by methods approximating the first-in, first-out basis.

     The cost of the inventories is distributed as follows:

                                                      September 30
                                                      ------------
                                                  1995             1994
                                                  ----             ----
                                                 (Dollars in thousands)

Finished goods                                   $38,702           $41,661
Work in process                                    4,955             5,903
Raw materials and supplies                        10,338            15,811
                                                  ------           -------
                                                 $53,995           $63,375
                                                 =======           =======

Property and Equipment

     Property and equipment are carried at cost. Depreciation and amortization of property and equipment are generally provided under the straight-line method for financial reporting purposes over the shorter of the estimated useful lives or the lease terms. Tooling costs are amortized over the total estimated units of production, not to exceed three years.

Debt Issuance Costs

     The Company capitalizes all costs related to its issuance of debt and amortizes those costs using the effective interest method over the life of the related debt instruments. Remaining debt issuance costs of $12.7 million, and $18.4 million at September 30, 1995 and 1994, respectively, are included in "Other Assets" in the accompanying Consolidated Balance Sheets. During the fiscal years 1995, 1994 and 1993, the Company amortized $5.7 million, $5.3 million and $5.0 million of debt issuance costs which are included in "Interest Expense and Fee Amortization" in the accompanying Consolidated Statement of Operations.

Goodwill

     Excess of purchase price of net assets of businesses acquired ("goodwill") is amortized on the straight-line method over the estimated periods of future demand for the product acquired. Goodwill related to magnetics' products of $5.4 million and $5.2 million, net of accumulated amortization of $575,334 and $132,375, at September 30, 1995 and 1994, respectively, is being amortized over 15 years. Goodwill related to the micrographics business which includes supplies, COM systems, micrographics services and maintenance services is primarily being amortized over 40 years. When factors indicate that goodwill should be evaluated for impairment, Anacomp historically has evaluated goodwill based on comparing the unamortized balance of goodwill to undiscounted operating income over the remaining goodwill amortization period. Effective June 30, 1995, Anacomp elected to modify its method of measuring goodwill impairment to a fair value approach. If it is determined that impairment has occurred, the excess of the unamortized goodwill over the fair value of the goodwill applicable to the business unit will be charged to operations. For purposes of determining fair value, the Company values the goodwill using a multiple of cash flow from operations based on consultation with its investment advisors. Anacomp has concluded that fair value is a better measurement of the value of goodwill considering the Company's highly leveraged financial position and the circumstances discussed in Note 4.

     As discussed in Note 4, Anacomp has recently revised its projected operating results through 1999. This revision along with applying Anacomp's revised goodwill accounting policy resulted in a write-off of $108.0 million of goodwill related to the micrographics business for the year ended September 30, 1995. This write-off is reflected in "Special Charges" in the accompanying Consolidated Statement of Operations.

Other Intangibles

     Other intangibles of $21.3 million and $25.2 million, net of accumulated amortization of $16.1 and $12.0 million, at September 30, 1995 and 1994, respectively, represent the purchase of the rights to provide microfilm or maintenance services to certain customers and are being amortized on a straight-line basis over 10 years. These unamortized costs are evaluated for impairment each period by determining their net realizable value.

Research and Development

     The costs associated with research and development programs are expensed as incurred, and amounted to $2.2 million in 1995, $3.0 million in 1994 and $2.5 million in 1993.

     Deferred software costs are the capitalized costs of software products to be sold with COM systems in future periods. The unamortized costs are evaluated for impairment each period by determining their net realizable value. Such costs are amortized over the greater of the estimated units of sale or under the straight-line method not to exceed five years. Due to lower than expected sales of new software products introduced in 1995 and certain other matters as discussed in Note 2, Anacomp recently revised its projected future sales and operating results of software products through 1999. As a result, during 1995 Anacomp wrote off $20.3 million of deferred software costs and established a reserve of $8.6 million (of which $7.7 million was outstanding at September 30,
1995) for future payments to Pennant Systems for software royalty and system support obligations which are not recoverable based on these revised projections. These charges are reflected in "Special Charges" in the accompanying Consolidated Statement of Operations. Unamortized deferred software costs remaining as of September 30, 1995 total $7.7 million and are included in "Other Assets" on the accompanying Consolidated Balance Sheets.

Sale-Leaseback Transactions

     Anacomp entered into sale-leaseback transactions of $19.3 million in 1995, $11.9 million in 1994 and $9.9 million in 1993 relating to COM systems installed in the Company's data service centers. Part of the proceeds were treated as fixed asset sales and the remainder as sales of equipment. Revenues of $3.5 million, $5.6 million and $4.7 million were recorded for the years ended September 30, 1995, 1994 and 1993, respectively. All profits were deferred and are being recognized over the applicable leaseback periods.

Accrued Lease Reserves

     Other noncurrent liabilities include reserves established for unfavorable facility lease commitments, vacant facilities and related future lease costs. Total obligations recorded for these unfavorable lease commitments and future lease and related costs at their estimated amounts were $7.5 million and $12.5 million at September 30, 1995 and 1994, respectively. The current portion of these obligations was $2.0 million and $3.4 million as of September 30, 1995 and 1994, respectively, and is included in "Other accrued liabilities" in the accompanying Consolidated Balance Sheets.

Income Taxes

     In general, Anacomp's practice has been to reinvest the earnings of its foreign subsidiaries in those operations and to repatriate those earnings only when it was advantageous to do so. During 1995, Anacomp changed its practice whereby the Company now intends to repatriate these earnings in the foreseeable future. As a result, Anacomp recorded deferred taxes of $8.8 million on all undistributable foreign earnings.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
109). FAS 109 mandates the liability method for computing deferred income taxes and requires that the benefit of certain loss carryforwards be estimated and recorded as an asset unless it is "more likely than not" that the benefit will not be realized. Another principal difference is that changes in tax rates and laws will be reflected in income from continuing operations in the period such changes are enacted.

     Anacomp adopted FAS 109 in the first quarter of fiscal 1994. Under FAS 109, the Company has recorded a significant deferred tax asset to reflect the benefit of loss carryforwards that could not be recognized under prior accounting rules. The recording of this asset reduced goodwill and increased income as discussed in more detail in Note 14. During 1995, the deferred tax asset was reduced to zero as a result of the events described in Note 2.

Consolidated Statements of Cash Flows

     Anacomp considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. These temporary investments, primarily repurchase agreements and other overnight investments, are recorded at cost, which approximates market.

NOTE 2 -- FINANCIAL RESTRUCTURING DEVELOPMENTS

     For the year ended September 30, 1995, the Company reported a $238.3 million net loss. The Company is highly leveraged, and certain developments had a material adverse effect on the Company's short term liquidity. Although revenues for the Company's core micrographic businesses had been declining over the last several fiscal years due to many factors, including the adverse effect of digital technologies, the Company believed that these declines would stabilize. However, based on weaker than anticipated results, including disappointing sales performance for the Company's new products, the Company did not have sufficient cash to make certain principal and interest payments on its existing debt obligations. As a result, on January 5, 1996, the Company filed a prenegotiated Debtors' Joint Plan of Reorganization ("Plan") with the U.S. Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

     On May 20, 1996, the U.S. Bankruptcy Court confirmed the Company's Third Amended Joint Plan of Reorganization (the "Plan of Reorganization"), and on June 4, 1996, the Company emerged from bankruptcy. Pursuant to the Plan of Reorganization, on such date certain indebtedness of the Company was canceled in exchange for cash, new indebtedness, and/or new equity interests, certain indebtedness was reinstated, certain other prepetition claims were discharged, certain claims were settled, executory contracts and unexpired leases were assumed or rejected, and the members of a new Board of Directors of the Company were designated. The Company simultaneously distributed to creditors approximately $22,000,000 in cash, $112,190,000 principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes") and $160,000,000 principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), all of which are currently outstanding, equity securities consisting of 10,000,000 shares of common stock and 362,694 warrants, each of which is convertible into one share of common stock during the five year period ending June 3, 2001 at an exercise price of $12.23 per share.

     As noted above, upon emerging from bankruptcy, the Company's Revolving Loan, Multi-Currency Revolving Loan, Terms Loans, Series B Senior Notes, 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures, all described in Note 11, were canceled. In addition, the Company's 8.25% Cumulative Convertible Redeemable Exchangeable Preferred Stock described in Note 12 and the Warrants and Stock Options described in Note 13 were canceled. In connection therewith, the Company issued new debt and equity securities as mentioned above and described in more detail below:

Senior Secured Notes

     On June 4, 1996, the Company issued $112,190,000 aggregate principal amount of 11 5/8% Senior Secured Notes due September 30, 1999. Interest is payable on March 31 and September 30 each year, beginning on September 30, 1996. The Company is required to redeem a portion of the notes at par on each interest payment date according to the following schedule:

         September 30, 1996                 $14,288,000
         March 31, 1997                     $14,286,000
         September 30, 1997                 $16,163,000
         March 31, 1998                     $16,161,000
         September 30, 1998                 $17,100,000
         March 31, 1999                     $17,100,000
         September 30, 1999                 $17,092,000

     The notes are redeemable at the option of the Company, in whole or in part, at any time, at 100% of the principal amount thereof, plus accrued and unpaid interest. The Company is required in certain circumstances to make offers to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain sales or other distributions of assets by the Company or certain of its subsidiaries. Also, upon a change of control, the Company is required to make an offer to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Secured Notes are senior secured obligations of the Company and will rank pari passu with all other existing and future senior obligations of the Company, and senior to all existing and future subordinated or junior indebtedness of the Company. The collateral securing the Senior Secured Notes consists of substantially all of the assets of the Company and all future acquired assets of the Company to the extent such assets are acquired by the Company without secured financing.

     The indenture related to the Senior Secured Notes contains covenants limiting among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments by the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) liens on the collateral securing the Senior Secured Notes, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions. The indenture also contains a covenant requiring the Company to maintain a minimum interest coverage ratio.

Senior Subordinated Notes

     On June 4, 1996, the Company issued $160,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2002. Interest is payable on June 30 and December 31 each year, beginning on December 31, 1996. For the interest payable on December 31, 1996 and June 30, 1997, the Company will provide Payment-In-Kind ("PIK") notes in satisfaction of its interest obligation rather than a cash settlement. The PIK notes will have a principal amount corresponding to the amount of interest due on the notes on the related interest payment date.

     The Company is required to redeem prior to June 30, 2001 the principal amount of the Senior Subordinated Notes equal to the aggregate principal amount of PIK notes issued prior to such date, plus any accrued and unpaid interest on the PIK notes, at a redemption price equal to the price that would be then applicable in the case of an optional redemption. The remaining Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time, at various redemption prices ranging from 103% to 101.5% of the principal amount thereof through December 31, 2001. Thereafter, the Senior Subordinated Notes may be redeemed at the aggregate principal amount thereof. Also, upon a change in control, the Company is required to make an offer to purchase the Senior Subordinated Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and rank pari passu with all other existing and future subordinated obligations of the Company. The payment of principal and interest is subordinated and subject to the prior payment in full of the Company's senior indebtedness.

     The indenture related to the Senior Subordinated Notes contains covenants limiting, among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments of the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) sale/leaseback transactions by the Company and certain of its subsidiaries, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions. The indenture also contains a covenant requiring the company to maintain a minimum interest coverage ratio.

New Common Stock and Warrants

     On June 4, 1996, the Company issued 10,000,000 shares of new Common Stock to certain creditors. In addition, the Company also issued 362,964 warrants to certain creditors and previous common and preferred stockholders. Each warrant is convertible into one share of new common stock at an exercise price of $12.23 per share. The warrants expire on June 3, 2001. In addition, the Plan of Reorganization approved for future issuance up to 810,811 shares of additional new Common Stock to the management of the Company.

Pro Forma Unaudited Financial Information

     See Note 23 for the Pro Forma Unaudited Financial Information related to the consummation of the Plan of Reorganization.

NOTE 3 -- RESTRUCTURING CHARGES

     Included in the operating results for 1995 are restructuring charges of $32.7 million. These charges are the result of the Company's reassessment of its strategy for ongoing financial improvement and a decision to downsize or exit certain areas of its business. Specifically, the Company closed its Omaha, Nebraska magnetic media manufacturing facility, exited the manufacture of readers and reader/printers at its San Diego, California manufacturing facility, and reduced headcount worldwide. These activities were completed by March 31, 1996. The restructuring charges included severance costs of $5.9 million, which includes personnel related to Omaha, Nebraska, reader and reader/printer manufacturing and other various personnel associated with the worldwide headcount reduction. Approximately 400 people were terminated pursuant to these plans. Also included in restructuring charges are inventory write downs of $9.1 million, excess facility reserves of $7.7 million and other reserves of $10.0 million.

NOTE 4 -- GOODWILL

     Goodwill related to the micrographics business is summarized as follows

                                                   September 30
                                                   ------------
                                               1995            1994
                                               ----            ----
                                              (Dollars in thousands)
         Goodwill                            $315,561        $314,865
         Less goodwill write-off             (108,000)           ----
         Less accumulated amortization        (73,988)        (65,698)
                                              -------         -------
                                             $133,573        $249,167
                                             ========        ========


     The  developments  discussed  in  Notes  1,  2  and  3  have  significantly constrained Anacomp's ability to finance certain previously projected activities. In addition, Anacomp failed to achieve its original projections of fiscal 1995 operating results and has experienced lower than expected sale of new software products first introduced in January 1995. In light of Anacomp's withdrawn note offering, disappointing recent financial performance and default on its indebtedness, the Company prepared a revised business plan and operating forecast through 1999.

     Based on these developments and in connection with the change in accounting discussed in Note 1, Anacomp determined that goodwill had been impaired and measured the impairment based on a fair value approach. As required by generally accepted accounting principles, this accounting change, which amounted to a charge of $108.0 million, was recorded as a change in estimate and was included in the results of operations for the quarter ended June 30, 1995.

NOTE 5 -- FINANCIAL RESTRUCTURING COSTS

     On April 6, 1995, Anacomp announced that it had withdrawn its proposed offering of $225.0 million Senior Secured Notes and a related offer to purchase up to $50.0 million of the Company's outstanding 15% Senior Subordinated Notes. The offering would have deferred an aggregate of $153.0 million in scheduled principal payments in fiscal years 1995 through 1998, thereby providing Anacomp with increased liquidity and additional cash for product development. Also, as mentioned in Note 2, the Company has been engaged in continuous efforts since May 1995 to formulate a restructuring plan to satisfy its various investor constituencies. Costs directly related to these activities of $6.0 million are included as "Financial restructuring costs" in the accompanying Consolidated Statements of Operations.

NOTE 6 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information for certain financial instruments. The carrying amounts for trade receivables and payables are considered to be their fair values. The carrying amounts and fair values of the Company's other financial instruments at September 30, 1995 and 1994, are as follows:

                                                                   September 30, 1995       September 30, 1994
                                                                    ------------------      ------------------
                                                                 Carrying        Fair        Carrying        Fair
                                                                  Amount        Value         Amount        Value
                                                                  ------        -----         ------        -----
                                                                               (Dollars in thousands)
Long-Term Debt:

     Revolving Loan                                               $31,328       $31,328      $ 23,000      $ 23,000
     Multicurrency Revolving Loan                                  28,813        28,813        20,665        20,665
     Term Loans                                                    13,039        13,039        40,261        40,261
     Series A Senior Notes                                           ----          ----         3,548         3,548
     Series B Senior Notes                                         58,908        58,908        67,500        74,410
     15% Senior Subordinated Notes                                220,281       181,224       219,384       249,357
     13.875% Convertible Subordinated Debentures                   21,155         4,376        20,922        23,232
     9% Convertible Subordinated Debentures                        10,479         1,880        10,479        10,479
Redeemable Preferred Stock                                         24,574          ----        24,478        19,371

     The September 30, 1995 estimated fair values of Long-Term Debt and Redeemable Preferred Stock are based on a restructuring proposal prepared as a result of discussion and negotiations with representatives of the lenders in connection with a "prepackaged" plan of reorganization.

     The September 30, 1994 estimated fair values of Long-Term Debt and Redeemable Preferred Stock are based on quoted market values or discounted future cash flows assuming current interest rates.

NOTE 7--ACQUISITIONS

     During  the  three  years  ended  September  30,  1995,  Anacomp  made  the acquisitions set forth below, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not significant.

Fiscal 1995

     During fiscal 1995, Anacomp made no significant acquisitions.

Fiscal 1994

     During fiscal 1994, Anacomp acquired 16 data service centers or the related customer base (all were incorporated with existing Anacomp service centers), a computer tape products company and the customer base of a micrographics supplies business. Total consideration for these acquisitions was $39.1 million of which approximately $24.2 million has been assigned to excess of purchase price over net assets of businesses acquired and other intangible assets. In connection with these acquisitions, Anacomp issued $17.2 million of its common stock and increased debt and accrued liabilities by $4.3 million.

National Business Systems

     One of the acquisitions included above was the purchase of the COM services customer base of 14 data service centers operated by National Business Systems
(NBS). The acquisition was effective on January 3, 1994, and the acquisition cost consisted of the following:

                                                    (Dollars in
                                                    thousands)

Cash paid to NBS shareholders.....................    $ 7,400
Common stock issued to NBS shareholders...........      7,400
Acquisition costs incurred........................        416
                                                      -------
                                                      $15,216
                                                      =======

     Anacomp issued 1,973,000 common shares to the NBS shareholders at a price of $3.75 per share. As part of the acquisition agreement, Anacomp agreed to provide stock price protection at the end of two years on those shares so designated by the NBS shareholders (1,128,000 of the shares issued are subject to this protection).

     On January 3, 1996, Anacomp will recalculate the share price based on the average closing price of Anacomp stock for the 30 consecutive trading days ending on December 29, 1995. The revised price will be used to adjust the number of issued shares which are subject to the price protection. However, the revised price to be used for the revaluation will not be higher than 150% or lower than 50% of the original $3.75 per share price.

     If the per share price reached the 150% maximum, NBS shareholders would return 376,000 shares to Anacomp. If the per share price reached the 50% minimum, Anacomp would issue 1,128,000 additional shares to the NBS shareholders. The adjustment in the number of shares issued in connection with the NBS acquisition will not affect the recorded purchase price. Contingently issuable shares under the arrangement are measured at each reporting period based on the market price of the Company's stock at the close of the period being reported on and are considered in the computation of earnings per share when dilutive.

Graham Magnetics

     Another of the acquisitions included above was the purchase of Graham Acquisition Corporation (Graham), a computer tape products company. The acquisition was effective on May 4, 1994, and the acquisition cost consisted of the following:

                                                 (Dollars in
                                                 thousands)
Common stock issued to Graham shareholders......   $ 8,515
Common stock issued for a note payable..........     1,286
Issuance of note payable to a creditor..........     4,240
Cash paid to retire bank debt...................     5,540
Acquisition costs incurred......................       689
                                                   -------
                                                   $20,270
                                                   =======

     Anacomp issued 2,129,000 common shares to the Graham shareholders based on an agreed upon per share price. However, to determine the acquisition cost, the shares were valued at the market price on the date of closing.

     Contingent consideration of $7.6 million is payable in Anacomp common stock and will be based upon defined future earnings through September 1997. The contingent consideration will be computed based upon an agreed upon formula using a minimum stock price of $2.00 per share and will be issuable beginning in January 1995. The contingent consideration is not included in the acquisition cost total above but is recorded when the future earnings requirements have been met. The contingent consideration amount for fiscal 1994 is estimated to be approximately $144,000 and the estimate for fiscal 1995 is zero.

     Anacomp also issued 360,000 common shares to a Graham creditor at $3.57 per share to reduce the note payable to $4.2 million. The note is unsecured and bears interest at 10%. Principal payments of $345,000 plus accrued interest are payable quarterly beginning July 15, 1994. The note holder may at any time require Anacomp to prepay any amount of the note by issuing common stock. The shares of common stock to be issued will equal the prepayment amount divided by $3.57. The current outstanding note balance subject to prepayment was $2.5 million at September 30, 1995.

     Anacomp has reserved 3,800,000 shares of authorized common stock for the contingent acquisition consideration and 1,091,000 shares of authorized common stock for the contingent prepayment of the note.

Fiscal 1993

     During fiscal 1993, Anacomp acquired four micrographics service centers (all four were merged with existing Anacomp service centers) and certain assets of a microfilm reader maintenance services business for a total consideration of $4.4 million, of which approximately $1.9 million has been assigned to excess of purchase price over net assets of businesses acquired and other intangible assets.

NOTE 8 -- SKC AGREEMENT

     In March 1992, Anacomp entered into a ten-year supply agreement (the Supply Agreement) with SKC America, Inc., a New Jersey corporation (SKCA), and SKC Limited (SKCL), an affiliated corporation of SKCA organized pursuant to the laws of the Republic of Korea. SKCA and SKCL are collectively referred to as SKC. Pursuant to the Supply Agreement, Anacomp purchases substantially all of its requirements for magnetic-base polyester and coated duplicate microfilm from SKC.

     In October 1993, the Supply Agreement was extended to December 2003 and amended to include finished microfilm products manufactured by SKC exclusively for Anacomp. Concurrent with the modification of the Supply Agreement, SKC purchased Anacomp's Sunnyvale, California, duplicate microfilm manufacturing operation for $900,000, payable over five years. At September 30, 1995, $720,000 is due from SKC. Costs of $3.4 million associated with the Supply Agreement have been deferred and are being amortized over the life of the Supply Agreement. The unamortized balance at September 30, 1995 was $2.8 million.

     SKC is providing Anacomp with a $25.0 million trade credit arrangement which expires December 31, 2001. However, since Anacomp is in default under its various debt agreements as discussed in Note 11, SKC has the option to terminate the Supply Agreement at any time. If SKC were to terminate the Supply Agreement, all amounts owed pursuant to the trade credit arrangement or the Supply Agreement become immediately due and payable. The trade credit arrangement bears interest at 2.5% over the prime rate of The First National Bank of Boston (8.75% as of September 30, 1995). Anacomp has provided SKC a purchase money security interest of up to $10.0 million in products purchased by Anacomp under the Supply Agreement.

NOTE 9 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                               Estimated Useful               September 30
                                                                 Life in Years           1995              1994
                                                                 -------------       ------------      --------
                                                                                         (Dollars in thousands)

Land and buildings                                                   10-40             $   5,283        $   7,590
Office furniture                                                     3-12                 12,141           12,553
Manufacturing equipment and tooling                                  2-10                 31,351           28,901
Field support spare parts                                             4-7                 21,764           25,555
Leasehold improvements                                           Term of Lease            10,782           12,826
Equipment leased to others                                            2-4                  1,838            1,824
Processing equipment                                                 3-12                 58,722           78,094
                                                                                        --------        ---------
                                                                                         141,881          167,343
Less accumulated depreciation and amortization                                           (96,898)        (100,574)

                                                                                        ---------       ---------
                                                                                       $  44,983        $  66,769
                                                                                       =========        =========




NOTE 10 -- LONG-TERM RECEIVABLES

         Long-term receivables consist of the following:

                                                September 30
                                                ------------
                                            1995             1994
                                        ------------     --------
                                           (Dollars in thousands)

Lease contracts receivable                 $15,678           $21,160
Other lease receivables                       ----              ----
Notes receivable from asset sales            2,619             1,015
Other                                          411             2,229
                                           -------           -------
                                            18,708            24,404
Less current portion                        (6,386)           (8,021)
                                           --------          -------
                                           $12,322           $16,383
                                           =======           =======

     Other long-term receivables include $1.1 million at September 30, 1994 due from officers. This receivable was settled during 1995.

     Lease contracts receivable result from customer leases of products under agreements which qualify as sales-type leases. Annual future lease payments under sales-type leases are as follows:

                                                      Year Ended
                                                     September 30
                                                (Dollars in thousands)

     1996                                               $7,024
     1997                                                5,337
     1998                                                3,328
     1999                                                1,971
     2000                                                  736
                                                        ------
                                                        18,396
     Less deferred interest                             (2,718)
                                                        ------
                                                       $15,678
                                                       =======

NOTE 11 -- LONG-TERM DEBT

         Long-term debt is comprised of the following:

                                                                                            September 30
                                                                                            ------------
                                                                                        1995             1994
                                                                                    ------------     --------
                                                                                       (Dollars in thousands)

Revolving Loan at 8.63% and 7.81%, respectively                                       $ 31,328          $ 23,000
Multicurrency Revolving Loan at 8.44% and 7.67%, respectively                           28,813            20,665
Term Loans at 8.56% and 7.56%, respectively                                             13,039            40,261
Series A Senior Notes at 7.56%                                                            ----             3,548
Series B Senior Notes at 12.25%                                                         58,908            67,500
15% Senior Subordinated Notes (net of unamortized discount of $4,619 and
     $5,516, respectively)                                                             220,281           219,384
13.875% Convertible Subordinated Debentures due January 15, 2002 (net of
     unamortized discount of $2,077 and $2,309, respectively)                           21,155            20,922
9% Convertible Subordinated Debentures due January 15, 1996                             10,479            10,479
Installment note payable at 10% due July 15, 1997                                        2,513             3,895
Other                                                                                    3,384             2,193
                                                                                      --------          --------
                                                                                       389,900           411,847
Less current portion                                                                  (389,900)          (45,222)
                                                                                      ---------         --------
                                                                                     $    ----          $366,625
                                                                                     =========          ========

     On April 26, 1995, the Company failed to make scheduled principal payments of $12.5 million on its Term Loan and $7.5 million on its Series B Senior Notes. The Company failed on May 1, 1995 to make a scheduled interest payment of $17.0 million on its 15% Senior Subordinated Notes (the "15% Notes") and on July 17, 1995 to make a scheduled interest payment of $1.6 million on its 13.875% Convertible Subordinated Debentures. As a result of these failures and the violation of various debt covenants, the Company is in default of all of its debt and all such amounts are classified as current.

     The Term Loan, Revolving Loans and Series B Senior Notes call for the payment of default interest in the amount of 2% annually of the outstanding principal. The 15% Notes call for the payment of default interest in the amount of 1% annually of the principal amount of the Notes and for the payment of interest on unpaid scheduled interest in the amount of 16% annually.

     The Company has accrued default interest and interest on unpaid scheduled interest as of September 30, 1995 in the amount of $3.3 million.

     The Company has agreed with its Senior Creditors (collectively the holders of the Term Loan, Revolving Loans and Series B Senior Notes) to continue to pay interest monthly on its Senior Debt at the regular non-default rate. At September 30, 1995, the Company was current in its payment of such interest obligations.

     The Company also failed on October 15, 1995 to make a $345,000 payment on the installment note payable, and on October 26, 1995 to make a scheduled Term Loan principal payment of $539,000 and a scheduled Series B Senior Note principal payment of $7.5 million. On October 26, 1995, the Company's Revolving Loans became due, but were not repaid. On November 1, 1995, the Company failed to make a scheduled interest payment on its 15% Notes in the amount of $17.2 million.

     The Company is currently in negotiations with its Senior and Subordinated Creditors to arrive at a resolution to the above described defaults and intends to continue to defer the above payments until an agreement is reached.

     The Multicurrency Revolving Loan has been borrowed by certain of the Company's foreign subsidiaries and by the Company in U.S. Dollars and German Marks in an equivalent amount of $28.8 million, and carries an interest rate of 275 basis points (excluding default interest) over the one, two, three or six-month reserve adjusted London Interbank Offered Rate ("LIBOR") of the borrowed currency, selected at the Company's option.

     The Revolving Loan carries an interest rate of 275 basis points (excluding default interest) over the one, two, three or six-month reserve adjusted LIBOR, selected at the Company's option.

     The Term Loans and Series A Senior Notes carry an interest rate of 275 basis points (excluding default interest) over the three-month LIBOR rate.

     The Series B Senior Notes carry an interest rate of 12.25% (excluding default interest).

     Subject to certain exceptions, 100% of proceeds from the sale of assets must be applied to repayment of the Senior Debt.

     The 15% Notes were issued in 224,900 units of $1,000 and 30.351 and detachable warrants to purchase Anacomp Common Stock at $1.873 per share. Accordingly, capital surplus was increased by $8,996,000 in fiscal 1991 with the issuance of these warrants and the notes were recorded at their discounted value of $215.9 million and are being accreted to their face value through the original due date in 2000.

     The Master Agreement, which covers the Term Loans, the Revolving Credit Commitment, and the Series A and Series B Senior Notes, gives the Senior Creditors a security interest in all of the assets of Anacomp; contains various limitations on advances and investments made by the Company; prohibits or restricts without prior approval of the Senior Creditors mergers, acquisitions, change of control, certain types of lease transactions, payment of dividends on Anacomp Common Stock, and voluntary payment in cash of any principal amount of Anacomp's subordinated debt; and contains certain other restrictive covenants related to net worth, cash flow, fixed charges, debt incurrence, capital expenditures and the current ratio.

     The Master Agreement also provided for the availability of letters of credit under the Revolving Loan. As of September 30, 1995, letters of credit for approximately $4.5 million have been issued. The revolving loan expired on October 26, 1995 without the Company repaying or funding the outstanding amount of $4.5 million in letter of credit commitments resulting in such commitments remaining outstanding.

     The 15% Notes are subordinated to the payment in full of the principal and interest on all Senior indebtedness. The 15% Notes rank pari passu to the remaining 12.25% Notes and 8.25% Senior Subordinated Notes (if and when issued) discussed in Note 12. Additionally, they are senior to the outstanding 9% Convertible Subordinated Debentures due 1996 and the 13.875% Convertible Subordinated Debentures due 2002.

     The 15% Note Indenture contains covenants relating to net worth, and limitations on restricted payments, liens, transactions with affiliates, incurrence of additional debt, asset sales, acquisitions, and change of control. The 15% Note holders will be granted a security interest in all of Anacomp's assets upon the repayment of all Senior Secured Indebtedness.

     The 13.875% Convertible Subordinated Debentures are convertible into 1,327,542 shares of Anacomp Common Stock at a conversion price of $17.50 per common share, and allow optional redemption at a price of 100% at any time. Anacomp International, N.V., a wholly-owned Netherlands Antilles subsidiary, has issued the 9% Convertible Subordinated Debentures with an original due date of January 15, 1996 guaranteed by Anacomp. The 9% debentures are convertible into 663,227 shares of Anacomp Common Stock at a conversion price of $15.80 per common share. In the event of certain changes affecting United States or Netherlands Antilles taxation, the interest rate will be increased for any taxes required to be withheld or, at Anacomp's option, all debentures outstanding may be redeemed at 100% of the principal amount plus accrued interest.

NOTE 12 -- REDEEMABLE PREFERRED STOCK

     Anacomp issued in a private placement in 1987, 500,000 shares of 8.25% Cumulative Convertible Redeemable Exchangeable Preferred Stock (the Preferred Shares). Each Preferred Share has a preference value of $50 and is convertible into Anacomp common stock at a conversion price of $7.50. The redeemable preferred stock was recorded at fair value on the date of issuance less issue costs. The excess of the preference value over the carrying value is being accreted by periodic charges to retained earnings over the original life of the issue.

     The Preferred Shares may be redeemed by Anacomp at prices declining from 105.78% to 100% of preference value, or earlier if the price of Anacomp common stock remains at 160% of the conversion price for 20 of 30 consecutive trading days. On March 15, 2000 and 2001, Anacomp must redeem at the preference value 125,000 shares each year unless a sufficient number of shares has already been redeemed or converted. All remaining outstanding shares must be redeemed by March 1, 2002.

     Dividends on the preferred shares have accrued but not paid since the March 15, 1995 quarterly dividend payment. Interest on the unpaid dividends compounds quarterly at an annual rate of 8.25%. If the Company is in arrears for the equivalent of four quarterly dividend payments, then two directors are to be added to the Board of Directors. The holders of the preferred shares have the exclusive right to elect the two additional directors.

     At any dividend payment date after March 15, 1990, Anacomp may exchange the Preferred Shares for an equal face amount of 8.25% Senior Subordinated Notes due March 1, 2002 (the "Exchange Debentures"). Except for certain shareholder rights, the Exchange Debentures will carry terms similar to the Preferred Shares. There were no such exchanges as of September 30, 1995.

NOTE 13 -- CAPITAL STOCK

Shareholder Rights Plan

     The Company has a Shareholder Rights Plan which was adopted by the Board of Directors on February 4, 1990. The Rights Plan provides that each share of the Company's common stock has associated with it a Common Stock Purchase Right. Each right entitles the registered holder to purchase from the Company one-tenth of a share of Anacomp common stock, par value $.01 per share, at a cash exercise price of $3.20 subject to adjustment.

     The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the outstanding shares of common stock of Anacomp, or announces a tender or exchange offer upon consummation of which, such person or group would beneficially own 30% or more of the Company's common stock. If any person acquires 15% of Anacomp's common stock, the rights would entitle stockholders (other than the 15% acquiror) to purchase at $32 (as such price may be adjusted) a number of shares of Anacomp's common stock which would have a market value of $64 (as such amount may be adjusted). In the event that Anacomp is acquired in a merger or other business combination, the rights would entitle the stockholders (other than the acquiror) to purchase securities of the surviving company at a similar discount.

     Anacomp can redeem the rights at $.001 per right at any time until the tenth day following the announcement that a 15% ownership position has been acquired. Under certain circumstances as set forth in the Rights Plan, the decision to redeem shall require the concurrence of a majority of the Continuing Directors (as such term is defined in the Rights Plan). The rights expire February 26, 2000.

Preferred Stock

     Anacomp has authorized 1,000,000 shares of preferred stock, of which 500,000 shares of redeemable preferred stock were issued and outstanding at September 30, 1995 and 1994 (see Note 12).

Stock Option Plans

     Anacomp's stock option plans provide that the exercise price of the options be determined by the Board of Directors (the "Board"), and in no case be less than 100% of fair market value at the time of grant for qualified options, or less than the par value of the stock for non-qualified options. An option may be exercised subject to such restrictions as the Board may impose at the time the option is granted. In any event, each option shall terminate not later than 10 years after the date on which it is granted, except for certain non-qualified options which shall terminate not later than 20 years after the date on which granted.

     Shares available for grant under the plans were 1,401,328, 725,827 and 895,145 at September 30, 1995, 1994 and 1993, respectively. Options outstanding, of which 2,512,992 are exercisable as of September 30, 1995, are as follows:

                                                              Option Price
                                                 Shares        Per Share
                                            ---------------     ---------
Outstanding at September 30, 1992               3,680,709      $1.000-$7.875
    Granted                                     1,308,834       2.750- 9.000
    Canceled                                      (72,839)      2.000- 7.875
    Expired                                       (38,701)      2.000- 7.875
    Exercised                                    (463,475)      2.000- 3.500
                                                 --------       -----  -----
Outstanding at September 30, 1993               4,414,528       1.000- 9.000
    Granted                                       205,381       2.750- 4.000
    Canceled                                      (81,908)      1.000- 7.875
    Expired                                       (23,096)      2.000- 7.875
    Exercised                                    (306,646)      1.000- 3.375
                                                 --------       -----  -----
Outstanding at September 30, 1994               4,208,259       1.000- 9.000
    Granted                                     1,355,736        .563- 2.500
    Canceled                                   (2,010,753)       .563- 4.750
    Expired                                       (20,484)      2.000- 4.500
    Exercised                                     (24,863)       .563- 2.000
                                                  -------        ----  -----
Outstanding at September 30, 1995               3,507,895       $.563-$9.000
                                                =========       ============
Warrants

     In October 1990, Anacomp issued 6,825,940 warrants to holders of the 15% Senior Subordinated Notes. Each warrant entitles the holder to purchase one common share at a price of $1.873 and is exercisable through the date of expiration, November 11, 2000. Anacomp filed a shelf registration statement with respect to the warrants which became effective on February 25, 1991.

Other Items

     Under an Employee Stock Purchase Plan, Anacomp may offer to sell common stock to its employees. Purchases of these shares are made by employee participants periodically at 85% of the market price on the date of offer or exercise, whichever is lower.

     At September 30, 1995 approximately 23.4 million shares of Anacomp common stock are reserved for exercise of stock options, conversion of convertible subordinated debentures, purchases by stock purchase plan participants, conversion of preferred stock, exercise of warrants, Graham acquisition agreement requirements and other corporate purposes.

NOTE 14 -- INCOME TAXES

     The components of income (loss) before income taxes and extraordinary credits were:

                                         Year Ended September 30
                                -------------------------------------------
                                     1995            1994         1993
                                     ----            ----         ----
                                          (Dollars in thousands)
United States                    $ (209,151)       $ 7,143       $10,761
Foreign                               5,825          8,212         9,730
                                      -----          -----         -----
                                  $(203,326)       $15,355       $20,491
                                  =========        =======       =======

     The components of income tax expense after utilization of net operating loss carryforwards and the adjustment of the tax reserves are summarized below:


                                        Year Ended September 30
                                 ---------------------------------------
                                      1995          1994         1993
                                      ----          ----         ----
                                         (Dollars in thousands)
Federal                            $  ----       $  ----      $ 5,800
Foreign                              4,800         3,300        4,800
State                                 ----           300        1,900
                                    ------         -----        -----
                                     4,800         3,600       12,500
Tax reserve adjustment               1,200        (1,200)      (3,700)
Deferred                            29,000         6,000         ----
                                    ------         -----        -----
Continuing operations               35,000         8,400        8,800
Extraordinary credit, reduction
of income taxes arising from
    carryforward of prior year's
    operating losses                  ----          ----       (6,900)
                                    ------         -----       ------
                                  $ 35,000       $ 8,400      $ 1,900
                                  ========       =======      =======

         The following is a reconciliation of the United States federal statutory rate to the rate used for the provision for income taxes:


                                                                                   Year Ended September 30
                                                                          -------------------------------------------
                                                                               1995           1994          1993
                                                                               ----           ----          ----
                                                                                    (Dollars in thousands)


Provision for income taxes at U.S. statutory rate.......................    $(71,200)       $5,374          $7,131
Increase in deferred tax asset valuation allowance......................      51,400          ----           -----
Nondeductible amortization and write-off of intangible assets...........      40,500         3,175           2,973
U.S. tax on distributed and undistributed foreign earnings..............      12,300          ----            ----
Tax reserve adjustment..................................................       1,200        (1,200)         (3,700)
State and foreign income taxes..........................................       2,800           821           2,140
Other...................................................................      (2,000)          230             256
                                                                              ------         -----           -----
                                                                             $35,000        $8,400          $8,800
                                                                             =======        ======          ======

     The Company adopted FAS 109 in the first quarter of fiscal 1994 and recorded a deferred tax asset of $95.0 million representing the federal and state tax savings from net operating loss carryforward ("NOLs") and tax credits. The Company also recorded a valuation allowance of $60.0 million reducing the deferred tax asset to a net $35.0 million. Recognition of the deferred tax asset reduced goodwill by $27.0 million and provided a cumulative effect increase to income of $8.0 million. During 1994, the net deferred tax asset was reduced to $29.0 million, reflecting usage of the asset to reduce income taxes payable by $6.0 million. During 1995, tax effects of future differences and carryforwards increased from $86.0 million to $108.4 million, an increase of $22.4 million resulting from the tax effect of the 1995 taxable loss ($5.6 million) and the tax effect of an increase in cumulative temporary differences ($16.8 million) between income reported for financial reporting purposes and for tax purposes. The valuation allowance was increased from $57.0 million to $108.4 million to reduce the net deferred tax asset to zero as a result of the uncertainty associated with the utilization of these assets in future periods due to the events described in Note 2.

     The components of deferred tax assets and liabilities at September 30, 1995 and 1994 are as follows:


                                                                        September 30,     September 30,
                                                                             1995                1994
                                                                             ----                ----
                                                                             (Dollars in thousands)
Tax effects of future tax deductible differences related to:
    Inventory reserves                                                     $  5,700          $  2,600
    Depreciation                                                              1,700             1,600
    Building reserves                                                         1,800             5,000
    EPA reserve                                                               2,500             2,300
    Sale/leaseback of assets                                                  2,800               900
    Restructuring reserves                                                    8,000              ----
    Asset sale                                                                3,200              ----
    Capitalized software                                                      1,600              ----
    Bad debt reserve                                                          2,100              ----
    Other net deductible differences                                          5,500             4,100
Tax effects of future taxable differences related to:
    Undistributed foreign earnings                                           (8,800)             ----
    Leases                                                                   (3,300)           (4,500)
    Capitalized software                                                       ----            (6,000)
                                                                          ---------           -------
Net tax effects of future differences                                        22,800             6,000
                                                                          ---------           -------
Net tax effects of carryforward benefits:
    Federal net operating loss carryforwards                                 78,600            73,000
    Federal general business tax credits                                      3,000             3,000
    Foreign tax credits                                                       4,000             4,000
                                                                              -----             -----
Tax effects of carryforwards                                                 85,600            80,000
                                                                             ------            ------
Tax effects of future differences and carryforwards                         108,400            86,000
Less valuation allowance                                                   (108,400)          (57,000)
                                                                           --------           -------
Net deferred tax asset                                                   $     ----          $ 29,000
                                                                         ==========          ========


     At September 30, 1995, the Company has NOLs of approximately $218.0 million available to offset future taxable income. This amount will increase to $281.0 million as certain timing differences reverse in future periods. The Company also has tax credit carryforwards of $3.0 million available to reduce future tax liabilities, including $1.0 million of preacquisition tax credits. The NOLs expire commencing in 1996 ($2.0 million) with remaining amounts in various periods through 2010. The tax credit carryforwards expire substantially in 1997.

     During 1995, 1994 and 1993, the Company settled various income tax matters, including issues associated with the 1988 Xidex acquisition. Settlement of these issues and other considerations resulted in an unfavorable adjustment to federal and foreign income tax reserves in 1995 of $1.2 million and favorable adjustments in 1994 and 1993 to federal and foreign income tax reserves of $1.2 million and $3.7 million, respectively. The adjustments are reflected as a charge or credit to income tax expense.

     The 1993 provision for income taxes includes an amount which is offset by the utilization of federal and foreign NOLs. The tax benefit from utilization of these NOLs prior to the adoption of FAS 109 is reported as an extraordinary credit in the Consolidated Statements of Operations. The net tax provision results from foreign and state income taxes which cannot be reduced by NOLs from prior years.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     Anacomp has commitments under long-term operating leases, principally for building space and data service center equipment. Lease terms generally cover periods from five to twelve years. The following summarizes the future minimum lease payments under all noncancelable operating lease obligations, including the unfavorable lease commitments and vacant facilities discussed in Note 1, which extend beyond one year:

                                                      Year Ended
                                                     September 30
                                                     ------------
                                                     (Dollars in
                                                      thousands)
1996                                                      23,508
1997                                                      18,822
1998                                                      15,540
1999                                                       7,789
2000                                                       4,558
2000 and thereafter                                       28,985
                                                          ------
                                                         $99,202
Less liabilities recorded as of
September 30, 1994 related to unfavorable
lease commitments and future lease costs
for vacant facilities                                     (6,664)
                                                          ------
                                                         $92,538
                                                         =======

     The total of future minimum rentals to be received under noncancelable subleases related to the above leases is $1.9 million. No material losses in excess of the liabilities recorded are expected in the future.

     Anacomp leases certain equipment installed in its data service centers. As a result of the Company's default under its debt obligations, as more fully discussed in Notes 2 and 11, Anacomp is in default under these lease agreements whereby the lessors have the right to require that Anacomp prepay the remaining future lease payments. Because the equipment lease payments have been made and are expected to be made in a timely manner, the Company does not expect that the lessors will assert this right under these lease agreements.

     In November 1993, Anacomp and Pennant Systems, a division of IBM, announced a joint effort to develop software which will allow Anacomp's XFP 2000 to process and image IBM Advanced Function Presentation ("AFP") formatted data. This program resulted in the XFP 2000 being able to interpret AFP data streams, including those containing fonts, logos, signatures and other images on microfiche.

     As consideration for the development of the AFP, Anacomp paid Pennant Systems a development fee of $6.5 million. Anacomp must also pay Pennant Systems minimum annual royalty payments for the licensed system installations for six years. The minimum royalty payments for years one through three are $1.5 million per year and $1.0 million per year for years four through six. In addition, Anacomp must pay Pennant Systems for ongoing system support which begins in December 1995 and continues for 10 years. The minimum system support payments over the 10 year period are $5.7 million. As of September 30, 1995, Anacomp established a reserve of $7.7 million for future payments to Pennant Systems for software royalty and systems support obligations which are not recoverable as more fully discussed in Note 1.

     The Company sold $10.5 million and $5.9 million of lease receivables in the years ended September 30, 1995 and 1994, respectively. Under the terms of the sale, the purchasers have recourse to the Company should the receivables prove to be uncollectible. The amount of recourse at September 30, 1995 is $5.5 million.

     Anacomp also is involved in various claims and lawsuits incidental to its business and believes that the outcome of any of those matters will not have a material adverse effect on its consolidated financial position or results of operations.

NOTE 16 -- SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                              Year Ended September 30
                                       ---------------------------------------
                                           1995         1994         1993
                                           ----         ----         ----
                                               (Dollars in thousands)

Maintenance and repairs                  $16,609       $12,759      $11,765
Depreciation and amortization:
    Property and equipment                19,406        17,524       17,149
    Deferred software costs                3,449         3,673        2,873
    Intangible assets                     13,143        13,418       12,984
Rent and lease expense                    23,755        19,371       19,312

NOTE 17 -- OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of the following:

                                                Year Ended
                                               September 30
                                          -------------------------
                                             1995         1994
                                             ----         ----
                                          (Dollars in thousands)
Deferred profit on
sale/leaseback transactions                $14,559       $ 9,165
EPA reserve                                  7,350         6,420
Accrued lease reserve                        7,672          ----
Other                                       31,006        19,442
                                            ------        ------
                                           $60,587       $35,027
                                           =======       =======


     Xidex was designated by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for investigatory and cleanup costs incurred by state and federal authorities involving locations included on a list of EPA's priority sites for investigation and remedial action under the federal Comprehensive Environmental Response, Compensation, and Liability Act. The EPA reserve noted above relates to its estimated liability for cleanup costs for the aforementioned location and other sites. No material losses are expected in excess of the liabilities recorded above.

NOTE 18 -- EARNINGS PER SHARE

     The computation of earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from stock options, exercise of warrants and acquisitions. Fully diluted earnings (loss) per share also reflect additional dilution related to stock options, due to the use of the market price at the end of the period, when higher than the average price for the period.

     The weighted average number of common and common equivalent shares used to compute earnings (loss) per share is:

                                                                           1995          1994           1993
                                                                           ----          ----           ----
For earnings (loss) per common and common equivalent share               46,061,818     47,335,723    42,749,933
For earnings (loss) per share assuming full dilution                     46,061,818     47,534,485    42,964,380

NOTE 19 -- INTERNATIONAL OPERATIONS

     Anacomp's international operations are conducted principally through subsidiaries, a substantial portion of whose operations are located in Western Europe. Information as to U.S. and international operations for the years ended September 30, 1995, 1994 and 1993 is as follows:

                                                   U.S.         International     Elimination      Consolidated
                                                   ----         -------------     -----------      ------------
                                                                    (Dollars in thousands)
1995
Customer sales                                 $   404,239       $   186,950      $      ----       $   591,189
Inter-geographic                                    24,973              ----          (24,973)             ----
                                               -----------       -----------      -----------       -----------
Total sales                                    $   429,212       $   186,950      $   (24,973)      $   591,189
                                               ===========       ===========      ===========       ===========
Operating Income                               $  (135,811)      $     7,622      $      ----       $  (128,189)
                                               ===========       ===========      ===========       ===========
Identifiable assets                            $   350,310       $    70,719      $      ----       $   421,029
                                               ===========       ===========      ===========       ===========





                                                   U.S.         International     Elimination      Consolidated
                                                   ----         -------------     -----------      ------------
                                                                    (Dollars in thousands)
1994
Customer sales                                    $421,339          $171,260      $      ----          $592,599
Inter-geographic                                    23,726              ----          (23,726)             ----
                                                  --------          --------      -----------          --------
Total sales                                       $445,065          $171,260      $   (23,726)         $592,599
                                                  ========          ========      ===========          ========
Operating Income                                  $ 60,794          $ 18,783      $      ----          $ 79,577
                                                  ========          ========      ===========          ========
Identifiable assets                               $590,743          $107,492      $      ----          $698,235
                                                  ========          ========      ===========          ========


                                                   U.S.         International     Elimination      Consolidated
                                                   ----         -------------     -----------      ------------
                                                                    (Dollars in thousands)
1993
Customer sales                                    $414,726          $175,482      $      ----          $590,208
Inter-geographic                                    26,101              ----          (26,101)         $   ----
                                                    ------          --------          -------          --------
Total sales                                       $440,827          $175,482      $   (26,101)         $590,208
                                                  ========          ========      ===========          ========
Operating Income                                  $ 66,883          $ 21,751    $         ---          $ 88,634
                                                  ========          ========    =============          ========
Identifiable assets                               $570,863          $ 72,685    $         ---          $643,548
                                                  ========          ========    =============          ========

NOTE 20 -- QUARTERLY FINANCIAL DATA (Unaudited)


                                                   First             Second           Third           Fourth
                                                  Quarter           Quarter          Quarter          Quarter
                                                  -------           -------          -------          -------
                                                       (Dollars in thousands, except per share amounts)
Fiscal 1995
Revenues                                             $151,812       $151,489          $148,933         $138,955
Gross profit                                           42,089         39,667            39,147           29,619
Net income (loss)                                         281         (7,664)         (138,829)         (92,114)
Preferred stock dividends and discount
      accretion                                           540            539               540              539
                                                   ----------       --------         ---------         --------
Net loss to common stockholders                    $     (259)      $ (8,203)        $(139,369)        $(92,653)
                                                   ==========       ========         =========         ========
Earnings (loss) per common share (primary
and fully diluted):
Net Loss to common stockholders                     $    (.01)     $    (.18)      $     (3.02)       $   (2.01)




                                                  First            Second            Third            Fourth
                                                 Quarter           Quarter          Quarter           Quarter
                                                 -------           -------          -------           -------
                                                       (Dollars in thousands, except per share amounts)
Fiscal 1994
Revenues                                             $136,949         $146,569          $145,581         $163,500
Gross profit                                           41,337           42,049            40,944           47,786
Income before cumulative effect of
    accounting change                                   1,401              942             2,185            2,427
Cumulative effect on prior years of a
    change in accounting for income taxes               8,000              ----             ----              ---
                                                        -----         ---------          -------          -------
     Net income                                       $ 9,401               94             2,185            2,427
Preferred   stock  dividends  and  discount
    accretion                                             540              539               540              539
                                                        -----         --------          --------          -------
Net income available to common stockholders           $ 8,861          $   403          $  1,645         $  1,888
                                                        =====         ========          ========         ========

Earnings per common share (primary and fully diluted):
    Income  before   cumulative  effect  of
    accounting  change  (net  of  preferred
    stock dividends)                                  $    .02         $   .01          $    .03          $   .04
Net income available to common stockholders           $    .20         $   .01          $    .03          $   .04


NOTE 21 -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

     The following is a summary of activity in the Company's valuation and qualifying accounts and reserves for the fiscal years ended September 30, 1995, 1994 and 1993:


                                             Balance at    Charged to                    Balance
                                             Beginning     Costs and                     at End
Description                                  of Period     Expenses       Deductions    of Period
- -----------                                  ---------     --------       ----------    ---------


YEAR ENDED SEPTEMBER 30, 1995:
Allowance for doubtful accounts                $3,550       $4,670       $   853[1]    $  7,367
                                               ======       ======       ==========    ========

YEAR ENDED SEPTEMBER 30, 1994:
Allowance for doubtful accounts                $4,245       $ (268)      $   427[1]    $  3,550
                                               ======      ========      ==========    ========

YEAR ENDED SEPTEMBER 30, 1993:
Allowance for doubtful accounts                $7,365      $   669       $ 3,789[1]    $  4,245
                                               ======      =======       ==========    ========

[1]       Uncollectible accounts written off, net of recoveries.

NOTE 22 -- SUBSEQUENT EVENTS

     Subsequent to September 30, 1995, Anacomp sold its Image Conversion Services Division ("ICS") for approximately $13.5 million which resulted in a net gain to the Company of approximately $6.2 million. The proceeds from this sale were used to reduce the principal balance on certain senior debt. The ICS Division performed source document microfilm services at several facilities around the country generating approximately $20.0 million of revenues per year.

     On  June  4,  1996,   the  Company   emerged  from  Chapter  11  Bankruptcy
proceedings. See Note 2 for further discussion.


NOTE 23 -- PRO FORMA UNAUDITED FINANCIAL INFORMATION RELATED TO THE
               CONSUMMATION OF THE PLAN OF REORGANIZATION

     The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1995 and the unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 have been prepared giving effect to the sale of the Image Conversion Services (ICS) Division and the consummation of the Plan of Reorganization, including the costs related thereto (collectively, the "Pro Forma Adjustments"), in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The Company will account for the restructuring using the principles of "fresh start" reporting as required by SOP 90-7. Pursuant to such principles, in general, the Company's assets and liabilities will be revalued. The reorganization value of the Company ("Reorganization Value") plus liabilities excluding debt is the value assigned to total assets. In accordance with SOP 90-7, specific identifiable assets and liabilities will be adjusted to fair market value. Any portion of the Reorganization Value plus liabilities, excluding debt not attributable to specific identifiable assets, will be reported as Reorganization Value in excess of identifiable assets and will be amortized over a three and a half year period. For purposes of the Pro Forma Unaudited Financial Information presented herein, the fair value of specific identifiable assets and liabilities other than debt is assumed to be the historical book value of those assets and liabilities. The Company is in the process of obtaining an appraisal of certain assets to assist in determining their value. The fair value of long-term debt is based on the negotiated fair values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The difference between the revalued assets and the revalued liabilities will be recorded as stockholders' equity with retained earnings restated to zero.

     The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1995 was prepared as if the Pro Forma Adjustments had occurred on September 30, 1995. The unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1995 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1994.

     Other than the Pro Forma Adjustments to exclude the operating results of the ICS Division, no changes in revenues and expenses have been made to reflect the results of any modification to operations that might have been made had the Plan of Reorganization been confirmed on the assumed effective dates of the confirmation of the Plan of Reorganization for presenting pro forma results. The Pro Forma Unaudited Consolidated Financial Information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.



                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1995
                         ANACOMP, INC. AND SUBSIDIARIES

                                                                              Pro Forma
(Unaudited) (Dollars in thousands)                       Historical           Adjustments                 Pro Forma
- ----------------------------------                       ----------           -----------                 ---------
ASSETS

Current assets:
  Cash......................................                 $19,415                 $13,500  (a)              $----
                                                                                     (12,700) (a)
                                                                                      (6,994) (b)
                                                                                      (3,000) (h)
                                                                                      (2,750) (i)
                                                                                      (7,500) (i)
                                                                                        (800) (i)
                                                                                      (1,250) (n)
                                                                                       2,079  (o)
  Receivables, net of reserves..............                  96,477                  (3,800) (a)             92,677
  Inventories...............................                  53,995                    (500) (a)             53,495
  Prepaid expenses and other................                   5,306                    ----                   5,306
                                                             -------                 -------                 -------
Total current assets                                         175,193                 (23,715)                151,478

Property and equipment (net)................                  44,983                  (2,000) (a)             42,983
Long term receivables.......................                  12,322                    ----                  12,322
Excess of purchase price over net assets of
   businesses acquired and other intangibles                 160,315                (160,315) (l)               ----
Other assets................................                  28,216                 (12,721) (c)             15,495
Reorganization value in excess of identifiable
   assets...................................                    ----                 275,018  (m)            275,018
                                                            --------                 -------                 -------
                                                            $421,029                 $76,267                $497,296
                                                            ========                 =======                ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Current portion of long-term debt........                $389,900               ($361,324) (d)         $   28,576
   Accounts payable.........................                  57,368                  (5,094) (b)             54,353
                                                                                       2,079  (o)
   Accrued compensation, benefits and
   withholdings.............................                  20,891                    ----                  20,891
   Accrued income taxes.....................                   9,365                    ----                   9,365
   Accrued interest.........................                  40,746                 (37,806) (d)              2,940
   Other accrued liabilities................                  60,587                   1,000  (a)             61,406
                                                                                      (1,900) (b)
                                                                                      (1,031) (f)
                                                                                       4,000  (h)
                                                                                      (1,250) (n)
                                                             -------                 --------               --------
Total current liabilities                                    578,857                (401,326)                177,531
                                                             -------                --------                 -------
Long-term debt, net of current..............                     ---                 234,456  (d)            234,456
Other noncurrent liabilities................                   5,841                    ----                   5,841
                                                               -----                 -------                 -------
Total noncurrent liabilities                                   5,841                 234,456                 240,297
                                                               -----                 -------                 -------

Redeemable preferred stock..................                  24,574                 (24,574) (f)               ----
                                                              ------                 -------                 -------
Stockholders' equity (deficit):
Common stock................................                     462                    (462) (g)                100
                                                                                         100  (e)
Capital in excess of par value..............                 182,725                  79,368  (e)             79,368
                                                                                      25,605  (f)
                                                                                         462  (g)
                                                                                    (324,824) (j)
                                                                                       1,329  (k)
                                                                                    (160,315) (l)
                                                                                     275,018  (m)
Cumulative translation adjustment...........                   1,329                  (1,329) (k)               ----
Retained earnings (deficit).................                (372,759)                  6,200  (a)               ----
                                                                                      (7,000) (h)
                                                                                     324,824  (j)
                                                                                      48,735  (i)
                                                   ------------------      ------------------      ------------------
Total Stockholders' equity (deficit)                        (188,243)                267,711                  79,468
                                                   -----------------       ------------------      ------------------
                                                            $421,029                 $76,267                $497,296
                                                   ==================      ==================      ==================

              See notes to the Pro Forma Consolidated Balance Sheet

                         ANACOMP, INC. AND SUBSIDIARIES

                  Notes to Pro Forma Consolidated Balance Sheet
                            as of September 30, 1995
           (unaudited, dollars in thousands, except per share amounts)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Balance Sheet.

(a) Reflects the sale of certain assets of the ICS division subsequent to the balance sheet date. Assets sold principally consisted of approximately $500 of inventory, $3,800 of accounts receivable and $2,000 of fixed assets for $13,500 cash. In addition, the Company incurred legal fees and wind-down costs of approximately $1,000, which is reflected in other accrued liabilities on the Pro Forma Consolidated Balance Sheet, resulting in a net gain of $6,200. The Pro Forma adjustment reflects a substantial portion of the proceeds ($12,700) used to pay down the Old Credit Facilities.

(b) Represents cash paid to SKC America ("SKC"), a supplier to the Company, on June 4, 1996, the effective date of the Plan of Reorganization ("Effective Date") related to certain amounts payable to SKC.

(c) For financial reporting purposes, old deferred financing costs of $12,721 applicable to the old debt securities is being written off to the extraordinary gain as discussed in (i).

(d) Represents changes in the current portion of long-term debt and related accrued interest as a result of the confirmation of the Plan. In accordance with SOP 90-7, the Company's liabilities will be recorded at their estimated fair values as of the Effective Date. The fair value of long-term debt is based on the negotiated face values adjusted to present values using discount rates ranging from 11-5/8% to 15%. The change in debt consists of the following:


                                                                       Current
                                                                      Portion of
                                                       Accrued        Long-Term         Long-Term
                                                       Interest          Debt              Debt          Total
                                                    --------------  ------------         ---------       -----

Historical                                                $40,746        $389,900        $    --          $430,646
                                                          -------        --------        --------         --------
Cancellation of Old Revolving Loan                                        (31,328)                         (31,328)
Cancellation of Old Multicurrency Cancellation
    of Revolving Loan                                                     (28,813)                         (28,813)
Cancellation of Old Term Loan                                             (13,039)                         (13,039)
Cancellation of Old Series B Senior Notes                                 (58,908)                         (58,908)
Cancellation of Old Senior Subordinated Notes                            (220,281)                        (220,281)
Cancellation of Old 9% Subordinated Debentures                            (10,479)                         (10,479)

Cancellation of Old 13.875% Subordinated
    Debentures                                                            (21,155)                         (21,155)
Installment Note and Other                                                 (5,897)          4,584           (1,313)
Accrued Interest                                          (37,806)                                         (37,806)
New Senior Secured Notes due 1999                                          28,576          83,614          112,190
New 13% Senior Subordinated Notes due 2002  (Face
    Value $160,000)                                                                       146,258          146,258
                                                          -------        --------         -------         --------
     Pro Forma adjustments                                (37,806)       (361,324)        234,456         (164,674)
                                                          --------       ---------        -------         ---------
     Pro Forma balance                                     $2,940         $28,576        $234,456         $265,972
                                                          =======        =========       ========         =========


     Market values of securities have been estimated solely for the purpose of the foregoing computations. The present values of the Company's Installment Note and Other are assumed to be equal to their respective face values. The estimated present value of the Company's other long-term debt obligations (which do not constitute or purport to reflect actual market values) were established by the Company. Based on the foregoing, an adjustment of $13,742 was made to reduce the face value of the New Senior Subordinated Notes to their estimated present value. The adjustment will be amortized into interest expense over the terms of the New Senior Subordinated Notes.

(e)  Reflects issuance of 10,000,000 shares of New Common Stock (par value $.01)
     at  an  estimated   market  price  of  $79,468   under  the  terms  of  the
     Restructuring.


                                                                          Capital in
                                                Common Stock         Excess of Par Value         Total
                                                ------------         -------------------         -----

          To Holders of old debt........               $100                  $79,368             $79,468


(f) Reflects the cancellation of Old Preferred Stock at historical carrying value.

          Historical carrying value......................        $24,574
          Accrued dividends..............................          1,031
                                                                   -----

          Capital in excess of par value adjustment......        $25,605
          -------------------------------------------------      =======

(g) Reflects the transfer from common stock to capital in excess of par value of $462, resulting from the cancellation of 46,187,625 shares of Old Common Stock.

(h) Reflects a $3 million cash payment and the recognition of a $4 million liability related to certain non-recurring fees and expenses incurred in connection with the Plan of Reorganization.

(i) The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

  Historical carrying value of old debt securities..............      $389,900
  Historical carrying value of related accrued interests........        37,806
  Write off of old deferred financing costs.....................       (12,721)
  Market value of consideration exchanged for the Old Debt:
      Plan Securities (Face Value $272,190).....................      (258,448)
      New Common Stock (New shares issued 10,000,000)...........       (79,468)
      Installment note and other................................        (4,584)
  Cash used to reduce debt:
      Proceeds from sale of ICS division........................       (12,700)
      Payment on new Senior Secured Notes on Effective Date.....        (7,500)
      Payment on installment note on Effective Date.............          (800)
  Senior Restructuring Premium..................................        (2,750)
                                                                        ------
                                                                        48,735
  Tax provision.................................................            --
                                                                       -------
  Extraordinary gain..............................................     $48,735
                                                                       =======
For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

(j) In accordance with SOP 90-7, this adjustment reflects the elimination of the accumulated deficit against capital in excess of par value.

(k) In accordance with SOP 90-7 this adjustment reflects the elimination of deferred translation against capital in excess of par value.

(l) Reflects the write-off of "Excess of Purchase Price Over Net Assets of Businesses Acquired and other intangibles" of $160,315. For fresh start reporting purposes, any portion of the Reorganization Value not attributable to specific identifiable assets will be reported as "Reorganization Value in excess of identifiable assets". See note (m).

(m) An estimated Reorganization Value of $350,000, which represents the value of the total assets of the Company less liabilities excluding debt, is being used to implement fresh start reporting. The Reorganization Value in excess of identifiable assets is calculated below.

Reorganization Value................................................  $350,000
Plus:  Current liabilities excluding debt (Pro Forma)...............   148,955
       Noncurrent liabilities excluding debt (Pro Forma)............     5,841
Less:  Current assets (Pro Forma)...................................  (151,478)
       Cash used to pay new Senior Secured Notes on Effective Date..    (7,500)
       Noncurrent tangible assets (Pro Forma).......................   (70,800)
                                                                       -------
Reorganization value in excess of identifiable assets...............  $275,018
                                                                      ========

     Total Stockholders' Equity, in accordance with SOP 90-7, does not purport to present the fair market value of the common stock of the Company. The Reorganization Value was estimated by the Company based on the range provided by the Company's financial advisor for its reorganization (the "Financial Advisor"). Based on the valuation analysis described below, the Financial Advisor estimated a range of Reorganization Value of between approximately $300,000 and $400,000. The Company used a Reorganization Value of $350,000.

     The valuation methodologies considered by the Financial Advisor are described below:

     Discounted Cash Flow - The Financial Advisor calculated the present value of the after tax unleveled cash flows of the Company using projections prepared by the Company for fiscal years 1996 through 1999. The Financial Advisor estimated the weighted average cost of capital based on the estimated cost of capital of a group of selected publicly traded companies. The Financial Advisor also estimated a terminal value based on the normalized fiscal 1999 after tax unleveled cash flow, the weighted average cost of capital and estimated rates of decline which was included in the present value calculation of the Company's net operating loss carryforward which was included in the estimated range of the reorganization value. The weighted average cost of capital used in the analysis ranged from 12% to 14.5%.

     Selected Publicly Traded Company Market Multiples - The Financial Advisor reviewed the market multiples of a group of selected publicly traded companies. The Financial Advisor reviewed valuation multiples of revenues, EBITDA, EBIT, net income and book value.

     Selected Acquisition Transaction Multiples - The Financial Advisor reviewed the acquisition multiples of a group of selected acquisition transactions. The Financial Advisor reviewed acquisition multiples of revenues, EBITDA, EBIT and net income.

     The Financial Advisor believes that the discounted cash flow analysis is the most appropriate methodology for valuing the Company. The Financial Advisor reviewed the selected publicly traded company market multiples and selected acquisition transaction multiples and believes they are less appropriate methodologies for valuing the Company due to the lack of directly comparable publicly traded companies or directly comparable acquisition transactions.

     The Company's estimate of its Reorganization Value is based upon a number of assumptions, including the assumptions upon which the projections are based. Many of these assumptions are beyond the Company's control, and there may be material variations between such assumptions and the actual facts. Moreover, such estimates should not be relied upon for, nor is it intended as an estimate of, the market price of the Company's securities at any time in the future. The market price of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities.

(n) Represents cash paid on June 4, 1996, the effective date of the Plan of Reorganization to settle certain disputed claims.


(o)  Represents reclassification of negative cash balance to accounts payable.

                         ANACOMP, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                                                                  Year Ended September 30, 1995 (unaudited)
                                                                  -----------------------------------------
                                                              (Dollars in thousands, except per share amounts)
                                                                            Pro Forma
                                                          Historical       Adjustments              Pro Forma
                                                          ----------       -----------              ---------
Revenues:
     Services provided.............................        $219,881           ($20,357) (a)          $199,524
     Equipment and supplies........................         371,308             (1,164) (a)           370,144
                                                            -------             ------                -------
         Total revenues............................         591,189            (21,521)               569,668
                                                            -------            -------                -------
Operating costs and expenses:
     Costs of services provided....................         161,211            (17,585) (a)           143,626
     Costs of equipment sold.......................         279,456               (737) (a)           278,719
     Selling, general and administrative...........         109,127             (1,691) (a)           173,747
                                                                                66,311  (f)
   Special and restructuring charges...............         169,584                 --                169,584
                                                            -------             ------                -------
                                                            719,378             46,298                765,676
                                                            -------             ------                -------
Loss before interest, other income, and income taxes       (128,189)           (67,819)              (196,008)
                                                            -------            -------                -------

Interest income....................................           2,000                 --                  2,000
Interest expense and fee amortization..............         (70,938)            27,047  (b)           (43,891)
Other expenses.....................................          (6,199)             5,987  (c)              (212)
                                                            -------             ------                -------
                                                            (75,137)            33,034                (42,103)
                                                            -------             ------                -------
Loss before income taxes...........................        (203,326)           (34,785)              (238,111)
Provision for income taxes.........................          35,000                 --                 35,000
                                                            -------             ------                -------

Net loss                                                   (238,326)           (34,785)              (273,111)

Preferred stock dividends and discount accretion...           2,158             (2,158) (e)                --
                                                              -----             ------                -------

Net loss available to common Stockholders per share       ($240,484)          ($32,627)             ($273,111)
                                                          =========           ========              =========

Net loss available to common Stockholders per share                                                   ($27.31)
                                                                                                      =======

Weighted average common shares outstanding.........
                                                                                                   10,000,000 (d)

                                                                                                   ==========


         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                      For the year ended September 30, 1995
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

     (a) The Company sold its ICS division subsequent to September 30, 1995 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses during the year ended September 30, 1995.

     (b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

 Interest expense on new debt:
      11 5/8%  Senior Secured Notes (Face Value $112,190).............  $13,042
      13% Senior Subordinated Notes (Face Value $160,000).............   20,800
      Interest on other debt and trade credit arrangements............    7,759
      Interest accretion on new debt discount.........................    2,290
                                                                          -----
            Subtotal..................................................   43,891

      Reversal of actual expense during the twelve month period
            ended September 30, 1995..................................  (70,938)
                            --- -----                                   -------
      Pro forma adjustment............................................  $27,047
                                                                        =======

          In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.

     (c) Represents $5,987 of costs incurred during fiscal 1995 related to the Financial Restructuring costs which is being excluded from the pro forma results for the year ended September 30, 1995.

     (d) Pro forma loss per common share is computed based upon 10,000,000 average shares of New Common Stock assumed to be outstanding during the year ended September 30, 1995 as if the effective date under the Plan of Reorganization had occurred on October 1, 1994.

     (e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

     (f) In accordance with SOP 90-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and a half year period.


                                                                                Amortization            Annual
                                                              Amount               Period            Amortization
                                                              ------               ------            ------------

    New Intangible Assets............................           $275,018          3.5 Years                $78,577
    Historical Intangible Assets
    Amortization.....................................                                                       12,266
                                                                                                            ------
                                                                                                           $66,311
                                                                                                           =======

Reorganization fees directly attributable to the Restructuring totaling $7,000 have been excluded from pro forma operating results for the year ended September 30, 1995.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-07. The extraordinary gain, net of taxes, resulting in the Restructuring has been estimated as follows:

Historical carrying value of Old Securities.....................      $389,900
Historical carrying value of related accrued interests..........        37,806
Write off of old deferred financing costs.......................       (12,721)
Market value of securities exchanged for the old debt:
       Plan Securities (Face Value $272,190)....................      (258,448)
       New Common Stock (10,000,000 shares).....................       (79,468)
Installment note and other......................................        (4,584)
Cash used to reduce debt
       Proceeds for the sale of ICS division....................       (12,700)
       Payment on New Senior Secured Notes on Effective Date            (7,500)
       Payment on Installment Note on Effective Date                      (800)
Senior Restructuring Premium....................................        (2,750)
                                                                        48,735
                                                                        ------

Tax provision...................................................         --
Extraordinary gain..............................................       $48,735
                                                                       =======

     The Company believes that it will not recognize any gain for tax purposes due to any cancellation of indebtedness resulting from the Restructuring. The gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

     Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of, the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

                         ANACOMP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)


                                                                                      March 31,       September 30,
                                                                                         1996             1995
                                                                                         ----             ----
                                                                                     (Dollars in thousands, except
                                                                                          per share amounts)
                                     ASSETS
Current assets:
   Cash and cash equivalents                                                             $49,259           $19,415
   Accounts and notes receivable, less allowances for doubtful accounts
     of $6,968 and $7,367, respectively                                                   72,894            90,091
   Current portion of long-term receivables                                                5,680             6,386
   Inventories                                                                            42,535            53,995
   Prepaid expenses and other                                                              6,412             5,306
                                                                                           -----             -----
Total current assets                                                                     176,780           175,193
                                                                                         -------           -------
Property and equipment, at cost less accumulated depreciation
   and amortization                                                                       36,663            44,983
Long-term receivables, net of current portion                                              9,133            12,322
Excess of purchase price over net assets of businesses acquired
   and other tangibles, net                                                              155,473           160,315
   Other assets                                                                           13,942            28,216
                                                                                          ------            ------
                                                                                        $391,991          $421,029
                                                                                        ========          ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES NOT SUBJECT TO COMPROMISE:
Current liabilities:
   Current portion of long-term debt                                                    $122,619          $389,900
   Accounts payable                                                                       52,894            57,368
   Accrued compensation, benefits and withholdings                                        14,369            20,891
   Accrued income taxes                                                                   11,334             9,365
   Accrued interest                                                                        4,888            40,746
   Other accrued liabilities                                                              48,587            60,587
                                                                                          ------            ------
Total current liabilities                                                                254,691           578,857
                                                                                         -------           -------
Long-term debt, net of current portion                                                        --                --
Other noncurrent liabilities                                                               5,548             5,841
                                                                                           -----             -----
Total noncurrent liabilities                                                               5,548             5,841
                                                                                           -----             -----
LIABILITIES SUBJECT TO COMPROMISE (See Note 4):
   Current Portion of long-term debt                                                     258,611                --
   Accrued Interest                                                                       46,838                --
                                                                                          ------             -----
                                                                                         305,449                --
                                                                                         -------             -----
Redeemable  preferred  stock including  accrued  dividends as of March 31, 1996,
$.01 par value, 500,000 issued, 402,325 and 500,000 outstanding, respectively
(aggregate preference value of $20,116 and 25,000 respectively)                           21,340            24,574
                                                                                          ------            ------
Stockholders' equity (deficit):
   Common stock, $.01 par value; authorized 100,000,000 shares;
     48,013,246 and 46,187,625 issued, respectively                                          480               462
   Capital in excess of par value of common stock                                        187,512           182,725
   Cumulative translation adjustment                                                         (52)            1,329
   Accumulated deficit                                                                  (382,977)         (372,759)
                                                                                        --------          --------
Total stockholders' equity                                                              (195,037)         (188,243)
                                                                                        --------          --------
                                                                                        $391,991          $421,029
                                                                                        ========          ========

            See Notes to Condensed Consolidated Financial Statements

                         ANACOMP, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)


                                                                   Three Months Ended          Six Months Ended
                                                                        March 31                   March 31,
                                                                        --------                   ---------
                                                                1996            1995           1996           1995
                                                                ----            ----           ----           ----
                                                                  (Dollars in thousands, except per share amounts)
                                                                    (See Notes 4 & 5)           (See Notes 4 & 5)
Revenues:
   Services provided                                                $48,262          $55,956        $99,190       $110,836
   Equipment and supply sales                                        77,649           95,533        156,986        192,465
                                                                     ------           ------        -------        -------
                                                                    125,911          151,489        256,176        303,301
                                                                    -------          -------        -------        -------
Operating costs and expenses:
   Costs of services provided                                        26,687           30,971         54,525         60,752
   Costs of equipment and supplies sold                              58,813           69,952        120,574        142,810
   Selling, general and administrative expenses                      23,148           37,562         47,595         68,842
                                                                     ------           ------         ------         ------
                                                                    108,648          138,485        222,694        272,404
                                                                    -------          -------        -------        -------
Income before interest,  other income,  reorganization items and
income taxes                                                         17,263           13,004         33,482         30,897
                                                                     ------           ------         ------         ------
Interest expense and fee amortization  (contractual interest for three  and six  months  ending  March 31,  1996 is  $14,732  and
$29,804, respectively)                                               (5,499)         (16,051)       (23,785)       (34,000)
Interest income                                                         431              608            932          1,083
Cost of withdrawn refinancing                                            --           (3,000)            --         (3,000)
Other income (expense) (See Note 7)                                      24           (1,125)         6,644           (963)
                                                                     ------          -------        -------        -------
                                                                     (5,044)         (19,568)       (16,209)       (36,880)
                                                                     ------          -------        -------        -------
Income (loss) before reorganization items and income taxes           12,219           (6,564)        17,273         (5,983)

Reorganization Items:
   Write-off of deferred debt issue costs and discounts             (17,551)            --          (17,551)          --
   Financial restructuring costs                                     (3,135)            --           (5,936)          --
   Interest earned on accumulated cash resulting from Chapter
   11 proceedings                                                       236             --              236           --
                                                                     ------            -----          -----         ------
                                                                    (20,450)            --          (23,251)          --

Loss before income taxes                                             (8,231)          (6,564)        (5,978)        (5,983)
Provision for income taxes (See Note 8)                               2,500            1,100          3,700          1,400
                                                                      -----            -----          -----          -----

Net Loss                                                            (10,731)          (7,664)        (9,678)        (7,383)

Preferred stock dividends and discount accretion                        --               539            540          1,079
- ------------------------------------------------                    -------          -------       --------        -------
Net loss available to common stockholders                           (10,731)         $(8,203)      $(10,218)       $(8,462)
                                                                    =======          =======       ========        =======

Net loss per common and common equivalent share                      $ (.23)           $(.18)         $(.22)         ($.18)
                                                                    =======          =======       ========        =======


            See Notes to Condensed Consolidated Financial Statements

                         ANACOMP, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)


                                                                                             Six Months Ended
                                                                                                 March 31,
                                                                                                 ---------
                                                                                            1996         1995
                                                                                            ----         ----
                                                                                          (Dollars in thousands)

Cash flows from operating activities:
   Net loss                                                                                $(9,678)     $(7,383)
   Adjustments to reconcile net income to net cash used in operating activities:
   Cumulative effect of a change in accounting for income taxes
   Depreciation and amortization                                                            14,564       21,397
   Loss on disposition of assets                                                                53          865
   Change in assets and liabilities, net of acquisitions:
     Decrease (increase) in accounts and long-term receivables                              16,652        2,778
     Increase in inventories and prepaid expenses                                            9,501       (9,352)
     Increase in other assets                                                                1,914       (7,864)
     Decrease in accounts payable and accrued expenses                                     (17,301)       3,335
     Decrease in other noncurrent liabilities                                                  113       (1,868)
                                                                                           -------      -------
         Net cash used in operating activities                                               9,616        1,908
Operating cash flow from reorganization items (see notes 4 & 5):
   Loss with write-off of debt issue costs and debt discounts                               17,551          --
   Financial restructuring costs                                                             5,936          --
   Interest earned on accumulated cash resulting from Chapter 11 procedures                   (236)         --
                                                                                          --------      -------
            Net cash provided by operating activities                                       32,867        1,908
                                                                                          --------      -------

Cash flows from investing activities:
   Proceeds from sale of assets                                                             13,554       14,520
   Purchases of property, plant and equipment                                               (2,357)      (7,631)
   Payments to acquire companies and customer rights                                         --          (1,285)
                                                                                          --------     --------
         Net cash provided by investing activities                                          11,017        5,604
                                                                                          --------     --------
Cash flows from financing activities:
   Proceeds from issuance of common stock                                                    --             519
   Proceeds from revolving line of credit and long-term borrowings                           1,329       20,000
   Principal payments on long-term debt                                                    (14,991)     (40,777)
   Preferred dividends paid                                                                  --          (1,031)
                                                                                          --------     --------
         Net cash provided by (used in) financing activities                               (13,662)     (21,289)
                                                                                          --------     --------
Effect of exchange rate changes on cash                                                       (378)         138
                                                                                          --------     --------
Increase (decrease) in cash and cash equivalents                                            29,844      (13,639)
Cash and cash equivalents at beginning of period                                            19,415       19,871
                                                                                          ---------    --------
Cash and cash equivalents at end of period                                                 $49,259       $6,232
                                                                                          =========    ========
Supplemental disclosures of cash flow information
Cash paid during the period for:
   Interest                                                                                 $8,175      $27,961
   Income taxes                                                                             $1,297       $2,361



            See Notes to Condensed Consolidated Financial Statements

                         ANACOMP, INC., AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
                          EQUITY (DEFICIT) (Unaudited)


                                                                 Six Months Ended March 31, 1996
                                                                 -------------------------------
                                                                 Capital in
                                                                 Excess of
                                                                 Par Value   Cumulative    Retained
                                                       Common    of Common   Translation   Earnings
                                                        Stock       Stock     Adjustment   (Deficit)     Total
                                                        -----       -----     ----------   ---------     -----
                                                                        (Dollars in thousands)
   BALANCE AT SEPTEMBER 30, 1995                         $462       $182,725     $1,329    $(372,759)  $(188,243)
   Exercise of stock options                                7          4,798         --           --       4,805
   Preferred stock dividends                               --             --         --         (516)       (516)
   Accretion of redeemable preferred stock discount        --             --         --          (24)        (24)
   Translation adjustment for period                       --             --     (1,381)          --      (1,381)
   Graham Stock Issuances                                  11            (11)        --           --          --
   Net income for the period (Note 3)                      --             --         --       (9,678)     (9,678)
                                   -                     ----       --------       ----       ------      ------
   BALANCE AT MARCH 31, 1996                             $480       $187,512       $(52)   $(382,977)  $(195,037)
                    === ====                             ====       ========       ====    =========   =========

                                                                    Six Months Ended March 31, 1995
                                                                    -------------------------------
                                                                   Capital in
                                                                   Excess of
                                                                   Par Value    Cumulative   Retained
                                                       Common     of Common   Translation   Earnings
                                                       Stock        Stock      Adjustment   (Deficit)    Total
                                                       -----        -----      ----------   ---------    -----
                                                                        (Dollars in thousands)
   BALANCE AT SEPTEMBER 30, 1994                         $457       $181,843        $(269)  $(132,275)   $49,756
   Exercise of stock options                                1             50           --          --         51
   Shares issued for purchases under the                    2            466           --          --        468
      Employee Stock Purchase Plan
   Preferred stock dividends                               --             --           --      (1,031)    (1,031)
   Accretion of redeemable preferred stock discount        --             --           --         (48)       (48)
   Translation adjustment for period                       --             --        1,421          --      1,421
   Graham stock issuances                                   1            143           --          --        144
                                                         ----       --------        -----    ---------   -------
   Net income for the period (Note 3)                      --             --           --      (7,383)    (7,383)
                                                         ----       --------        -----   ---------    -------
   BALANCE AT MARCH 31, 1995                             $461       $182,502       $1,152   $(140,737)   $43,378
                                                         ====       ========       ======   =========    =======

            See Notes to Condensed Consolidated Financial Statements

                         ANACOMP, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 -- GENERAL

     The condensed consolidated financial statements included herein have been prepared by Anacomp, Inc. ("Anacomp" or the "Company") and its wholly-owned subsidiaries without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated financial statements included herein should be read in conjunction with the Financial Statements for fiscal 1995 and the notes thereto.

     In the opinion of management, the accompanying interim financial statements contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the consolidated financial condition, results of operations, and changes in financial position and stockholders' equity of Anacomp and its subsidiaries for interim periods. Certain amounts in the prior interim consolidated financial statements have been reclassified to conform to the current period presentation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The consolidated financial statements include the accounts of Anacomp, Inc. and its wholly-owned subsidiaries. Material intercompany transactions have been eliminated.

Foreign Currency Translation

     Substantially all assets and liabilities of Anacomp's international operations are translated at the period-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the period. Translation adjustments are accumulated in a separate section of stockholders' equity. Foreign currency transaction gains and losses are included in net income.

Segment Reporting

     Anacomp  operates  in  a  single  business  segment--providing   equipment,
supplies and services for information management, including storage, processing and retrieval.

Significant Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Other intangibles, net of accumulated amortization, of $19.5 million represent the purchase of the rights to provide microfilm or maintenance services to certain customers and are being amortized on a straight-line basis over 10 years. These unamortized costs are evaluated for impairment each period by determining their net realizable value.

Research and Development

     The costs associated with research and development programs are expensed as incurred.

     Deferred software costs are the capitalized costs of software products to be sold with COM systems in future periods. The unamortized costs are evaluated for impairment each period by determining their net realizable value. Such costs are amortized over the greater of the estimated units of sale or under the straight-line method not to exceed five years. Unamortized deferred software costs remaining as of March 31, 1996 total $5.4 million and are included in "Other Assets" on the accompanying Condensed Consolidated Balance Sheets.

Income Taxes

     Beginning in 1995, Anacomp's practice is to repatriate the income of its foreign subsidiaries as it is earned. Accordingly, deferred tax is recorded on foreign income as it is earned.

Consolidated Statements of Cash Flows

     Anacomp considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. These temporary investments, primarily repurchase agreements and other overnight investments, are recorded at cost, which approximates market.

Revenue Recognition

     Revenues from sales of products and services or from lease of equipment under sales-type leases are recorded based on shipment of products or performance of services. Under sales-type leases, the present value of all payments due under the lease contracts is recorded as revenue, cost of sales is charged with the book value of the equipment plus installation costs, and future interest income is deferred and recognized over the lease term. Revenue from maintenance contracts is recognized in earnings on a pro rata basis over the period of the agreements.

Inventories

     Inventories are stated at the lower of cost or market, cost being determined by methods approximating the first-in, first-out basis.

     The cost of the inventories is distributed as follows:

                                                March 31, 1996    September 30,
                                                      1996           1995
                                                      ----           ----
                                                   (Dollars in thousands)
   Finished goods                                      $30,207           $38,702
   Work in progress                                      3,487             4,955
   Raw materials and supplies                            8,841            10,338
                                                         -----            ------
                                                       $42,535           $53,995
                                                   =============      ==========
Debt Issuance Costs

     The Company has historically capitalized all costs related to its issuance of debt and amortized those costs using the effective interest method over the life of the related debt instruments. During the three months ended March 31, 1996, the Company wrote-off $11.1 million of debt issue costs. (See notes 4 &
5). Remaining debt issue costs related to senior debt of $671,000 at March 31, 1996 are included in "Other Assets" in the accompanying Condensed Consolidated Balance Sheets.

Property and Equipment

     Property and equipment are carried at cost. Depreciation and amortization of property and equipment are generally provided under the straight-line method for financial reporting purposes over the shorter of the estimated useful lives or the lease terms. Tooling costs are amortized over the total estimated units of production, not to exceed three years.

Goodwill

     Excess of purchase price over net assets of businesses acquired ("goodwill") is amortized on the straight-line method over the estimated periods of future demand for the product acquired. Goodwill related to magnetics' products, net of accumulated amortization, of $5.2 million is being amortized over 15 years. Goodwill, net of accumulated amortization of $130.8 million is related to the micrographics business which includes supplies, COM systems, micrographics services and maintenance services and is primarily being amortized over 40 years. When factors indicate that goodwill should be evaluated for impairment, Anacomp historically has evaluated goodwill based on comparing the unamortized balance of goodwill to undiscounted operating income over the remaining goodwill amortization period. Effective June 30, 1995, Anacomp elected to modify its method of measuring goodwill impairment to a fair value approach. If it is determined that impairment has occurred, the excess of the unamortized goodwill over the fair value of the goodwill applicable to the business unit will be charged to operations. For purposes of determining fair value, the Company values the goodwill using a multiple of cash flow from operations based on consultation with its investment advisors. Anacomp has concluded that fair value is a better measurement of the value of goodwill considering the Company's highly leveraged financial position.

NOTE 3 -- RECENT DEVELOPMENTS


     For the year ended September 30, 1995, the Company reported a $238.3 million net loss. The Company is highly leveraged and certain developments had a material adverse effect on the Company's short term liquidity. Although revenues for the Company's core micrographic businesses had been declining over the last several fiscal years due to many factors, including the adverse effect of digital technologies, the Company believed that these declines would stabilize. However, based on weaker than anticipated results, including disappointing sales performance for the Company's new products the Company did not have sufficient cash to make certain principal and interest payments on its existing debt obligations. As a result, on January 5, 1996, the Company filed a prenegotiated Debtors' Joint Plan of Reorganization ("Plan") with the U.S. Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

     On May 20, 1996, the U.S. Bankruptcy Court confirmed the Company's Third Amended and Joint Plan of Reorganization (the "Plan of Reorganization"), and on June 4, 1996, the Company emerged from bankruptcy. Pursuant to the Plan of Reorganization, on such date certain indebtedness of the Company was canceled in exchange for cash, new indebtedness, and/or new equity interests, certain indebtedness was reinstated, certain other prepetition claims were discharged, certain claims were settled, executory contracts and unexpired leases were assumed or rejected, and the members of a new Board of Directors of the Company were designated. The Company simultaneously distributed to creditors approximately $22,000,000 in cash, $112,190,000 principal amount of its 11 5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes") and $160,000,000 principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes"), all of which are currently outstanding, equity securities consisting of 10,000,000 shares of common stock and 362,694 warrants, each of which is convertible into one share of common stock during the five year period ending June 3, 2001 at an exercise price of $12.23 per share.

     As noted above, upon emerging from bankruptcy, the Company's Revolving Loan, Multi-Currency Revolving Loan, Terms Loans, Series B Senior Notes, 15% Senior Subordinated Notes, 13.875% Convertible Subordinated Debentures and 9% Convertible Subordinated Debentures were canceled. In addition, the Company's 8.25% Cumulative Convertible Redeemable Exchangeable Preferred Stock and the Warrants and Stock Options were canceled. In connection therewith, the Company issued new debt and equity securities as mentioned above and described in more detail below:

Senior Secured Notes

     On June 4, 1996, the Company issued $112,190,000 aggregate principal amount of 11 5/8% Senior Secured Notes due September 30, 1999. Interest is payable on March 31 and September 30 each year, beginning on September 30, 1996. The Company is required to redeem a portion of the notes at par on each interest payment date according to the following schedule:

         September 30, 1996                 $14,288,000
         March 31, 1997                     $14,286,000
         September 30, 1997                 $16,163,000
         March 31, 1998                     $16,161,000
         September 30, 1998                 $17,100,000
         March 31, 1999                     $17,100,000
         September 30, 1999                 $17,092,000

     The notes are redeemable at the option of the Company, in whole or in part, at any time, at 100% of the principal amount thereof, plus accrued and unpaid interest. The Company is required in certain circumstances to make offers to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain sales or other distributions of assets by the Company or certain of its subsidiaries. Also, upon a change of control, the Company is required to make an offer to purchase the Senior Secured Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Secured Notes are senior secured obligations of the Company and will rank pari passu with all other existing and future senior obligations of the Company, and senior to all existing and future subordinated or junior indebtedness of the Company. The collateral securing the Senior Secured Notes consists of substantially all of the assets of the Company and all future acquired assets of the Company to the extent such assets are acquired by the Company without secured financing.

     The indenture related to the Senior Secured Notes contains covenants limiting among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments by the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) liens on the collateral securing the Senior Secured Notes, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions. The indenture also contains a covenant requiring the Company to maintain a minimum interest coverage ratio.

Senior Subordinated Notes

     On June 4, 1996, the Company issued $160,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2002. Interest is payable on June 30 and December 31 each year, beginning on December 31, 1996. For the interest payable on December 31, 1996 and June 30, 1997, the Company will provide Payment-In-Kind ("PIK") notes in satisfaction of its interest obligation rather than a cash settlement. The PIK notes will have a principal amount corresponding to the amount of interest due on the notes on the related interest payment date.

     The Company is required to redeem prior to June 30, 2001 the principal amount of the Senior Subordinated Notes equal to the aggregate principal amount of PIK notes issued prior to such date, plus any accrued and unpaid interest on the PIK notes, at a redemption price equal to the price that would be then applicable in the case of an optional redemption. The remaining Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time, at various redemption prices ranging from 103% to 101.5% of the principal amount thereof through December 31, 2001. Thereafter, the Senior Subordinated Notes may be redeemed at the aggregate principal amount thereof. Also, upon a change in control, the Company is required to make an offer to purchase the Senior Subordinated Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and rank pari passu with all other existing and future subordinated obligations of the Company. The payment of principal and interest is subordinated and subject to the prior payment in full of the Company's senior indebtedness.

     The indenture related to the Senior Subordinated Notes contains covenants limiting, among other things, (i) the incurrence of additional indebtedness by the Company and certain of its subsidiaries, (ii) the payment of dividends on, and the redemption of, capital stock of the Company and certain of its subsidiaries, (iii) the redemption of certain subordinated obligations of the Company and certain of its subsidiaries and the making of certain investments of the Company and certain of its subsidiaries, (iv) the sale by the Company and certain of its subsidiaries of assets and certain subsidiary stock, (v) transactions between the Company and its affiliates, (vi) sale/leaseback transactions by the Company and certain of its subsidiaries, (vii) consolidations and mergers and transfers of all or substantially all of the Company's and certain of its subsidiaries' assets and (viii) capital expenditures. All of the limitations and prohibitions are subject to a number of qualifications and exceptions. The indenture also contains a covenant requiring the Company to maintain a minimum interest coverage ratio.

New Common Stock and Warrants

     On June 4, 1996, the Company issued 10,000,000 shares of new Common Stock to certain creditors. In addition, the Company also issued 362,964 warrants to certain creditors and previous common and preferred stockholders. Each warrant is convertible into one share of new common stock at an exercise price of $12.23 per share. The warrants expire on June 3, 2001. In addition, the Plan of Reorganization approved for future issuance of up to 810,811 shares of additional new Common Stock to the management of the Company.

Pro Forma Unaudited Financial Information

     See Note 10 for the Pro Forma Unaudited Financial Information related to the consummation of the Plan of Reorganization.

NOTE 4 -- ACCOUNTING AND REPORTING REQUIREMENTS DURING BANKRUPTCY

     Under Chapter 11 of the Bankruptcy Code, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the U.S. bankruptcy laws are stayed while the Debtor continues business operations as Debtor-in-possession. Under AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7") the Company is required to adjust liabilities subject to compromise to the amount of the claim allowed by the court. In the case of Anacomp, only its subordinated debt was adjusted and along with the related accrued interest reflected as liabilities subject to compromise. This resulted in a write-off of certain deferred debt issuance costs and debt discounts of approximately $17.6 million on the date of the bankruptcy filing. These adjustments are reflected in the Company's results for the three months ended March 31, 1996. Senior debt was not included in liabilities subject to compromise as it is fully secured and not expected to be adjusted in bankruptcy. Accounts payable was not adjusted as the Company's reorganization plan calls for trade creditors to be paid in full and because the Bankruptcy Court has allowed the Company to pay its trade creditors during the proceedings.

     In addition, SOP 90-7 requires the Company to report interest expense during the bankruptcy proceedings only to the extent that it will be paid during the proceeding or that it is probable to be an allowed priority, secured, or unsecured claim. Accordingly, the Company recorded interest expense only for its senior debt subsequent to the bankruptcy filing. Interest expense and fee amortization for the three and six months ended March 31, 1996 was $5.5 million and $23.8 million compared to $16.1 million and $34.0 million in the same periods for the prior year. The difference between the reported interest expense and the contractual interest expense for the three and six months ended March 31, 1996 is disclosed in the accompanying Condensed Consolidated Statements of Operations. The contractual interest disclosure is not comparable to interest expense in the prior period as the disclosure does not include amounts for fee and discount amortization.

NOTE 5 -- REORGANIZATION ITEMS

     In accordance with SOP 90-7, the Condensed Consolidated Statements of Operations should portray the results of operations of the Company while it is in Chapter 11. Expenses resulting from the restructuring are reported separately as reorganization items. In the accompanying Condensed Consolidated Statements of Operations for the three and six months ending March 31, 1996, the Company wrote-off $17.6 million of deferred debt issues costs and debt discounts. Anacomp incurred financial restructuring costs of $3.1 million and $5.9 million for the three and six months ending March 31, 1996. The Company also earned interest income of $236,000 on accumulated cash resulting from Chapter 11 proceedings.

NOTE 6 -- CONDENSED COMBINED FINANCIAL STATEMENTS

     In accordance with SOP 90-7, Consolidated Financial Statements that include one or more entities in reorganization proceedings and one or more entities not in reorganization proceedings should include condensed combined financial statements of the entities in reorganization proceedings. Accordingly, the condensed combined financial statements as of March 31, 1996 of Anacomp, Inc. and certain of its subsidiaries including Kalvar Microfilm, Inc., Anacomp International N.V., Florida AAC Corporation, and Xidex Development Company are presented below.

CONDENSED COMBINED BALANCE SHEET (Unaudited)

                                                           March 31, 1996
                                                   -----------------------------
                                                   (Dollars in thousands, except
                                                           per share amounts)

ASSETS
Current assets:
    Cash and cash equivalents                                  $ 44,641
    Accounts and notes receivable                                47,819
    Current portion of long-term receivables                      1,971
    Inventories                                                  31,858
    Prepaid expenses and other                                    4,955
                                                                  -----
Total current assets                                            131,244
                                                                -------
Property and equipment                                           26,940
Long-term receivables, net of current portion                     5,137
Excess of purchase price over net assets of businesses
    acquired and other intangibles, net                         152,041
Other assets                                                     53,578
                                                                 ------
                                                               $368,940
                                                               ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE:
Current liabilities:
    Current portion of long-term debt                          $116,266
    Accounts payable                                             49,581
    Other accrued liabilities                                    65,175
                                                                 ------
Total current liabilities                                       231,022
                                                                -------

Long-term debt, net of current portion                              --
Other noncurrent liabilities                                      3,144
                                                                  -----
Total noncurrent  liabilities                                     3,144
                                                                  -----

LIABILITIES SUBJECT TO COMPROMISE:
Current portion of long-term debt                               258,611
Accrued Interest                                                 46,838
                                                                 ------
                                                                305,449

Redeemable preferred stock including accrued dividends           21,340
                                                                 ------

Stockholders' equity (deficit):
    Common stock                                                    480
    Capital in excess of par value                              187,512
    Cumulative translation adjustment                                --
    Accumulated deficit                                        (380,007)
                                                               --------
    Total stockholders' equity (deficit)                       (192,015)
                                                               --------
                                                               $368,940
                                                               ========

CONDENSED COMBINED STATEMENTS OF OPERATIONS (Unaudited)


                                                                  Three months ended           Six months ended
                                                                    March 31, 1996              March 31, 1996
                                                                 --------------------        -----------------
                                                                 (Dollars in thousands, except per share amounts)

Revenues                                                                  $89,288                    $185,598
Operating costs and expenses                                               76,137                     159,613
                                                                           ------                     -------
Income before interest, other income, reorganization
     items and income taxes                                                13,151                      25,985
Interest and other income (expense), net                                   (5,066)                    (16,320)
                                                                           ------                     -------
Income before reorganization items and income taxes                         8,085                       9,665
Reorganization Items                                                      (20,450)                    (23,251)
                                                                          -------                     -------
Loss before income taxes                                                  (12,365)                    (13,586)
Provision for income taxes                                                     --                          --
Net loss                                                                  (12,365)                    (13,586)
Preferred stock dividends and discount accretion                               --                         540
                                                                          -------                     -------
Net loss available to common stockholders                                $(12,365)                   $(14,126)
                                                                         ========                    ========
Net loss per common and common equivalent share                             $(.26)                      $(.30)
                                                                         ========                    ========

CONDENSED COMBINED STATEMENT OF CASH FLOWS (Unaudited)

                                                                                                Six Months ended
                                                                                                 March 31, 1996
                                                                                             (Dollars in thousands)
                                                                                            -------------------------

Cash flows from operating activities:
     Net loss                                                                                      $(13,586)
     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization                                                               12,569
         Gain on disposition of other assets                                                           (398)
         Gain on sale of ICS Division                                                                (6,202)
         Change in assets and liabilities, net                                                       22,439
                                                                                                     ------
              Net cash provided by operating activities before reorganization items                  14,822

         Operating cash flow from reorganization items                                               23,251
                                                                                                     ------
              Net cash provided by operating activities                                              38,073
                                                                                                     ------

Cash flows from investing activities:
     Proceeds from sale of ICS Division                                                              13,554
     Purchases of property, plant and equipment                                                      (2,350)
                                                                                                     ------
         Net cash provided by investing activities                                                   11,204
                                                                                                    -------

Cash flows from financing activities:
     Principal payments on long-term debt                                                           (12,495)
                                                                                                    -------
         Net cash used in financing activities                                                      (12,495)
                                                                                                    -------

Increase in cash and cash equivalents                                                                36,782
Cash and cash equivalents at beginning of period                                                      7,859
                                                                                                      -----
  Cash and cash equivalents at end of period                                                        $44,641
                                                                                                    =======

Supplemental disclosures of cash flow information:

Cash paid (refunded) during the period for:
     Interest                                                                                        $7,732
     Income taxes                                                                                    $ (183)



CONDENSED COMBINED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (Unaudited)


                                                                  Six Months Ended March 31, 1996
                                                                  -------------------------------

                                                                    Capital in        Retained
                                                    Common          excess of         Earnings
                                                    Stock           Par Value         (Deficit)          Total
                                                    -----           ---------         ---------          -----
                                                                      (Dollars in thousands)

BALANCE AT SEPTEMBER 30, 1995                       $   462          $182,725       $(365,881)        $(182,694)
Preferred stock conversion                                7             4,798               --            4,805
Preferred stock dividends                               ---               ---            (516)             (516)
Accretion of redeemable preferred stock
     discount                                           ---               ---             (24)              (24)
NBS stock issuance                                       11               (11)            ---              ----
Net loss for the period                                                               (13,586)
                                                        ---               ---                           (13,586)
                                                    -------          --------       ---------          ---------
BALANCE AT MARCH 31, 1996                         $     480          $187,512       $(380,007)         $192,015
                 === ====                         =========          ========       =========          ========

NOTE 7 -- SALE OF ICS DIVISION

     Effective November 1, 1995 Anacomp sold its Image Conversion Services Division ("ICS") for approximately $13.5 million which resulted in a net gain to the Company of $6.2 million. The proceeds from this sale were used to reduce the principal balance on certain senior debt. The ICS Division performed source document microfilm services at several facilities around the country generating approximately $20.0 million of revenues per year.

NOTE 8 -- INCOME TAXES

     Income tax expense is reported for the six months ended March 31, 1996, based on the actual effective tax for the interim period as the Company believes this rate is the best estimate of the effective tax rate for the year ended September 30, 1996. Also for the six months ended March 31, 1996, the U.S. Federal tax benefit of the domestic loss was offset by a corresponding increase to the valuation allowance. Accordingly, the income tax provision for 1996 relates entirely to foreign taxes.

     At March  31,  1996,  the  Company  had U.S.  Federal  net  operating  loss carryforwards ("NOLS") of approximately $222.0 million available to offset future taxable income. These NOLS will be used to offset approximately $67.0 million of income from cancellation of indebtedness in connection with the Company's Chapter 11 bankruptcy reorganization. In the future, usage of these NOLS will be limited to approximately $4.0 million annually. However, the Company may authorize the use of other tax planning techniques to utilize a portion of the remaining NOLS before they expire. In any event, the Company expects that substantial amounts of the NOLS will expire unused.

NOTE 9 -- EARNINGS (LOSS) PER SHARE

     The computation of earnings (loss) per common and common equivalent share is based upon the weighted average number of common shares outstanding during the periods plus (in the periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from stock options and exercise of warrants.

     The fully diluted per share computation reflects the effect of common shares contingently issuable upon the exercise of warrants in periods in which such exercise would cause dilution. Fully diluted earnings (loss) per share also reflect (in the periods in which they have a dilutive effect) additional dilution related to stock options due to the use of the market price at the end of the period, when higher than the average price for the period. Under the reorganization plan as proposed, current shareholder ownership interest will be significantly diluted as more fully discussed in Note 3.

     Fully diluted earnings (loss) per share are the same as primary earnings per share for the periods presented.

NOTE 10 -- PRO FORMA UNAUDITED FINANCIAL INFORMATION

     The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 and the unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 have been prepared giving effect to the sale of the Image Conversion Services (ICS) Division and the consummation of the Plan of Reorganization, including the costs related thereto (collectively, the "Pro Forma Adjustments"), in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). The Company will account for the restructuring using the principles of "fresh start" reporting as required by SOP 90-7. Pursuant to such principles, in general, the Company's assets and liabilities will be revalued. The reorganization value of the Company ("Reorganization Value") plus liabilities excluding debt is the value assigned to total assets. In accordance with SOP 90-7, specific identifiable assets and liabilities will be adjusted to fair market value. Any portion of the Reorganization Value plus liabilities, excluding debt not attributable to specific identifiable assets, will be reported as Reorganization Value in excess of identifiable assets and will be amortized over a three and a half year period. For purposes of the Pro Forma Unaudited Financial Information presented herein, the fair value of specific identifiable assets and liabilities other than debt is assumed to be the historical book value of those assets and liabilities. The Company is in the process of obtaining an appraisal of certain assets to assist in determining their value. The fair value of long-term debt is based on the negotiated fair values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The difference between the revalued assets and the revalued liabilities has been recorded as stockholders' equity with retained earnings restated to zero.

     The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on March 31, 1996. The unaudited Pro Forma Consolidated Statement of Operations for the six months ended March 31, 1996 was prepared as if the Pro Forma Adjustments had occurred on October 1, 1995.

     Other than the Pro Forma Adjustments to exclude the operating results of the ICS Division, no changes in revenues and expenses have been made to reflect the results of any modification to operations that might have been made had the Plan of Reorganization been confirmed on the assumed effective dates of the confirmation of the Plan of Reorganization for presenting pro forma results. The Pro Forma Unaudited Financial Information does not purport to be indicative of the results which would have been obtained had such transactions in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.

                         ANACOMP, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996

                                                                      March 31, 1996 (unaudited)
                                                                      --------------------------
                                                                            Pro Forma
                                                          Historical       Adjustments              Pro Forma
                                                          ----------       -----------              ---------
                                                            (Dollars in thousands except per share amounts)
ASSETS

Current assets:
     Cash..........................................       $  49,259            $(1,250) (a)       $   26,965
                                                                                (6,994) (b)
                                                                                (3,000) (h)
                                                                               (11,050) (i)
     Receivables, net of reserves..................          78,574                 --                78,574
     Inventories...................................          42,535                 --                42,535
     Prepaid expenses and other....................           6,412                 --                 6,412
                                                              -----             ------                 -----
Total current assets...............................         176,780            (22,294)              154,486

Property and equipment (net).......................          36,663                 --                36,663
Long-term receivables..............................           9,133                 --                 9,133
Excess of purchase price over net assets of
     businesses acquired and other  intangibles....         155,473           (155,473) (l)               --
Other assets.......................................          13,942               (601) (c)           13,341
Reorganization value in excess of identifiable assets            --            258,957  (m)          258,957
                                                             ------            -------               -------
                                                           $391,991            $80,589              $472,580
                                                           ========            =======              ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt.............        $381,230          $(350,905) (d)          $30,325
     Accounts payable..............................          52,894             (5,094) (b)           44,800
                                                                                (3,000) (h)
     Accrued compensation, benefits and withholdings         14,369                 --                14,369
     Accrued income taxes..........................          11,334                 --                11,334
     Accrued interest..............................          51,726            (47,134) (d)            4,592
     Other liabilities.............................          48,587             (1,250) (a)           49,437
                                                                                (1,900) (b)
                                                                                 4,000  (h)
                                                            -------           --------               -------
Total    current liabilities.......................         560,140           (405,283)              154,857
                                                            -------           --------               -------

Long-term debt, net of current.....................              --            229,872  (d)          229,872
Other noncurrent liabilities.......................           5,548                 --                 5,548
                                                              -----                                    -----

Total noncurrent liabilities.......................           5,548            229,872               235,420
                                                              -----            -------               -------
Redeemable preferred stock.........................          21,340            (21,340) (f)               --
                                                             ------            -------               -------
Stockholders' equity (deficit):
Common stock.......................................             480               (480) (g)              100
                                                                                   100  (e)
Capital in excess of par value.....................         187,512             82,203  (e)           82,203
                                                                                21,340  (f)
                                                                                   480  (g)
                                                                              (312,764) (j)
                                                                                   (52) (k)
                                                                              (155,473) (l)
                                                                               258,957  (m)
Cumulative translation adjustment..................             (52)                52  (k)               --
Retained earnings (deficit)........................        (382,977)            (4,000) (h)               --
                                                                               312,764  (j)
                                                                                74,213  (i)
Total Stockholders' equity (deficit)...............    ----------------  ---------------       ---------------
                                                           (195,037)           277,340                82,303
                                                           --------            -------                ------
                                                           $391,991            $80,589              $472,580
                                                           ========            =======              ========

              See Notes to the Pro Forma Consolidated Balance Sheet

                         ANACOMP, INC. AND SUBSIDIARIES
                  Notes to Pro Forma Consolidated Balance Sheet
                              As of March 31, 1996
           (Unaudited, dollars in thousands, except per share amounts)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Balance Sheet.

     (a) Represents cash paid the Effective Date to settle certain disputed claims.

     (b) Represents cash paid to SKC America ("SKC"), a supplier to the Company on the Effective Date related to certain amounts payable to SKC.

     (c) For financial reporting purposes, old deferred financing costs of $601 applicable to the old debt securities is being written off to the extraordinary gain as discussed in (i).

     (d) Represents changes in the current portion of long-term debt and related accrued interest as a result of the consummation of the Plan of Reorganization. In accordance with SOP 90-7, the Company's liabilities will be recorded at their estimated fair values as of June 4, 1996, the Effective Date. The fair value of long-term debt is based on the negotiated face values adjusted to present values using discount rates ranging from 11 5/8% to 15%. The change in debt consists of the following:

                                                  Accrued       Current Portion      Long-Term
                                                  Interest      of Long-Term Debt       Debt             Total
                                                  --------      -----------------       ----             -----

Historical Balance                                $51,726           $381,230            $--            $432,956
                                                  -------           --------          --------         --------
Cancellation of Old Revolving Loan                                   (28,043)                           (28,043)
Cancellation of Old Multicurrency Revolving
     Loan                                                            (26,056)                           (26,056)
Cancellation of Old Term Loan                                        (11,863)                           (11,863)
Cancellation of Old Series B Senior Notes                            (53,595)                           (53,595)
Cancellation of Old Senior Subordinated
    Notes                                                           (224,900)                          (224,900)
Cancellation of Old 9% Subordinated Notes                            (10,479)                           (10,479)
Cancellation of Old 13.875% Subordinated
     Debentures                                                      (23,232)                           (23,232)
Cancellation of Old Installment Note                                  (1,313)                            (1,313)
Cancellation of Old Accrued Interest               (47,134)                                             (47,134)
New 11 5/8% Senior Secured Notes due 1999                             28,576            83,614          112,190
New 13% Senior Subordinated Notes due 2002                                             146,258          146,258
                                                   -------          --------           -------         --------
Total Pro Forma adjustments                        (47,134)         (350,905)          229,872         (168,167)
                                                   -------          --------           -------         --------
Pro Forma balance                                  $ 4,592           $30,325          $229,872         $264,789
                                                   =======           =======          ========         ========

Market values of securities have been estimated solely for the purpose of the foregoing computations. The present values of the Company's Installment Note and other are assumed to be equal to their respective face values. The estimated present value of the Company's other long-term debt obligations (which do not constitute or purport to reflect actual market values) were established by the Company. Based on the foregoing, an adjustment of $13,742 was made to reduce the face value of the Senior Subordinated Notes to their estimated present value. The adjustment will be amortized into interest expense over the terms of the Senior Subordinated Notes.

     (e) Reflects issuance of 10,000,000 shares of New Common Stock (par value $.01 per share) at an estimated market price of $82,303 under the terms of the restructuring set forth in the Plan of Reorganization (the "Restructuring").

                                                      Capital in
                                                      Excess of
                                       Common Stock   Par Value      Total
                                       ------------   ---------      -----
To Holders of Old Senior
Subordinated Notes and Old
Subordinated Debentures                    $100        $82,203      $82,303

     (f) Reflects the cancellation of Old Preferred Stock at historical carrying value.

           Historical carrying value                $19,793
           Accrued dividends                          1,547
                                                      -----
           Capital in excess of par value
           adjustment                               $21,340
                                                    =======

     (g) Reflects the transfer from common stock to capital in excess of par value of $480, resulting from the cancellation of 48,013,246 shares of Old Common Stock.

     (h) Reflects a $3,000 cash payment and the recognition of a $4,000 liability related to certain non-recurring fees and expenses incurred in connection with consummating the Plan of Reorganization.

     (i) The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

           Historical carrying value of old debt securities..........  $381,230
           Historical carrying value of related accrued interests.....   47,134
           Write off of old deferred financing costs..................     (601)
           Market value of consideration exchanged for the Old Debt:
                  Plan Securities (Face Value $272,190)............... (258,448)
                  New Common Stock (New shares issued 10,000,000).....  (82,303)
                  Installment Note and other..........................   (1,749)
                  Cash*..............................................   (11,050)
                                                                        -------
                                                                         74,213
           Tax provision..............................................       --
           Extraordinary gain.........................................  $74,213
                                                                        =======

* Represents cash paid on the June 4, 1996, effective date of the Plan of Reorganization, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on Senior Secured Notes and $800 related to payment on the Installment Note.

For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the New Warrants are assumed to have no value.

     (j) In accordance with SOP 90-7, this adjustment reflects the elimination of the accumulated deficit against capital in excess of par value.

     (k) In accordance with SOP 90-7, this adjustment reflects the elimination of deferred translation against capital in excess of par value.

     (l) Reflects the write-off of "Excess of Purchase price Over Net Assets of Businesses Acquired and other intangibles" of $155,473. For fresh start reporting purposes, any portion of the Reorganization Value not attributable to specific identifiable assets will be reported as "Reorganization Value in excess of identifiable assets." (See note
          (m)).

     (m) An estimated Reorganization Value of $350,000, which represents the value of the total assets of the Company less liabilities, excluding debt, is being used to implement "fresh start" reporting. The Reorganization Value in excess of identifiable assets is calculated below.

           Reorganization Value....................................... $350,000
           Plus:    Current liabilities excluding debt (Pro Forma)..    124,532
                    Noncurrent liabilities excluding debt (Pro Forma)     5,548
           Less:    Current assets (Pro Forma)........................ (154,486)
                    Payment on Senior Secured Notes on Effective Date..  (7,500)
                    Noncurrent tangible assets (Pro Forma)............  (59,137)
                                                                        -------
           Reorganization value in excess of identifiable assets.......$258,957
                                                                        ========

          Total Stockholders' Equity, in accordance with SOP 90-7, does not purport to present the fair market value of the common stock of the Company. The Reorganization Value was estimated by the Company based on the range provided by the Company's financial advisor for its reorganization (the "Financial Advisor"). Based on the valuation analysis described below, the Financial Advisor estimated a range of Reorganization Value of between approximately $300,000 and $400,000. The Company used a Reorganization Value of $350,000.

          The valuation methodologies considered by the Financial Advisor are described below:

         Discounted Cash Flow - The Financial Advisor calculated the present value of the after tax unleveled cash flows of the Company using projections prepared by the Company for fiscal years 1996 through 1999. The Financial Advisor estimated the weighted average cost of capital based on the estimated cost of capital of a group of selected publicly traded companies. The Financial Advisor also estimated a terminal value based on the normalized fiscal 1999 after tax unleveled cash flow, the weighted average cost of capital and estimated rates of decline which was included in the present value calculation of the Company's net operating loss carryforward which was included in the estimated range of the reorganization value. The weighted average cost of capital used in the analysis ranged from 12% to 14.5%.

         Selected Publicly Traded Company Market Multiples - The Financial Advisor reviewed the market multiples of a group of selected publicly traded companies. The Financial Advisor reviewed valuation multiples of revenues, EBITDA, EBIT, net income and book value.

         Selected Acquisition Transaction Multiples - The Financial Advisor reviewed the acquisition multiples of a group of selected acquisition transactions. The Financial Advisor reviewed acquisition multiples of revenues, EBITDA, EBIT and net income.

         The Financial Advisor believes that the discounted cash flow analysis is the most appropriate methodology for valuing the Company. The Financial Advisor reviewed the selected publicly traded company market multiples and selected acquisition transaction multiples and believes they are less appropriate methodologies for valuing the Company due to the lack of directly comparable publicly traded companies or directly comparable acquisition transactions.

         The Company's estimate of its Reorganization Value is based upon a number of assumptions, including the assumptions upon which the projections are based. Many of these assumptions are beyond the Company's control, and there may be material variations between such assumptions and the actual facts. Moreover, such estimates should not be relied upon for, nor is it intended as an estimate of, the market price of the Company's securities at any time in the future. The market price of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities.




                         ANACOMP, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 1996


                                                                 Six Months ended March 31, 1996 (unaudited)
                                                                 -------------------------------------------
                                                                            Pro Forma
                                                          Historical       Adjustments              Pro Forma
                                                          ----------       -----------              ---------
                                                              (Dollars in thousands, except per share amounts)
Revenues:
     Services provided.............................         $99,190            $(1,402) (a)          $97,788
     Equipment and supplies........................         156,986               (101) (a)          156,885
                                                            -------             ------               -------
         Total revenues............................         256,176             (1,503)              254,673
                                                            -------             ------               -------
Operating costs and expenses:
     Costs of services provided....................          54,525             (1,078) (a)           53,447
     Cost of equipment sold........................         120,574                (80) (a)          120,494
   Selling, general and administrative.............          47,595               (332) (a)           79,538
                                                                                32,275  (f)
                                                            --------            ------               -------
                                                            222,694            (30,785)              253,479
                                                            -------            -------               -------

Income (loss) before interest, other income,                 33,482            (32,288)                1,194
     reorganization items and income taxes                   ------            -------               -------


Interest income....................................             932                 --                   932
Interest expense and fee amortization..............         (23,785)             2,391  (b)          (21,394)
Other income.......................................           6,644             (6,200) (a)              444
                                                            -------             ------               -------
                                                            (16,209)            (3,809)              (20,018)
                                                            -------             ------               -------
Income (loss) before reorganization items and
     income taxes..................................          17,273            (36,097)              (18,824)
Reorganization items...............................         (23,251)            23,251  (c)               --
Provision for income taxes.........................           3,700                 --                 3,700
                                                              -----             ------                ------

Net loss                                                     (9,678)           (12,846)              (22,524)

Preferred stock dividends and discount accretion...             540               (540) (e)               --
                                                              -----             ------                ------

Net loss available to common                               $(10,218)          $(12,306)             $(22,524)
     Stockholders per share........................        ========           ========              ========


Net loss available to common                                                                          ($2.25)
     Stockholders per share........................                                                   ======


Weighted average common shares outstanding.........                                               10,000,000 (d)
                                                                                                  ==========

         See Notes to the Pro Forma Consolidated Statement of Operations

                         ANACOMP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                     For the six months ended March 31, 1996
                        (Unaudited, dollars in thousands)

The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations.

     (a) The Company sold its ICS division during the six-month period ended March 31, 1996 at a net gain to the Company of $6,200. The Pro Forma Adjustments represent the exclusion of the division's operating activities, revenues and expenses, and the one-time gain during the period.

     (b) Net reduction of interest expense as a result of the Restructuring has been estimated as follows:

           Interest expense on new debt:
                11 5/8% Senior Secured Notes (Face Value $112,190)....  $6,521
                13% Senior Subordinated Notes (Face Value $160,000)... 10,400 Interest on other debt and trade credit arrangements.. 3,328
                Interest accretion on new debt discount...............   1,145
                                                                       -------
                      Subtotal........................................  21,394

                Reversal of actual expense during the six-month period
                      ended March 31, 1996............................ (23,785)
                                                                       -------
                Pro forma adjustment..................................  $2,391
                                                                       =======

               In accordance with SOP 90-7, all debt obligations have been adjusted to estimated present value. The debt premium/discount is being amortized over the term of the applicable debt obligation.

     (c) Represents $23,251 of costs incurred during the six-month period ended March 31, 1996 related to the Reorganization which is being excluded from the pro forma results for the period.

     (d) Pro forma loss per common share is computed based upon 10,000,000 average shares of New Common Stock assumed to be outstanding during the six-months ended March 31, 1996 as if the effective date under the Plan of Reorganization had occurred on October 1, 1995.

     (e) Reflects elimination of preferred dividend requirement based on the cancellation of the Old Preferred Stock under the terms of the Restructuring.

     (f) In accordance with SOP 90-7, the excess Reorganization Value plus liabilities, excluding debt, over amounts allocated to the fair value of identifiable assets (which is assumed to be the historical book value of those assets) has been reflected on the unaudited Pro Forma Consolidated Balance Sheet as an intangible asset. The adjustment shown on the unaudited Pro Forma Consolidated Statement of Operations reflects the amortization of the intangible asset over a three and half year period.


                                                                           Amortization           Six-Month
                                                              Amount          Period            Amortization
                                                              ------         ------            ------------

New Intangible Assets............................           $258,957          3.5 Years            $36,994
Historical Intangible Assets
Amortization.....................................                                                   (4,719)
                                                                                                    ------
                                                                                                   $32,275
                                                                                                   =======

Fees in connection with the Plan of Reorganization directly attributable to the Restructuring of $4,000 have been excluded from pro forma operating results for the six-month period ended March 31, 1996.

The Restructuring adjustments shown on the unaudited Pro Forma Consolidated Statement of Operations exclude the extraordinary gain to be recognized in connection with the Plan of Reorganization and "fresh start" reporting required by SOP 90-7. The extraordinary gain, net of taxes, resulting from the Restructuring has been estimated as follows:

           Historical carrying value of Old Securities................ $381,230
           Historical carrying value of related accrued interests.....   47,134
           Write off of old deferred financing costs..................     (601)
           Market value of consideration exchanged for the old debt:
                  Plan Securities....................................  (258,448)
                  New Common Stock (New shares issued 10,000,000)....   (82,303)
                  Installment Note and other..........................   (1,749)
                  Cash*...............................................  (11,050)
                                                                        -------
                                                                         74,213
           Tax provision..............................................     --
                                                                        -------
           Extraordinary gain.........................................  $74,213
                                                                        =======

* Represents cash paid on June 4, 1996, the effective date of the Plan of Reorganization, consisting of $2,750 related to the Senior Restructuring Premium, $7,500 related to payment on the new Senior Secured Notes, and $800 related to payment on Installment Note.

For tax purposes, the gain related to cancellation of debt will result in a reduction of the Company's net operating loss carryforwards.

Market values of securities exchanged for the old debt have been estimated solely for the purpose of estimating the extraordinary gain detailed above. These estimates should not be relied upon for, nor are they intended as estimates of the market prices of the Company's securities at any time in the future. The market prices of the Company's securities will fluctuate with changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the price of securities. For purposes of the Pro Forma Unaudited Financial Information, the Warrants are assumed to have no value.

=============================================  ================================
No dealer,  salesman or any other  person has
been authorized to give any information or to
make any  representations  other  than  those
contained in this  Prospectus  in  connection
with the offer made by this  Prospectus  and,
if  given  or  made,   such   information  or
representations  must not be  relied  upon as
having  been   authorized   by  the  Company.
Neither the delivery of this  Prospectus  nor         ANACOMP, INC.
any  sale  made  hereunder  shall  under  any
circumstances  create  any  implication  that
there has been no change  in the  affairs  of
the  Company  since  the  date  hereof.  This
Prospectus  does not  constitute  an offer or
solicitation by anyone in any jurisdiction in           Common Stock
which  such an offer or  solicitation  is not        Offered Pursuant to
authorized or in which the person making such        Transferable Rights
offer or  solicitation is not qualified to do        ----------- Shares
so or to anyone to whom it is unlawful to make such offer or solicitation.


           Table of Contents

                                         Page
                                         ----

Available Information.......................2           Prospectus
Prospectus Summary..........................3
Summary Consolidated
   Financial Data...........................5
Risk Factors................................8
The Rights Offering........................10
Use of Proceed.............................11
Price Range of Common Stock................20
Determination of Subscription Price........20
Dividend Policy............................20
Capitalization.............................20
Selected Consolidated Financial Data.......22
Pro Forma Unaudited Financial
    Information............................25
Management's Discussion and
   Analysis of Results of Operations
   and Financial Condition.................37
The Company................................43
Description of Certain Indebtedness........55
Description of Capital Stock...............57
Management.................................59
Security Ownership of Certain
   Beneficial Owners and Management........65
Certain Relationships and Related
   Transactions............................67
Plan of Distribution.......................67
Legal Matters..............................67
Experts....................................68
Index to Consolidated Financial
   Statements..............................F-1


                                                          Dated , 1996


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item  13.  Other Expenses of Issuance and Distribution

     The expenses to be paid by the Registrant in connection with this offering are estimated as follows:

          Registration Fee under the Securities Act of 1933     $
          Printing Expenses
          Financial Advisor Fees and Expenses
          Subscription Agent Fees and Expenses
          Accounting Fees and Expenses
          Legal Fees and Expenses
          Blue Sky Fee and Expenses
          Miscellaneous Expenses                                -------
                   Total                                        $
                                                                =======

Item  14.  Indemnification of Directors and Officers

     The Registrant is empowered by Chapter 37 of the Indiana Business Corporation Law (the "IBCL"), subject to the procedures and limitations therein, to indemnify any person against expenses (including counsel fees) and the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which such person is made a party by reason of such person's being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under a corporation's articles of incorporation or by-laws, vote of directors or stockholders, or otherwise.

     Article IX of the Company's Amended and Restated Articles of Incorporation allows the Company to indemnify any person in connection with any claim, action, suit or proceeding arising by reason of such person's status as a director, officer, employee or agent of the Company or service at the request of the Company as a director, officer, employee, agent or fiduciary of another entity, if such person is wholly successful with respect to the claim, action, suit or proceeding or, if not wholly successful, if such person acted in good faith in what the person reasonably believed to be in the best interests of the Company or at least not opposed to its best interests and, with respect to any criminal proceeding, is determined to have had reasonable cause to believe that such person's conduct was lawful or had no reasonable cause to believe that the conduct was unlawful.

     The foregoing statements are subject to the detailed provisions of the IBCL and the Company's Amended and Restated Articles of Incorporation.

Item 15.  Recent Sales of Unregistered Securities

     None.

Item  16.  Exhibits

2.1 - Third Amended Joint Plan of Reorganization of the Company and certain of its subsidiaries.[FN1]

3.1  - Amended and Restated Articles of Incorporation of the Company.[FN2]

3.2  - Amended and Restated By-laws of the Company.[FN2]

4.1  - Form of Common Stock Certificate.[FN2]

4.2 - Indenture, dated as of June 4, 1996, between the Company and The Bank of New York, as rustee (the "Senior Secured Trustee"), relating to the Company's 11 5/8% Senior Secured Notes ue 1999.[FN2]

4.3 - Form of 11 5/8% Senior Secured Note (included as part of Exhibit 4.2 hereto).[FN2]

4.4 - Application by the Company for Exemption from Section 314(d) of the Trust Indenture ct of 1939, as amended, pursuant to Section 304(d) and Rule 4d-7 thereunder.[FN2]

4.5 - Indenture, dated as of June 4, 1996, between the Company and IBJ Schroder Bank & Trust ompany, as trustee, relating to the Company's 13% Senior Subordinated Notes due 2002.[FN2]

4.6 - Form of 13% Senior Subordinated Note (included as part of Exhibit 4.5 hereto).[FN2]

4.7 - Warrant Agreement, dated as of June 4, 1996, between the Company and Chase Mellon hareholder Services, L.L.C.[FN2]

4.8  - Form of Warrant Certificate.[FN2]

4.9 - Security and Pledge Agreement, dated as of June 4, 1996, by the Company, in favor of he Senior Secured Trustee.[FN2]

4.10 - First Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture iling, dated June 4, 1996, made by Anacomp, Inc., as grantor, in favor of Chicago Title nsurance Company, as trustee, for the benefit of The Bank of New York, as beneficiary.[FN2]

4.11 - First Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated June 4, 1996, made by Anacomp, Inc., as grantor, in favor of Chicago Title Insurance Company, s trustee, for the benefit of The
     Bank of New York, as beneficiary.[FN2]

4.12 - Form of Rights Certificate.  [FN3]

5.1  - Opinion of Cadwalader, Wickersham & Taft.[FN3]

10.1 - Amended and Restated Employment Agreement, effective September 24, 1995, between nacomp, Inc. and P. Lang Lowrey III.[FN4]

10.2 - First Amendment to Amended and Restated Employment Agreement, effective October 1, 995, between Anacomp, Inc. and P. Lang Lowrey III.[FN4]

10.3 - Letter Agreement, dated November 16, 1995, between Anacomp, Inc. and P. Lang Lowrey III.[FN4]

10.4 - Employment Agreement, effective March 1, 1992, between Anacomp, Inc. and Thomas R. immons.[FN5]

10.5 - Common Stock Registration Rights Agreement, dated as of June 4, 1996, by and among the ompany and Holders of Registrable Shares.[FN2]

10.6 - Senior Secured Note Registration Rights Agreement, dated as of June 4, 1996 by and mong the Company and the Holders of Registrable Notes.[FN2]

10.7 - Senior Subordinated Note Registration Rights Agreement dated as of June 4, 1996, by nd among the Company and Holders of Registrable Notes.[FN2]

10.8 - Amended and Restated Master Supply Agreement, dated October 8, 1993, among Anacomp, nc., SKC America, Inc. and SKC Limited.[FN5]

10.9 - Amendment to Amended and Restated Master Supply Agreement dated as of May 17, 1996, among Anacomp, Inc., SKC America, Inc. and SKC Limited.[FN3]

11.1 - Earnings per share.[FN3]

21.1 - Subsidiaries.[FN2]

23.1 - Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).

23.2 - Consent of Arthur Andersen LLP.

24.1 - Powers of Attorney pursuant to which amendments to this Registration Statement may be filed (included in the signature page).

25.1 - Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Senior Secured Trustee.[FN6]

- ----------

[FN1] Previously filed and incorporated by reference to the Company's Form 8-A filed with the Securities and Exchange Commission on May 15, 1996 (File No. 0-7641)

[FN2] Previously filed and incorporated by reference to the Company's Form 8-K filed with the Securities Exchange Commission on June 19, 1996 (File No. 1-8328).

[FN3]   To be filed by amendment.

[FN4] Previously filed and incorporated by reference to the Company's Form 10-K for the year ended September 30, 1995.

[FN5] Previously filed and incorporated by reference to the Company's Form 10-K for the year ended September 30, 1993.

[FN6] Previously filed and incorporated by reference to the Company's Form T-3 filed with the Securities and Exchange Commission on May 7, 1996 (File No. 22-22227).

Item  17.  Undertakings

     Undertakings with Respect to Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Undertakings with respect to Section 430A

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed ot be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on July 30, 1996.


                                    ANACOMP, INC.


                                    By: /S/ P. Lang Lowrey III
                                        P. Lang Lowrey III
                                        President, Chief Executive Officer,
                                        and Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints P. Lang Lowrey III, Donald L. Viles and George C. Gaskin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirmation all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities indicated on the 30th day of July, 1996.

               Signature                 Title
               ---------                 -----



/S/ P. Lang Lowrey III      President, Chief Executive Officer, and
                              Chairman of the Board
P. Lang Lowrey III          (Principal Executive Officer)



/S/ Donald L. Viles         Executive Vice President and Chief Financial Officer
Donald L. Viles             (Principal Financial and Accounting Officer)



/S/ Talton R. Embry         Director
Talton R. Embry



/S/ Darius W. Gaskins, Jr.   Director
Darius W. Gaskins, Jr.



/S/ Jay P. Gilbertson        Director
Jay P. Gilbertson



/S/ Richard D. Jackson       Director
Richard D. Jackson



/S/ George A. Poole, Jr.     Director
George A. Poole, Jr.



/S/ Lewis Solomon            Director
Lewis Solomon




                                  EXHIBIT 23.2

                              ARTHUR ANDERSEN, LLP











As independent public accountants, we hereby consent to the use of our report dated November 10, 1995, except with respect to Note 2 and the second paragraph of Note 22, as to which the date is June 4, 1996, and to all references to our Firm included in this registration statement.





                                            Arthur Andersen, LLP



Indianapolis, Indiana
July 30, 1996